                         COMMONWEALTH OF MASSACHUSETTS

                  DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY

                              D.T.E. 98- ________




                              EASTERN ENTERPRISES


                             COLONIAL GAS COMPANY




                   Joint Petition of Eastern Enterprises and

                             Colonial Gas Company

                            For Approval of Merger




                               December 24, 1998

                         COMMONWEALTH OF MASSACHUSETTS

                  DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY

___________________________________
                                   )
Eastern Enterprises                )
and                                )         D.T.E. 98- ___
Colonial Gas Company               )
___________________________________)


            JOINT PETITION OF EASTERN ENTERPRISES, MERGER SUB, AND
                  COLONIAL GAS COMPANY FOR APPROVAL OF MERGER

     Now come Eastern Enterprises ("Eastern"), Colonial Gas Company ("Colonial"), and Merger Sub (together, the "Parties"), and respectfully move that the Department of Telecommunications and Energy (the "Department") approve the following:

     (1)  the merger of Merger Sub and Colonial, pursuant to G.L. c. 164, (S)
          96;

     (2)  Colonial's Rate Plan, pursuant to G.L. c. 164, (S) 94; and

     (3) Merger Sub's issuance and sale of 100 shares of common stock, $1.00 par value, to Eastern in exchange for consideration of $100, pursuant to G.L. c. 164, (S) 14.

     In addition, Eastern and Colonial request that the Department determine that any transfer of Colonial's franchise that may be deemed to occur as a result of the merger and related transactions is approved in accordance with G.L. c. 164, (S) 96, and therefore, no approval by the Massachusetts General Court is required under G.L. c. 164, (S) 21.

In support thereof, the Parties state the following:

1. Merger Sub is a gas company to be formed under G.L. c. 164, (S) 1, with a principal place of business in Boston, Massachusetts. Merger Sub will be a wholly owned subsidiary of Eastern.

2. Eastern is a Massachusetts business trust established and existing under a Declaration of Trust dated July 18, 1929, as amended, with a principal place of business in Weston, Massachusetts.

3. Colonial is a Massachusetts gas company, pursuant to G.L. c. 164, (S) 1, with a principal place of business in Lowell, Massachusetts.

4. Eastern and Colonial have entered into an Agreement and Plan of Reorganization dated as of October 17, 1998 (the "Merger Agreement"), which is subject to necessary approvals of government regulatory authorities having jurisdiction, providing for the merger of Colonial into Merger Sub. As a result of the Merger Agreement, Colonial will become a wholly owned subsidiary of Eastern. A copy of the Merger Agreement is enclosed herewith as Attachment 1.

5. The Merger Agreement sets forth the following sequence of events that will result in Colonial becoming a wholly owned subsidiary of Eastern:

     (a) On February 10, 1999, Colonial stockholders will vote on the approval of the Merger. Also on February 10, 1999, Eastern's shareholders will vote on the approval of the issuance of stock necessary to accomplish the Merger.

     (b) Eastern shall cause Merger Sub to be incorporated and to adopt charter documents and other organizational documents as may be necessary or appropriate to effect the purpose of the Merger.

     (c)  The Department will review the proposed Merger and Rate Plan.

     (d) Upon receipt of the necessary regulatory approvals, Merger Sub will issue and sell 100 shares of common stock, $1.00 par value, to Eastern in exchange for consideration of $100.

     (e) Upon receipt of the necessary regulatory approvals and the filing of the Articles of Merger, Colonial will be merged with and into Merger Sub in accordance with the laws of the Commonwealth of Massachusetts. Merger Sub will be the surviving corporation in the merger and will operate as "Colonial Gas Company" under the laws of the Commonwealth of Massachusetts.

     (e) By virtue of the Merger, each outstanding share of Colonial common stock will be automatically converted into the right to receive one of the following: (i) $37.50 in cash, without interest; or (ii) a number of shares of Eastern common stock to be determined by dividing $37.50 by an amount equal to the average closing price of Eastern common stock for a specified period prior to the effective date of the merger. Cash consideration will be paid in lieu of fractional shares of Eastern common stock. If such average closing price of Eastern common stock is less than $37.56 or greater than $47.80, each share of Colonial common stock not converted into cash will be converted into the right to receive 0.998 or 0.785 shares of Eastern common stock, respectively.

     (f) Although the holders of Colonial common stock may indicate the preferred form of payment for their shares, as stated above, this election is subject to the limitations that the total amount of consideration payable in cash is fixed at $150 million, and therefore, no more than 4,000,000 shares of Colonial common stock may be converted into cash consideration in the merger. In addition, in order for the merger to qualify as a tax-free reorganization, the aggregate amount of cash consideration or shares of Eastern common stock paid to Colonial stockholders may be adjusted to ensure that at least 45 percent of the aggregate consideration is paid with shares of Eastern common stock.

     (g) Upon the completion of the conversion of Colonial common stock into cash or Eastern common stock, as described above, Colonial will become a wholly owned subsidiary of Eastern.

6. Merger Sub's issuance and sale of 100 shares of its common stock to Eastern is reasonably necessary for the purpose for which such issue of stock has been authorized - namely, for the purpose of effecting the merger transaction.

7.   Consummation of the merger is subject to the conditions set forth in
     Article 6 of the Merger Agreement.

8. Votes of the stockholders of Colonial approving the Merger Agreement and the terms thereof will be provided to the Department immediately upon their receipt. A vote of Colonial's stockholders is scheduled for February 10, 1999.

9.   The testimony of Messrs. Walter J. Flaherty, Nickolas Stavropoulos, James
     D. Hempstead, Joseph F. Bodanza, and William R. Luthern, explaining in detail the proposed transaction and its expected benefits, is enclosed herewith as Exhibits WJF-1, JDH-1, NS-1, JFB-1, and WRL-1, respectively.

10. The Rate Plan for Colonial's customers is submitted for Department approval, pursuant to G.L. c. 164, (S) 94, as fully described in the testimony of Mr. Bodanza (Exhibit JFB-1). The Rate Plan provides for a 2.2 percent reduction in the total burner-tip price paid by Colonial customers in the first full year following the merger. In addition, the Rate Plan establishes a ten-year freeze in Colonial's base rates, which will provide customers with significant price stability and additional savings through the avoidance of base-rate increases that customers would have otherwise experienced. The Rate Plan also includes the approval of a structure that will afford Eastern and Colonial a reasonable opportunity to recover merger-related costs. As discussed in detail by Mr. Bodanza, the 2.2 percent reduction in the overall burner-tip price of gas will be provided to Colonial's customers through gas cost savings of approximately $37 million, which will result from the attainment of synergies and efficiencies in the gas-supply function. The ten-year base-rate freeze will provide Colonial customers with additional benefits of approximately $127.6 million, as well as savings resulting from the avoidance of certain technology-related capital investments totaling $12.5 million. In total, Colonial's customers will receive benefits of approximately $177.1 million, or $116 annually per customer, over the ten-year period of the Rate Plan.

11. It is necessary, expedient and in the public interest for the Merger Agreement to be approved by the Department in order to provide long-term advantages to Colonial, its shareholders, customers and employees, and Eastern, its shareholders, customers of Boston Gas Company ("Boston Gas") and Essex Gas Company ("Essex Gas"), wholly owned subsidiaries of Eastern, and Eastern's employees (including employees of Boston Gas and Essex Gas).

WHEREFORE, the Parties respectfully request that the Department:

     a. Determine that the proposed merger and the terms thereof are consistent with the public interest;

     b. Approve the Merger Agreement and the merger of Colonial into Merger Sub, pursuant to G.L. c. 164, (S) 96;

     c. Vote pursuant to G.L. c. 164, (S) 14 that the proposed issuance of 100 shares of Merger Sub common stock, $1.00 par value, to Eastern is reasonably necessary for the purposes stated;

     d. Approve and authorize, pursuant to G.L. c. 164, (S) 14, the issuance by Merger Sub of 100 shares of Merger Sub common stock to Eastern in consideration of $100 by Eastern;

     e. Approve the Rate Plan, pursuant to G.L. c. 164, (S) 94, as just and reasonable and consistent with the public interest.

     f. Confirm that Merger Sub, as the surviving corporation of the merger between Merger Sub and Colonial, will operate under the name of "Colonial Gas Company" and continue to have all the franchise rights and obligations that were previously held by Colonial, and that further action, pursuant to G.L. c. 164, (S) 21, is not required to consummate the merger; and

     g.   Issue such other and further orders as may be necessary.

                                       Respectfully submitted,

                                       JOINT PETITIONERS:

                                       EASTERN ENTERPRISES
                                       COLONIAL GAS COMPANY

                                       By their attorneys,

                                       /s/ Robert J. Keegan
                                       -----------------------------------------
                                       Robert J. Keegan, Esq.
                                       Robert N. Werlin, Esq.
                                       Cheryl M. Kimball, Esq.
                                       Keegan, Werlin & Pabian, LLP
                                       21 Custom House Street
                                       Boston, MA  02110
                                       (617) 951-1400

                                       and

                                       EASTERN ENTERPRISES

                                       By its attorney,


                                       /s/ L. William Law, Jr.,
                                       -----------------------------------------
                                       L. William Law, Jr., Esq.
                                       Senior Vice President and General Counsel
                                       Eastern Enterprises
                                       9 Riverside Road
                                       Weston, MA  02193
                                       (781) 647-2300

Dated:  DECEMBER 24, 1998

                   EASTERN ENTERPRISES/COLONIAL GAS COMPANY

                        TESTIMONY OF WALTER J. FLAHERTY

                                D.T.E. 98-____



I.   INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is Walter J. Flaherty. My business address is 9 Riverside Road, Weston, Massachusetts 02493.

Q.   BY WHOM ARE YOU EMPLOYED, AND IN WHAT CAPACITY?

A. I am Senior Vice President and Chief Financial Officer of Eastern Enterprises ("Eastern"). I am also a Director of Boston Gas Company ("Boston Gas") and Essex Gas Company ("Essex Gas").

Q. HAVE YOU PREVIOUSLY TESTIFIED BEFORE THE DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY?

A. Yes. Prior to joining Eastern in 1991, I was Senior Vice President of Administration at Boston Gas. As an officer and employee of Boston Gas, I testified in numerous proceedings before the Department of Public Utilities, predecessor to the Department of Telecommunications and Energy (the "Department"). Most recently, I testified in Eastern-Essex
                                                        -------------
     Acquisition, D.T.E. 98-27 (1998).
     -----------

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. The purpose of my testimony is to describe various aspects of the proposed acquisition by Eastern of Colonial Gas Company ("Colonial"), including: (i) a

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                          Page 2

     background description of Eastern; (ii) Eastern's rationale for the acquisition of Colonial and the cost savings and other benefits that will accrue as a result of the transaction; (iii) a description of the transaction, as set forth in the Merger Agreement dated October 17, 1998; and (iv) a summary of the required regulatory approvals necessary to effect the merger.

II.  BACKGROUND OF EASTERN ENTERPRISES

Q.   PLEASE DESCRIBE THE BACKGROUND AND OPERATIONS OF EASTERN ENTERPRISES.

A. Eastern is an unincorporated voluntary association (commonly referred to as a "Massachusetts business trust") established and existing under a Declaration of Trust dated July 18, 1929, as amended. Eastern's principal subsidiaries are Boston Gas, Essex Gas and Midland Enterprises, Inc. ("Midland").

     Eastern's gas distribution companies consist of Boston Gas and Essex Gas. Boston Gas is engaged in the transportation and sale of natural gas to approximately 530,000 residential, commercial and industrial customers in Boston, Massachusetts and 73 other communities in eastern and central Massachusetts. Boston Gas has been in business for 175 years and is the second oldest gas company in the United States. Since 1929, all of the common stock of Boston Gas has been owned by Eastern. Essex Gas was organized in 1853 under the laws of the Commonwealth of Massachusetts and currently operates in the cities of Haverhill, Newburyport and Amesbury, as well as 14 other municipalities

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                          Page 3

     covering an area of approximately 280 square miles. The service area of Essex Gas is primarily composed of residential communities with a number of small commercial and diversified light industrial businesses. Essex Gas sells natural gas to approximately 42,000 customers in its service area. Essex Gas became a subsidiary of Eastern on September 30, 1998.

     Midland transports coal and other dry bulk commodities on the Ohio and Mississippi Rivers and their tributaries, the Gulf Intracoastal Waterway and the Gulf of Mexico using a fleet of about 2,400 barges and 87 towboats. During 1997, Eastern also formed two new subsidiaries to take advantage of opportunities being created by the restructuring of the energy industry. ServicEdge Partners, Inc., ("ServicEdge") is a fuel-neutral, full-service provider of heating, ventilation and air-conditioning products and services and AMR Data Corporation ("AMR Data") provides meter services to electric, gas and water utilities throughout the Northeast.

     Eastern will also be forming Merger Sub, as a Massachusetts corporation and gas company under G.L. c. 164, (S) 1, which will be a wholly owned subsidiary of Eastern for the specific purpose of effecting the transactions contemplated by the merger, as described below.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                          Page 4

III. THE DECISION TO ACQUIRE COLONIAL GAS COMPANY

Q. IN GENERAL, WHAT ARE THE BENEFITS THAT MERGERS AND ACQUISITIONS CAN PROVIDE TO UTILITY CUSTOMERS?

A. Utility mergers and acquisitions throughout the United States have produced substantial benefits to customers in the form of operational synergies and cost savings that have either reduced customer rates and/or slowed the growth of such rates. These cost savings are generally not achievable in the absence of a merger or other business combinations because such savings are typically attained as a result of integrating various corporate, administrative and field functions, re-optimizing energy resources and taking advantage of economies of scale, improved financial strength, operational diversity, and other related opportunities that help to reduce the cost of providing utility service. Eastern's recent acquisition of Essex Gas supports this analysis in that Essex Gas customers are currently receiving the benefit of a 5 percent burner-tip price reduction and a ten-year base rate freeze.

Q.   WHAT IS THE DURATION OF THESE BENEFITS TO CUSTOMERS?

A.   The customer benefits that are created, i.e., lower costs, improved
                                             ----
     efficiency, and better service, are direct and permanent. Although transaction and other "up-front" costs are incurred to achieve these customer benefits, the magnitude and permanence of the benefits generally produces value for customers that far outweighs the associated one-time costs. As described below, and in the

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                          Page 5

     testimony of Mr. Bodanza, Colonial's customers will receive substantial and lasting benefits as a result of Eastern's acquisition of Colonial.

Q.   WHAT FACTORS PLAYED A ROLE IN EASTERN'S DECISION TO ENGAGE IN THIS
     TRANSACTION?

A. As competition intensifies and gas distribution utilities fully unbundle at the local level, the keys to success are increasing gas throughput, improving productivity, controlling costs and providing quality customer service, especially in a performance-based regulatory environment. The value of Eastern's investment in its gas operations, and in turn, our shareholders' investment in Eastern, is maintained and potentially enhanced as long as we are able to achieve those objectives. Fortunately, New England is experiencing above-average growth rates for natural gas. At the same time, however, size and scale are critical to achieving the necessary productivity and cost efficiencies to support our growth initiatives, as is investment in new technology and infrastructure. Utilities, in general, are characterized by a high level of fixed costs. Spreading those fixed costs over a larger base of customers and/or unit throughput will reduce prices and enhance competitiveness.

     The gas utility industry in Massachusetts, including Boston Gas and Colonial, has made substantial strides in reducing costs and improving productivity as a result of re-engineering efforts and cost-reduction initiatives. However, the attainment of significant incremental customer savings now has to come from consolidation

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                          Page 6

     and rationalization of the industry. Such efforts are essential in order to remain competitive. The integration of Essex Gas is a good example of the significant level of incremental benefits available only as a result of the merger.

     In sum, Eastern believes that utility consolidation provides an opportunity to reduce costs, lower prices, enhance service for customers and preserve competitiveness. Consolidation is a critical and beneficial strategy, because it represents a win-win situation for customers and shareholders as demonstrated in the Eastern/Essex Gas merger. Eastern's acquisition of Colonial will further that strategy, consistent with the regulatory goals of the Department, by improving efficiency and lowering costs for customers in the long term.

Q. WHAT SPECIFIC BENEFITS DOES EASTERN ENVISION WILL RESULT FROM THE PROPOSED ACQUISITION OF COLONIAL?

A.   In Eastern-Essex Gas Acquisition, the Department construed the public
        -----------------------------
     interest standard embodied in G.L. c. 164, (S) 96 as requiring a demonstration that "no net harm" would result from the proposed merger. As proposed herein, Eastern's acquisition of Colonial meets and exceeds that test. Eastern believes that substantial benefits for customers can and will be achieved through mergers and acquisitions, and has structured the transaction with Colonial so that customers would experience both near- and long-term benefits.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                          Page 7

     Although Colonial has a strong reputation, both within the industry and its service territory, as a well-managed, financially sound utility providing quality service to its customers, the merger presents opportunities to Colonial for achieving economies of scale by operating as a sister company to Essex Gas and Boston Gas, the latter of which has a service territory that is partially contiguous to Colonial's Greater Lowell service territory. As a result of the merger, customers of all three companies will benefit substantially from increased supply options and enhanced purchasing power. The ability to dispatch across the combined distribution systems will increase flexibility, enable the optimization of existing gas-supply resources, encourage and facilitate more efficient purchasing decisions and secure the ability to exercise broader system control. The expanded supply portfolio will also increase overall reliability in all service territories. These gas supply synergies are described in detail in the testimony of Mr. Luthern.

     In addition, the merger presents an opportunity to realize cost savings as a result of reduced operation and maintenance ("O&M") expenses, i.e.,
                                                                     ----
     corporate, administrative and operational expenses. These opportunities are discussed in greater detail in the testimony of Mr. Bodanza. In short, the acquisition of Colonial will allow Eastern to capture valuable synergies that exist between the distribution systems and to transform such efficiency gains into cost savings, lower rates and a more flexible and reliable distribution system for all customers.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                          Page 8

Q.   WHAT ARE THE BENEFITS EASTERN IS TRYING TO ACHIEVE THROUGH ITS RATE PLAN?

A. As described in greater detail in Mr. Bodanza's testimony, the Rate Plan provides that Colonial's base rates will be frozen for a period of ten years, which will provide customers with significant price stability and additional savings through the avoidance of rate increases that customers would have otherwise experienced. Mr. Bodanza, in his testimony, estimates that the benefits that customers will derive from this rate freeze will be approximately $127.6 million. Further, Colonial's customers will benefit from the reduced costs associated with synergies in gas supply totaling $37.0 million over the ten-year rate freeze period. In addition, Colonial's customers will benefit from avoided technology investments totaling approximately $12.5 million, for a total customer benefit of $177.1 million over the ten-year rate freeze period. At the same time, the Rate Plan allows Eastern's shareholders a reasonable opportunity to recover their investment.

Q. HOW WAS EASTERN'S DECISION TO ACQUIRE COLONIAL INFLUENCED BY THE DEPARTMENT'S POLICY DETERMINATIONS IN THE ESSEX GAS AND BAY STATE GAS COMPANY MERGERS?

A. For Eastern, the policy determinations embodied in the Department's orders in Eastern-Essex Gas Acquisition, D.T.E. 98-27 (1998) and Northern Indiana
        -----------------------------                          ----------------
     Public Service Company/Bay State Gas Company, D.T.E. 98-31 (1998), were
     --------------------------------------------
     both encouraging and instructive with regard to its acquisition of Colonial. In Eastern-
                   --------

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                          Page 9

     Essex Gas Acquisition, the Department found that approval of a ten-year
     ---------------------
     rate freeze would yield significant benefits to customers and that the proposed merger would provide customers with gas cost savings that would be unavailable in the absence of the merger. D.T.E. 98-27, at 66. The Department also found that transaction costs, merger-integration costs and the acquisition premium represented real costs for Eastern's shareholders, which must be factored into the overall balance of costs and benefits resulting from the merger. Id. at 68. In making these findings, the
                                --
     Department recognized that in a more competitive environment, "firms will evolve in size and scope in a way that maximizes efficiency over time" and that its long-standing prohibition against the recovery of an acquisition premium posed a regulatory barrier to such consolidation. Id. at 69-70.
                                                                --
     Thus, for Eastern, the Essex Gas and Bay State decisions represent a fundamental policy determination by the Department that mergers and acquisitions have the potential to provide significant and lasting benefits to customers, and that recovery of a reasonable acquisition premium is a "worthwhile investment" in obtaining greater efficiencies for the future benefit of customers. Id. at 70.
                            --

     Accordingly, Eastern views the acquisition of Colonial as instrumental in giving effect to the Department's policy objectives set forth in the Essex Gas and Bay State merger cases. As such, Eastern has structured both the merger transaction

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                         Page 10

     and the Rate Plan, as discussed in Mr. Bodanza's testimony, to be consistent with the guidelines and precedent established by the Department in the Essex Gas and Bay State merger cases. In that regard, the Rate Plan has been structured so as to insulate customers from the financial or economic risk associated with the ability of Eastern to attain synergies in Colonial's operations that are sufficient to compensate Eastern for its merger-related cost investment. Following the expiration of the ten-year base-rate freeze, Eastern will be allowed to recover merger-related costs where it has achieved synergies sufficient to allow for recovery of those costs. If, following the ten-year period demonstrated synergies are not equal to or greater than the annual required synergies, Eastern will bear the risk of recovering its merger investment. Thus, Eastern's acquisition of Colonial, will enable Eastern to preserve shareholder investment while maximizing efficiencies for the benefit of customers.

IV.  DESCRIPTION OF THE ACQUISITION PROCESS

Q. PLEASE SUMMARIZE THE TERMS OF THE MERGER AND THE CREATION AND FUNCTION OF MERGER SUB.

A. Pursuant to the terms of the Merger Agreement, Eastern will create and incorporate Merger Sub as a wholly owned subsidiary. Colonial will then be merged into Merger Sub, with Merger Sub, as the surviving corporation, continuing as a wholly owned subsidiary of Eastern. Merger Sub will operate under the name "Colonial Gas Company." Each share of Colonial common stock

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                         Page 11

     will be canceled and extinguished and automatically converted into the right to receive at the effective time of the merger one of the following:
     (1) the per-share cash amount of $37.50; (2) a number of shares of Eastern common stock, $1.00 par value, pursuant to an exchange ratio determined at the time of the transaction; or (3) a combination of cash and shares.

     Although the holders of Colonial common stock may indicate the preferred form of payment for their shares, this election is subject to limitations that ensure that the total amount of consideration payable in cash is fixed at $150 million, and therefore, no more than 4,000,000 shares of Colonial common stock may be converted into cash consideration in the merger. Thus, to the extent that cash elections exceed $150 million, Colonial's shareholders will receive a pro-rata combination of cash and shares of Eastern common stock. In addition, the aggregate amount of cash consideration or shares of Eastern common stock paid to Colonial may be adjusted to ensure that at least 45 percent of the aggregate consideration consists of shares of Eastern common stock.

     The actual number of Eastern shares to be issued will be adjusted to ensure that the value of Eastern common stock to be issued for each Colonial share will not be less than $37.56, nor more than $47.80, based upon the average market price of Eastern shares during a specified ten-day period prior to closing.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                         Page 12

Q. WHAT IS THE NATURE OF THE INVESTMENT REQUIRED TO ATTAIN THE BENEFITS ASSOCIATED WITH THE TRANSACTION?

A. As described in the testimony of Messrs. Hempstead and Bodanza, the investment required to obtain the benefits associated with Eastern's acquisition of Colonial is represented by three categories of costs: (1) transaction costs incurred in developing, executing and obtaining the necessary approvals for the merger; (2) integration costs incurred to achieve the synergies that will reduce the cost of Colonial's operations; and (3) the cost to Eastern's shareholders for the acquisition, i.e., the
                                                                     ----
     premium over book value received by Colonial's shareholders. As described in Mr. Bodanza's testimony, transaction costs and merger-integration costs in this case are estimated to be $28.2 million.

Q.   WHAT WILL BE THE RESULTING ACQUISITION PREMIUM?

A. The acquisition premium is calculated by taking the difference between Colonial's book value of $14.11 per share and the purchase price of $37.50 per share, and multiplying this difference by the 8,853,349 shares of Colonial common stock issued and outstanding as of November 18, 1998 (the date of the proxy filing statement with the Securities and Exchange Commission ("SEC")). The resulting premium of $207.2 million includes $8.0 million for the portion of the acquisition premium associated with Transgas, Inc., Colonial's non-utility LNG transport affiliate. Thus, an up-front acquisition premium of $199.2 million will be paid to accomplish the acquisition of Colonial's gas distribution business.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                         Page 13

Q. DOES THE UP-FRONT ACQUISITION PREMIUM EQUAL THE TOTAL SYNERGIES REQUIRED BY EASTERN TO MAINTAIN EARNINGS AT A PRE-MERGER LEVEL?

A. No. The payment of an acquisition premium has an unavoidable impact on the earnings of the acquiring company. In this case, there are two important considerations that must be taken into account in evaluating the impact of the acquisition premium on Eastern's earnings.

     First, as described by Mr. Bodanza, the transaction will be recorded using purchase accounting, and therefore, the acquisition premium will be recorded on the books of Colonial and amortized as an annual charge to earnings of approximately $5 million. This charge is not tax deductible. Therefore, in order to achieve after-tax earnings sufficient to recover the amortized amount, it is necessary to "gross-up" the $5 million charge by a tax factor of 1.6454. On a gross-up basis, synergies of approximately $8.2 million must be retained by shareholders to offset the negative impact of these costs on earnings as a result of the merger.

     In addition, in order to effect the transaction and to attain the resultant benefits for customers, Eastern's shareholders will invest $144 million in cash in the gas distribution operations of Colonial in order to accomplish the transaction. This $144 million in cash has been available to Eastern for investment since the divestiture of businesses unrelated to Eastern's core gas-distribution and marine-transportation operations. Eastern has invested these funds in high-quality, short-

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                         Page 14

     term liquid investments yielding a modest annual return of approximately
     5.5 percent, which reflects the relatively low-risk associated with that type of investment. In this proceeding, Eastern seeks to be made whole for only the return it currently earns on the cash portion of its investment, rather than the expected return on equity from investments in gas distribution operations. In order to maintain the historical return for Eastern's shareholders after the merger, average annual retained synergies of $4.1 million are required. These calculations are discussed further in Mr. Bodanza's testimony.

     In order to justify shareholder investment in this transaction, Eastern must be careful to evaluate whether the level of earnings associated with its common stock prior to the merger will be maintained following the merger. In this case, as discussed in Mr. Hempstead's testimony, an assessment as to the overall impact of the acquisition on the earnings of Eastern must take into consideration both the 40-year amortization period of the acquisition premium, which results in an annual charge to earnings of $5 million, and the loss in earnings associated with the conversion of a $144 million investment in short-term money markets to an investment in the operations of Colonial. These considerations also form the basis of Mr. Hempstead's earnings-dilution analysis, which is designed to assess the overall impact of the merger on the earnings of Eastern, given that the transaction

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                         Page 15

     will be accomplished through a combination of cash consideration and the issuance of Eastern shares of common stock.

     Thus, in order to accomplish this transaction, Eastern's shareholders will need to retain a total of $15.2 million annually on average for ten years, and $12.3 million annually on average over the following 30-year period.

Q. IS CONSUMMATION OF THE MERGER DEPENDENT ON RECOVERY OF THE ACQUISITION PREMIUM AND THE RELATED COSTS?

A. Yes. Currently, Eastern's shareholders receive a particular level of earnings associated with their shares and have legitimate expectations with regard to future earnings and earnings growth. Our financial objectives, which are articulated each year in our annual report to shareholders, reflect earnings and cash flow growth at a rate of 5 to 10 percent above inflation, and a return on equity of 12 to 15 percent. In this case, Eastern seeks only to maintain the level of earnings available to shareholders prior to the merger by recovering the direct costs associated with its investment in Colonial. Eastern's shareholders will experience dilution in the value of their shares, unless they are afforded a reasonable opportunity to recover these costs by retaining demonstrated synergies. Because Eastern is obligated to ensure that the earnings value of its shares of common stock does not decline as a result of the merger, Eastern requires a reasonable opportunity to achieve and retain synergies sufficient to recover the merger-related investment.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                         Page 16


V.   REGULATORY APPROVALS REQUIRED

Q.   WHAT REGULATORY APPROVALS ARE REQUIRED FOR COMPLETION OF THE MERGER?

A. There are several regulatory approvals required for consummation of the merger, including those of the SEC and the Department. In addition to regulatory approvals, Eastern's shareholders must approve the proposed issuance of stock to accomplish the merger and Colonial's shareholders must approve the merger. These shareholder meetings are currently scheduled for February 10, 1999.

Q.   WHAT SPECIFIC APPROVALS ARE NEEDED FROM THE SEC?

A. Pursuant to the Public Utility Holding Company Act of 1935, the SEC must approve the acquisition by Eastern of the common stock of Colonial, pursuant to the Merger Agreement. In addition, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger is subject to expiration of a waiting period (30 days, subject to an extension), during which the Federal Trade Commission and the Department of Justice may review any antitrust issues that are raised by the merger.

Q.   WHAT ARE THE SPECIFIC APPROVALS REQUESTED OF THE DEPARTMENT?

A.   Eastern seeks the following approvals and determinations from the
     Department:


     (1) Approval of the merger between Merger Sub and Colonial, as provided for by the terms of the Merger Agreement, consistent with the public interest pursuant to G.L. c. 164, (S) 96;

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                               December 24, 1998
                                                                         Page 17

     (2) Approval of the issuance of 100 shares of common stock, par value of $1.00, by Merger Sub to Eastern pursuant to G.L. c. 164, (S) 14;

     (3)  Approval of Colonial's proposed Rate Plan, pursuant to G.L. c. 164,
          (S) 94; and

     (4) A determination that any transfer of Colonial's franchise that may be deemed to occur as a result of the merger and related transactions is approved in accordance with G.L. c. 164, (S) 96, and therefore, no approval by the Massachusetts General Court is required under G.L. c. 164, (S) 21.

          See Eastern-Essex Acquisition, D.T.E. 98-27, at 75.
          --- -------------------------

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes, it does.

                     EASTERN ENTERPRISES/COLONIAL COMPANY

                      TESTIMONY OF NICKOLAS STAVROPOULOS

                                D.T.E.  98____


I.   INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is Nickolas Stavropoulos. My business address is 40 Market Street, Lowell, Massachusetts 01852.

Q.   BY WHOM ARE YOU EMPLOYED, AND IN WHAT CAPACITY?

A. I am Executive Vice President of Finance and Marketing, and Chief Financial Officer of Colonial Gas Company ("Colonial"). I am also a Director of Colonial.

Q.   HAVE YOU PREVIOUSLY TESTIFIED IN PROCEEDINGS BEFORE THE DEPARTMENT?

A. Yes. As an officer and employee of Colonial, I have testified in numerous proceedings before the Department of Public Utilities, predecessor to the Department of Telecommunications and Energy (the "Department"). I most recently testified in Colonial Gas Company, D.T.E. 97-112.
                           --------------------

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY IN THIS PROCEEDING?

A. The purpose of my testimony is: (i) to describe the background of Colonial and the rationale for the merger of Colonial with Eastern Enterprises ("Eastern"); (ii) to provide an overview of the process undertaken to effect that merger; (iii) to explain the benefits of the merger for Colonial's customers; (iv) to co-sponsor the Rate Plan submitted by Eastern and Colonial in this case, which is an integral part

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                          Page 2

     of the overall merger plan; and (v) to describe Colonial's historic service-quality metrics and assure the Department of Colonial's commitment to maintaining high service-quality levels after consummation of the merger transaction.

Q.   PLEASE PROVIDE A BRIEF DESCRIPTION OF COLONIAL GAS COMPANY.

A. Colonial is a local gas distribution company ("LDC"), regulated by the Department as a "gas company," pursuant to G.L. c. 164, (S) 1. Colonial was organized in 1849 under the laws of the Commonwealth of Massachusetts and currently operates in 24 municipalities located northwest of Boston and on Cape Cod. Colonial's service area is approximately 622 square miles in size and, of its approximately 152,000 customers, roughly 90 percent are residential accounts.

II.  THE DECISION MAKING PROCESS OF COLONIAL TO ENTER INTO THIS MERGER

Q.   PLEASE EXPLAIN WHY COLONIAL DECIDED TO PURSUE A MERGER AT THIS TIME.

A. Over the past several years, Colonial's Board of Directors (the "Board") and the management of Colonial have closely followed developments in the gas utility industry with a particular focus on the evolution of natural gas regulatory policies. As industry restructuring initiatives have been developed and implemented, Colonial has carefully considered the impact of such initiatives on Colonial's business strategy and options going forward. Colonial has experienced significant growth over the past several years, while controlling costs and improving productivity, which has enabled Colonial to avoid a base-rate case since 1993.

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                          Page 3

     However, with the unbundling of LDC services, the implementation of customer choice programs, the transfer of the gas supply merchant function to unregulated marketers and the business operating restrictions that result from application of the Department's standards of conduct, it has become increasingly clear to Colonial that its best opportunity to achieve significant incremental cost savings would be through a business combination.

     As Colonial evaluated its existing position, it became evident that the savings it could attain through the creation of economies of scale and/or scope would be far greater with more expansive operations than the savings Colonial could achieve on its own. As a result of this analysis, the Board, in conjunction with Colonial management, concluded that it should further investigate the benefits that could potentially result from a business combination with a larger organization to determine if such a strategy would be in the overall best interest of the Company's customers, shareholders and employees.

Q.   WHAT PROCESS DID COLONIAL UNDERTAKE TO PURSUE AND AGREE TO A MERGER
     PARTNER?

A. Over the past several years, Colonial's Board has, from time to time, discussed the option of merging with another organization, but each time had decided to remain independent. However, following the announcement in December 1997 of the proposed acquisition of Essex Gas Company ("Essex Gas") by Eastern, and of Bay State Gas Company ("Bay State Gas") by Northern Indiana Power Service

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                          Page 4

     Company ("NIPSCO"), the Board decided to reassess Colonial's strategic options and evaluate more closely a possible business combination transaction. Colonial closely analyzed the proposed mergers of Eastern and Essex Gas, and NIPSCO and Bay State Gas, and recognized that significant savings and customer benefits could be realized through such a business combination. In order to retain the option of remaining independent, the Board approved at that time the creation of a holding company structure and the submission of the holding company formation proposal to Colonial's stockholders for approval (see Colonial Gas Company, D.T.E. 98-71).
                                --- -------- -----------

     In March 1998, the Board retained Salomon Smith Barney, Inc., a well-recognized investment banking firm, to assist in the exploration of strategic options. Through the spring of 1998, Colonial considered several options, including: (1) continuing its independent course; (2) merging with a larger regional gas distribution company or electric company; (3) merging with an out-of-region energy company; and (4) combining with a similarly sized New England gas distribution company. In evaluating these potential business combination alternatives, Colonial set an objective of achieving the greatest possible benefits for shareholders, customers and employees, in accordance with Department precedent in Mergers and Acquisitions, D.P.U.
                                                ------------------------
     93-167-A (1994).

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                          Page 5

     With the assistance of Salomon Smith Barney, Colonial narrowed to six those companies, including Eastern, that fit one or more of its strategic combination objectives. Preliminary discussions took place and confidentiality agreements were signed with these six companies in June and July 1998. From these discussions, Colonial identified three companies, including Eastern, with which it continued discussions.

     Following a due-diligence process, one of the companies subsequently indicated that it was not interested in pursuing the transaction at that time because of strategic considerations. After Eastern and the remaining company continued to express strong interest, Colonial requested definitive merger proposals from these companies on August 11, 1998.

     In early September 1998, the other interested company asked Colonial to delay the proposal process for an extended period of time. Colonial's management met with the other company's management to discuss the request but gave no commitment. On September 9, 1998, the Colonial Board met to review the status of the merger proposal process and instructed management to continue to monitor developments. On September 17, 1998, the Department issued its order approving Eastern's acquisition of Essex Gas.

     On September 23, 1998, the Eastern Board met and authorized Eastern's management to proceed with an offer to acquire Colonial based upon the terms

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                          Page 6

     and conditions as presented at the meeting. Representatives of Merrill Lynch & Co., Eastern's financial advisor, were present at the meeting and gave a preliminary presentation to the Eastern Board of Trustees regarding the proposed offer price and the terms and conditions of the proposed acquisition.

     On September 28, 1998, senior management of Eastern asked Colonial's senior management if it would entertain a proposal from Eastern. The Colonial Board met on October 5, 1998 to evaluate Eastern's request and, after considering alternatives, authorized Colonial's management to inform Eastern that it would entertain a proposal. In reaching this decision, the Colonial Board took into account the uncertainties and risks associated with continuing to delay the proposal process and the likelihood that Eastern, because of the operating synergies that it could achieve, would be in a good position to make a proposal that would maximize value for its shareholders, provide benefits for customers and enhance opportunities for employees.

     On October 7, 1998, Eastern submitted a written proposal to Colonial, and after further discussions and negotiations, a Merger Agreement was signed on October 17, 1998.

Q.   WHAT OBJECTIVES DOES COLONIAL HOPE TO ACHIEVE AS A RESULT OF THE MERGER?

A. As noted above, Colonial seeks to maximize the benefits provided to its shareholders, its customers and its employees resulting from this merger. First

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                          Page 7

     and foremost, cost reductions achieved through economies of scale, the attainment of gas-supply synergies and the ten-year rate freeze will benefit Colonial's customers both immediately and over the long term. Colonial's shareholders will also benefit from the merger because they will receive substantial value for their stock. Moreover, Colonial believes that a larger, more diversified company will benefit its employees over the long term by providing them with greater opportunities and a dynamic working environment.

III. IMPACT OF THE MERGER TO COLONIAL'S CUSTOMERS

Q.   PLEASE DESCRIBE THE IMPACT OF THE MERGER ON COLONIAL'S CUSTOMERS.

A. Over the past several years, Colonial has worked diligently to reduce its operation and maintenance expenses and the gas costs associated with serving its customer base. The proposed transaction offers the potential for additional cost savings that would not be achievable in the absence of the merger. In particular, as a direct result of the merger, Colonial's customers will realize significant savings through: (1) a 10-year rate freeze and the avoidance of base rate increases; (2) a 2.2 percent reduction in their total burner-tip price of gas, which will be achieved as a result of synergies in gas supply between Boston Gas; and (3) savings relating to the avoidance of significant technology-related investments, as described below. In addition, customers will realize savings from the consolidation of overlapping or

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                          Page 8

     duplicative programs over the long term. These savings are discussed further by Messrs. Bodanza and Luthern.

     Of particular note, from Colonial's point of view, are the significant savings that Colonial's customers will receive through the avoidance of technology-related capital investments and ongoing expenses relating to Year 2000 ("Y2K") compliance and the implementation of customer choice technology systems. Boston Gas' investments in information technology and systems will be integrated into the operations of Colonial, thereby allowing Colonial to avoid these considerable expenses. Moreover, savings will be realized from the elimination of ongoing expenses, such as duplicate software and hardware license and maintenance fees. The cost savings of avoided technology investments by Colonial are further discussed by Mr. Bodanza and are estimated to be approximately $12.5 million.

Q. PLEASE DESCRIBE THE SAVINGS COLONIAL'S CUSTOMERS WILL REALIZE FROM THE TEN-YEAR RATE FREEZE.

A. To determine the amount of savings to Colonial's customers as a result of the ten-year base-rate freeze, Colonial performed a calculation of its current revenue requirement based on a 1997 test year. This calculation shows that Colonial has a revenue deficiency of approximately $8.5 million, composed of $3 million in the Lowell Division and $5.5 million in the Cape Cod Division (see Exhibit NS-2). As Mr. Bodanza notes in his testimony,
                   ---
     Colonial's customers will avoid a

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                          Page 9

     minimum of one rate case, which Colonial had planned to file in April 2000, along with other base-rate increases that would result from the filing of a performance-based ratemaking plan. Colonial performed this analysis to determine the scope of benefits that customers will receive as a result of a ten-year, base-rate freeze. Colonial believes that its $8.5 million revenue-deficiency calculation is conservative because it does not include an updated depreciation study. The savings reflecting avoided base rate cases are estimated at approximately $127.6 million over the ten-year period of the rate freeze.

Q. DO YOU BELIEVE THAT THE BENEFITS PROVIDED BY THE RATE PLAN ARE IN THE BEST INTEREST OF COLONIAL'S CUSTOMERS?

A. Yes, I do. The Rate Plan, which is an integral part of the merger, will provide substantial rate relief to Colonial's customers. Those benefits will continue to grow significantly over the next ten years and beyond. The benefits provided to Colonial's customers would not be available without the acquisition of Colonial by Eastern. Were the acquisition and the associated Rate Plan not to receive the Department's approval, Colonial's customers would lose the significant benefit of long-term rate stability, i.e., current rates would not remain in effect for a period of ten years
     ----
     as proposed in the Rate Plan and the future additional cost savings resulting from synergies after the ten-year base-rate freeze would not be achieved. In addition, Colonial's customers would not receive the benefit of a 2.2 percent burner-tip price reduction. Accordingly, the absence of the merger and the

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 10

     associated Rate Plan would have significant adverse effects on Colonial's customers. I believe that, given the potential cost savings and the fact that such savings would not otherwise be achievable absent the proposed transaction, approval of the acquisition and the associated Rate Plan is consistent with the public interest pursuant to G.L. c. 164, (S) 96.

IV.  COLONIAL'S SERVICE QUALITY PROGRAM

Q. IS COLONIAL PROPOSING A SERVICE QUALITY PROGRAM IN CONJUNCTION WITH ITS RATE PLAN?

A. Yes. In the Essex merger, the Department found that, although the Rate Plan proposed by Eastern did not constitute a performance-based ratemaking plan, quality of service is an essential factor in reviewing a merger and that it is necessary to set a standard by which service quality may be measured following the merger. Eastern-Essex Acquisition, D.T.E. 98-27, at 32. In
                           -------------------------
     preparing this filing, Colonial reviewed the standards approved by the Department for use by Boston Gas and Bay State in assessing service quality.

Q. HAS COLONIAL TRACKED ITS SERVICE QUALITY IN ACCORDANCE WITH THE METRICS USED BY BOSTON GAS?

A. In certain cases, Colonial has been measuring its performance using service quality metrics similar to those used by Boston Gas. In general, however, Colonial tracks data relating to these measures in a manner different from Boston

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 11

     Gas, and, in some cases, Colonial has less than one year of data relating to such metrics.

Q.   WHAT DOES THIS MEAN FOR COLONIAL'S PROPOSED SERVICE QUALITY PLAN?

A. Before Colonial can propose a comprehensive service quality plan more closely approximating the metrics used by Boston Gas, it will need to alter some of its processes for gathering data, modify the type of data it collects and, in certain instances, develop new systems and procedures for gathering additional data. Accordingly, Colonial proposes that time be allowed to accomplish these changes and to gather the necessary data so that it will be in a position to file a full service quality plan for the Department's review and approval 18 months following the close of the merger. This type of process was approved in the Essex merger case and is both a necessary and appropriate approach for developing a service quality
     plan in this case.   Eastern-Essex Acquisition, D.T.E. 98-27.
                          -------------------------

Q.   HOW DOES BOSTON GAS CURRENTLY MEASURE SERVICE QUALITY?

A Boston Gas currently measures its service quality using six metrics: (1) emergency as well as billing and service telephone calls, answered within 40 seconds; (2) emergency calls responded to within 60 minutes; (3) incidence rate for lost-time accidents; (4) service appointments met on the same day requested; (5) on-cycle meter reads; and (6) Department complaint cases and billing adjustments.

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 12


Q.   HOW DOES COLONIAL CURRENTLY MEASURE SERVICE QUALITY?

A. Colonial has been dedicated to maintaining a high level of service quality to its customers. Colonial currently measures its service quality in five of the six areas that Boston Gas measures, although, as noted, Colonial's data generally has been tracked differently.

Q. HOW DOES COLONIAL CURRENTLY MEASURE ITS HANDLING OF TELEPHONE INQUIRIES FROM CUSTOMERS?

A. In September 1995, Colonial consolidated its customer service area into a state-of-the-art call center identified as the "Center for Customer Service Excellence" or "CCSE." Colonial's objective in establishing the CCSE was to have in place a group of highly trained and professional representatives prepared to respond to customer queries or requests on a "one call" basis, i.e., without being transferred to other company representatives. Colonial
     ----
     strongly believed that with such an approach, customer queries or requests would be handled efficiently and effectively from both Colonial's perspective and, more importantly, the customer's perspective.

     The actual performance of CCSE representatives is continually monitored. Historically, from July 1997 through June 1998, Colonial's CCSE representatives handled 69.34 percent of all non-emergency calls within 40 seconds, as set forth in Exhibit NS-3.

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 13

     Although Colonial has not historically tracked handling times for emergency calls separately from other calls, Colonial has instituted procedures within its CCSE that assure that emergency calls receive immediate attention and are promptly answered. Those procedures include maintaining a dedicated line for emergency leak and odor calls, assigning individual representatives whose primary responsibility is answering those emergency calls, training all CCSE representatives in responding to such calls and operating an extra-loud ringing system to ensure that emergency calls are immediately identified.

     In an effort to measure its performance in this area more specifically, Colonial proposes to track separately in the future its answering of both emergency calls as well as non-emergency calls.

Q.   HOW DOES COLONIAL MEASURE ITS RESPONSIVENESS TO EMERGENCY CALLS?

A. Colonial tracks the time, from initial notification to arrival on the scene, to respond to each emergency gas odor or leak call. Colonial has been maintaining this data, and providing it monthly to the Department's Pipeline Engineering and Safety Division, since October 1997. From October 1997, through September 1998, Colonial has responded to 94.5 percent of such calls within one hour or less (see Exhibit NS-4).
                                         ---

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 14


Q. HOW DOES COLONIAL CURRENTLY MEASURE LOST TIME FOR EMPLOYEES AS A RESULT OF ACCIDENTS OR ILLNESS?

A. Colonial measures the proportion of time lost by its employees resulting from accident or illness, relative to total work time. Colonial has been maintaining this information for many years and reporting it annually pursuant to the requirements of the Occupational Health and Safety Act ("OSHA"). For the three years ending June 1998, Colonial's running average annual incidence rate for lost time accidents was 7.28 incidents per 200,000 hours worked (see Exhibit NS-5).
                           ---

Q. HOW DOES COLONIAL CURRENTLY MEASURE ITS SUCCESS AT MEETING SCHEDULED SERVICE APPOINTMENTS?

A. In April and May 1998, Colonial implemented a new, state-of-the-art Computer-Aided Dispatch or "CAD" System. The CAD system links Colonial's main office with its field service technicians via two-way mobile computerized communications, and gives those technicians ready access to customer service orders. Before implementing the new CAD system, Colonial did not have the systems in place to track automatically the percentage of service calls met on the day scheduled. With the new CAD system, Colonial
     now has that tracking ability.   However, because Colonial did not fully
     complete the implementation of CAD until May 1998, it has only a limited history in tracking this measure of service quality. In addition, the period measured includes only off-peak months when there is a lower incidence of scheduled service appointments and they can

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 15


     be met with greater reliability because they are less affected by poor weather conditions.

Q. HOW DOES COLONIAL CURRENTLY MEASURE ITS PERFORMANCE REGARDING ACTUAL CUSTOMER METER READINGS?

A. Although Colonial bills its customers monthly, it has historically alternated between actual and estimated meter readings on a bimonthly basis because of the high cost of manually obtaining actual meter readings every month. As a result of the installation of automated meter reading or "AMR" devices in a higher percentage of the homes and businesses of its customers, and the implementation of its new customer billing system, Colonial is now striving to have all bills based on actual meter readings each month. However, Colonial has only limited data available showing the percentage of actual meters read versus those meters scheduled to be read. In addition, that data period consists of the months June-November 1998 which were unaffected by snow or ice storms which can affect AMR programs by slowing van readings. During the data period, the number of meters actually read in relation to those scheduled to be read was 93.36 percent (see Exhibit NS-6).
      ---

Q. IS COLONIAL PROPOSING TO MEASURE ITS PERFORMANCE WITH RESPECT TO DEPARTMENT COMPLAINTS AND BILLING ADJUSTMENTS AFTER THE MERGER?

A. No. Colonial believes that the use of both Department Consumer Division complaints and billing adjustments to measure a company's service quality does

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 16


     not accurately reflect the level of service provided by a local distribution company. Traditionally, the Department's Consumer Division measures the total number of complaints involving a company and separately tracks the total dollar amount of bill adjustments made in relation to a company. Should an LDC be the subject of an increase in the number of calls to the Department, regardless of their relation to service quality, or have adjusted even a single bill by a significant amount, these measures as applied by the Department would lead to the conclusion that the company's service quality was deteriorating. To the contrary, Colonial believes that neither the number of complaints lodged at the Department, nor the dollar amount of bill adjustments, is a true or accurate indicator of a company's service quality.

     For example, any call to the Department's Consumer Division regarding an LDC is treated as a "case," if the caller has first called the LDC with an issue. Because of the manner in which the Department records these calls as complaints and analyzes that data, a moderate increase in the number of such calls results in the automatic but often erroneous conclusion that the LDC's service quality is declining. However, no distinction is made between actual complaints and general inquiries and the Department's statistics do not consider whether complaints have merit. Accordingly, Colonial believes the Department's statistics need to make a finer distinction between these types of calls and more fully

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 17

     analyze their relationship to service quality before such statistics can be used reliably as an indicator of a change in service quality.

     The continued use of these statistics is likely to result in a greater incidence of erroneous conclusions regarding service quality in the future. With the advent of deregulation and the confusion that is likely to be experienced by customers unaccustomed to differentiating between distribution companies and competitive suppliers, the amount of "complaints" lodged against distribution companies may rise dramatically, regardless of whether the LDC is responsible for rendering the service about which the customer may be inquiring. Moreover, a customer may not be satisfied with an LDC's response to a complaint regardless of whether the LDC has made a good-faith effort to resolve a customer's issue. As such, Colonial believes that Consumer Division "complaints" are not an accurate indicator of an LDC's service quality.

     Further, regarding billing adjustments, an LDC could appear to be performing below standard if it dramatically adjusted just one bill for a large, industrial customer. A bill adjustment for one customer, even if such adjustment is significant, should not be viewed as an accurate measurement of a company's overall service quality. Moreover, the number of billing disputes, as with the level of uncollectible bills, is driven in large part by the health of the economy. During economic hard times, customers are less able to pay their bills and more

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 18

     likely to dispute them. Thus, the level of adjusted bills is likely to change based on external economic factors that are unrelated to the quality of service provided by the utility company. Colonial believes the Department should not use Department billing adjustments as a service-quality metric.

Q.   WOULD YOU PLEASE SUMMARIZE COLONIAL'S SERVICE QUALITY PLAN?

A. Colonial will track its performance in the areas of: (1) emergency, billing and service telephone call answering time; (2) response to emergency calls; (3) lost-time accidents; (4) service appointments met on the day scheduled; and (5) actual meter reads. For those service quality metrics where Colonial does not have adequate historical data, i.e.,
                                                                    ----
     service appointments met as scheduled, actual meter reads, and handling time of emergency, billing and service telephone calls, Colonial proposes a transition period of 18 months to implement the necessary systems and processes to track this data more fully and appropriately. Following this transition period, Colonial would submit such data to the Department for its review, consistent with the Department's decision in D.T.E. 98-27 regarding the implementation of a service quality measurement program for Essex. For those metrics where Colonial has adequate historical data, i.e., response to emergency calls and incidence rate for lost time
     ----
     accidents, Colonial proposes to continue to track its data in those areas for the same 18 month period and submit that data to the Department simultaneously with its data for the other referenced measures so

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 19

     as to demonstrate that service quality has not been compromised in any manner as a result of the merger. Indeed, Colonial believes that as a direct result of the merger the Department will see an overall improvement in the level of service quality being delivered to its customers following the completion of the merger and the integration of certain of its operations with those of Boston Gas.

Q.   WOULD YOU PLEASE SUMMARIZE YOUR TESTIMONY?

A. After many years of success, Colonial determined that the best means for continued and expanded growth in the gas industry was through a merger with another organization. Following the mergers of Eastern and Essex Gas and NIPSCO and Bay State Gas, respectively, Colonial diligently pursued such a merger and, after a nearly year-long process, concluded that a merger with Eastern was in the best interests of its shareholders, customers and employees. The merger will allow Colonial's customers to realize significant benefits in the form of a ten-year rate freeze, a 2.2 percent reduction in the burner-tip price of gas and synergies relating to the avoidance of technology-related investments. These benefits would not be possible but for the merger. Further, the merger will not adversely affect the high service quality Colonial's customers have experienced over the years. For these reasons, I believe the merger is in the best interests of our shareholders, customers and employees and is in the public interest.

                                              Testimony of Nickolas Stavropoulos
                                                                    Exhibit NS-1
                                                               December 24, 1998
                                                                         Page 20

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes, it does.

                                                          Exh. NS-2 (pg.1 of 2)

                             Colonial Gas Company
                             --------------------
                               Cape Cod Division
                               -----------------
                          Revenue Deficiency Summary               PAGE 1
                          --------------------------
                       Test-Year Ended December 31, 1997
                       ---------------------------------



                              COLUMN A                                       COLUMN B
                              --------                                       --------
                             DESCRIPTION                                      AMOUNT
                             -----------                                      ------

Cost of Service
---------------
Operating & Maintenance Expense..........................................    $58,422,827

Depreciation & Amortization Expense......................................    $ 7,236,749

Taxes Other Than Income..................................................    $ 1,295,809

Federal Income & Massachusetts Franchise Tax.............................    $ 4,437,652

Amortization of Investment Tax Credits...................................      ($110,640)

Interest on Customer Deposits............................................    $    27,655

Return on Rate Base......................................................    $10,896,171
                                                                             -----------
         Total Cost of Service...........................................    $82,206,223
                                                                             -----------
Operating Revenue
-----------------

Gas Operating Revenue....................................................    $76,635,774

Income from Utility Plant Leased to Others...............................    $    48,808
                                                                             -----------
         Total Operating Revenue.........................................    $76,684,582
                                                                             -----------
REVENUE DEFICIENCY.......................................................    $ 5,521,641
                                                                             ===========
PROPOSED % INCREASE......................................................           7.20%
                                                                             ===========

                                                           Exh. NS-2 (p.2 of 2)

                             Colonial Gas Company
                             --------------------
                                Lowell Division
                                ---------------
                          Revenue Deficiency Summary               PAGE 2
                          --------------------------
                       Test-Year Ended December 31, 1997
                       ---------------------------------

                               COLUMN A                                      COLUMN B
                               --------                                      --------
                             DESCRIPTION                                      AMOUNT
                             -----------                                      ------


Cost of Service
---------------
Operating & Maintenance Expense..........................................    $ 79,742,333

Depreciation & Amortization Expense......................................    $  8,058,346

Taxes Other Than Income..................................................    $  4,205,206

Federal Income & Massachusetts Franchise Tax.............................    $  5,124,469

Amortization of Investment Tax Credits...................................       ($190,262)

Interest on Customer Deposits............................................    $     38,535

Return on Rate Base......................................................    $ 12,136,659
                                                                             ------------
         Total Cost of Service...........................................    $109,115,286
                                                                             ------------
Operating Revenue
-----------------

Gas Operating Revenue....................................................    $106,157,439

Income from Utility Plant Leased to Others...............................        ($46,094)
                                                                             ------------
         Total Operating Revenue.........................................    $106,111,345
                                                                             ------------
REVENUE DEFICIENCY.......................................................    $  3,003,941
                                                                             ============

PROPOSED % INCREASE......................................................            2.83%
                                                                             ============

                                                                      Exh. NS-3

                              COLONIAL GAS COMPANY
                          Non-Emergency Calls Handled
                               within 40 Seconds


                   Measurement Period: July 1997 - June 1998

-----------------------------------------------------------------------------------------
                              NUMBER OF CALLS     MONTHLY PERCENTAGE        MEASUREMENT
MONTH           CALLS         HANDLED WITHIN        HANDLED WITHIN         PERIOD TO DATE
ENDING          REC'D          40 SECONDS            40 SECONDS              PERCENTAGE
-----------------------------------------------------------------------------------------
31-Jul-97       29,681          21,644                 72.92%                  72.92%
31-Aug-97       26,977          21,932                 81.30%                  76.91%
30-Sep-97       31,776          25,452                 80.10%                  78.06%
31-Oct-97       34,525          27,735                 80.33%                  78.70%
30-Nov-97       29,756          21,966                 73.82%                  77.75%
31-Dec-97       28,913          21,375                 73.93%                  77.14%
31-Jan-98       30,815          22,781                 73.93%                  76.67%
28-Feb-98       28,640          21,578                 75.34%                  76.51%
31-Mar-98       34,892          24,810                 71.10%                  75.83%
30-Apr-98       34,671          22,542                 65.02%                  74.62%
31-May-98       30,055          11,471                 38.17%                  71.41%
30-Jun-98       31,442          14,774                 46.99%                  69.34%
-----------------------------------------------------------------------------------------
TOTAL          372,143         258,059                 69.34%                  69.34%
-----------------------------------------------------------------------------------------

                                                                      Exh. NS-4

                             COLONIAL GAS COMPANY
                        Analysis of Emergency Call Outs

-------------------------------------------------------------------------------
                                 NUMBER                            MEASUREMENT
               NUMBER OF      RESPONDED TO         MONTHLY       PERIOD TO DATE
MONTH            CALLS        WITHIN 60 MIN       PERCENTAGE       PERCENTAGE
-------------------------------------------------------------------------------
Oct-97           759              723              95.26%              95.26%
Nov-97           721              686              95.15%              95.20%
Dec-97           706              677              95.89%              95.43%
Jan-98           590              558              94.58%              95.24%
Feb-98           545              522              95.78%              95.33%
Mar-98           591              564              95.43%              95.35%
Apr-98           585              552              94.36%              95.22%
May-98           560              536              95.71%              95.27%
Jun-98           606              560              92.41%              94.97%
Jul-98           561              524              93.40%              94.83%
Aug-98           557              520              93.36%              94.71%
Sep-98           651              601              92.32%              94.50%
-------------------------------------------------------------------------------
TOTAL          7,432            7,023              94.50%              94.50%
-------------------------------------------------------------------------------

                                                                      Exh. NS-5

                                   COLONIAL GAS COMPANY
                                   INCIDENCE RATE
                                   JULY 1995 - JUNE 1998


     Measurement Calculation:      The number of fatalities and lost time
                                   occupational injuries or illnesses as
                                   reported on the OSHA 200 LOG multiplied
                                   by 200,000 divided by the number of
                                   hours worked.


     ---------------------------------------------------------------------
                                               MONTHLY         MEASUREMENT
                    LOST TIME        HOURS   INCIDENCE      PERIOD TO DATE
          MONTH     ACCIDENTS      *WORKED        RATE      INCIDENCE RATE
     ---------------------------------------------------------------------
         Jul-95             2
         Aug-95             2
         Sep-95             6
         Oct-95             0
         Nov-95             3
         Dec-95             6      468,719        8.11                8.11
         Jan-96             4       63,644       12.57                8.64
         Feb-96             3       78,050        7.69                8.52
         Mar-96             2       69,281        5.77                8.24
         Apr-96             2       69,866        5.73                8.00
         May-96             4       81,876        9.77                8.18
         Jun-96             4       66,238       12.08                8.47
     ---------------------------------------------------------------------

     ---------------------------------------------------------------------
         Jul-96             5       63,961       15.63                8.94
         Aug-96             0       79,280        0.00                8.26
         Sep-96             1       67,728        2.95                7.94
         Oct-96             7       85,431       16.39                8.54
         Nov-96             2       72,110        5.55                8.37
         Dec-96             1       67,614        2.96                8.10
         Jan-97             3       78,223        7.67                8.07
         Feb-97             3       68,270        8.79                8.11
         Mar-97             2       72,244        5.54                7.99
         Apr-97             2       73,635        5.43                7.87
         May-97             4       84,611        9.46                7.95
         Jun-97             5       72,898       13.72                8.19
     ---------------------------------------------------------------------

     ---------------------------------------------------------------------
         Jul-97             2       85,401        4.68                8.03
         Aug-97             3       72,025        8.33                8.04
         Sep-97             2       71,011        5.63                7.95
         Oct-97             3       87,914        6.82                7.90
         Nov-97             0       71,690        0.00                7.64
         Dec-97             2       79,187        5.05                7.55
         Jan-98             3       68,270        8.79                7.59
         Feb-98             1       69,503        2.88                7.45
         Mar-98             4       75,128       10.65                7.55
         Apr-98             1       84,999        2.35                7.38
         May-98             3       70,236        8.54                7.41
         Jun-98             1       71,658        2.79                7.28
     ---------------------------------------------------------------------

     ---------------------------------------------------------------------
                           98    2,690,701        7.28
     ---------------------------------------------------------------------

     * 1995 was derived using a different calculation method than 1996 and forward. Therefore, Colonial does not have monthly data for 1995. December 1995 figure represents estimated hours worked from July through December 1995 based on total hours worked during 1995.

                                                                      Exh. NS-6



                             COLONIAL GAS COMPANY
                      Percentage of On-Cycle Meter Reads

--------------------------------------------------------------------------------------------------------------------
                                                                                                 MEASUREMENT
                         NUMBER OF                 NUMBER OF               MONTHLY             PERIOD TO DATE
MONTH                     METERS                  METERS READ             PERCENTAGE             PERCENTAGE
                      SCHED. TO READ
--------------------------------------------------------------------------------------------------------------------
Jun-98                    153,686                   138,720                 90.26%                  90.26%
Jul-98                    154,135                   138,186                 89.65%                  89.96%
Aug-98                    154,661                   147,894                 95.62%                  91.85%
Sep-98                    153,804                   150,942                 98.14%                  93.42%
Oct-98                    155,227                   148,669                 95.78%                  93.89%
Nov-98                    155,800                   141,305                 90.70%                  93.36%
--------------------------------------------------------------------------------------------------------------------
Total                     927,313                   865,716                 93.36%                  93.36%
--------------------------------------------------------------------------------------------------------------------

Note: Data has not been presented prior to June, 1998 as new customer system was installed in May, 1998. Since that date, all meters are scheduled to be read monthly.

                   EASTERN ENTERPRISES COLONIAL GAS COMPANY

                        Testimony of James D. Hempstead

                                 D.T.E. 98-___


I.   INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is James D. Hempstead. My business address is Merrill Lynch & Co. 250 Vesey Street, World Financial Center, North Tower, New York, New York 10281.

Q.   BY WHOM ARE YOU EMPLOYED AND IN WHAT CAPACITY?

A. I am Vice President of the Global Power Group at Merrill Lynch & Co. ("Merrill Lynch"). Merrill Lynch is an internationally recognized investment banking firm that is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Q.   PLEASE DESCRIBE YOUR CURRENT RESPONSIBILITIES.

A. As Vice President of the Global Power Group, I am responsible for providing corporate finance and strategic financial advisory services to our electric, gas distribution and gas pipeline clients.

Q.   PLEASE DESCRIBE YOUR EDUCATIONAL AND PROFESSIONAL BACKGROUND.

A. I received a Bachelor of Science in Business Administration from Villanova University and a Masters of Business Administration at Fordham University. I

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                          Page 2

     have worked as an investment banker in the electric and gas utility industries since 1991.

Q.   WHAT IS THE ROLE OF MERRILL LYNCH IN THIS TRANSACTION?

A. Eastern Enterprises ("Eastern") retained Merrill Lynch as financial advisor on the proposed acquisition of Colonial Gas Company ("Colonial") to provide corporate finance and strategic financial advisory services. Specifically, we have assisted Eastern with performing financial due diligence on Colonial, developing a general strategy to accomplish the acquisition of Colonial and have presented to Eastern's Board of Trustees an opinion as to the fairness, from a financial point of view, of the transaction to Eastern.

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. The purpose of my testimony is: (i) to describe Merrill Lynch's recent experience with mergers in the natural gas industry and to demonstrate that the price paid by Eastern for Colonial is consistent with this experience;
     (ii) to explain the structure of the transaction and the use of purchase accounting; and (iii) to provide the market's perspective on the amortization and recovery of the acquisition premium.

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                          Page 3

II.  RECENT EXPERIENCE WITH MERGERS AND ACQUISITIONS IN THE GAS UTILITY SECTOR

Q. PLEASE PROVIDE A BRIEF OVERVIEW OF THE RECENT HISTORY OF MERGERS AND ACQUISITIONS IN THE GAS UTILITY INDUSTRY.

A. Historically, there has been limited merger and acquisition ("M&A") activity in the gas utility industry,/1/ but there has been a fair amount of activity in the overall gas industry, which includes gas distribution utilities and gas pipelines. During the five-year period from 1990 to 1994, there were 211 M&A transactions in this sector reflecting a total value of approximately $10.8 billion. More recently however, with the restructuring of the natural gas and electric utility industries and the introduction of competitive market forces, M&A activity in the gas sector has increased. Since the beginning of 1995, there have been 225 completed transactions.

     Of the utility transactions, many have represented industry consolidation (gas utility to gas utility mergers and acquisitions) and energy convergence (primarily gas and electric utility combinations).

Q. WHAT FACTORS HAVE LED TO THE INCREASED LEVELS OF MERGER AND ACQUISITION ACTIVITY IN THE GAS UTILITY SECTOR IN RECENT YEARS?

A. As noted above, the increased level of M&A activity is largely driven by the forces of existing and future competition in the energy industry. Gas and electric utility restructuring has led to the introduction of customer choice and

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                          Page 4

     competition. These forces require traditional cost-of-service utilities to reposition for a new market order where low operating costs, efficiencies, economies of scale and superior customer service are the keys to both survival and, ultimately, success. To remain competitive in this market environment, companies will need to develop both large-scale and low-cost structures. Larger scale will be required to develop the physical plant and technical infrastructure to compete. Low-cost structures will be needed to offer services at prices customers will find attractive.

     Mergers and acquisitions are a primary means to achieve these goals. Companies that enter into business combinations can reduce their operating and maintenance expenses by eliminating overlapping or redundant functions (i.e., achieving cost synergies) in such areas as managerial and
      ---
     supervisory positions; legal, accounting and consulting services; customer accounting, billing, collection and other "back office" operations; planning, contracting and administrative services; and field service and operations.

Q. WHAT HAS BEEN YOUR PARTICULAR EXPERIENCE WITH SUCH MERGERS AND ACQUISITIONS IN THE GAS UTILITY SECTOR OVER THE PAST FIVE YEARS?

A. During the past five years, Merrill Lynch has advised on 23 announced or completed transactions and restructurings in the gas industry valued at over $44.6 billion. These transactions are listed in Exhibit JDH-2, attached. Since joining Merrill Lynch in 1998, I have participated in the Eastern/Colonial and

_______________________________________________________________________________
/1/  SOURCE: Securities Data Company.

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                          Page 5

     ONEOK/Southwest Gas transactions. In addition, at my previous employer, I was involved in the Williams Companies acquisition of MAPCO, Inc. and the Chapter 11 restructuring of The Columbia Gas System, Inc. Merrill Lynch, over the past few years, has significantly increased the amount of time spent on strategic advisory work for both electric and gas utility clients.

Q.   IN GENERAL, HOW ARE UTILITY ACQUISITIONS STRUCTURED?

A. Utility acquisitions can be structured two ways: through the sale of assets or the sale of stock. For a number of reasons, the preferred structure for utility acquisitions is the sale of a company's stock. These transactions can be structured as a tax-free, share-for-share exchange of common stock, or the consideration paid to selling shareholders can include cash and other securities. Attached as Exhibit JDH-3 is a list of some recent utility acquisitions and the particular characteristics of those transactions.

Q. IN GENERAL, HOW HAVE THE ACQUISITION PRICES OF THESE TRANSACTIONS COMPARED TO THE BOOK VALUES OF THE ACQUIRED COMPANIES AND WHAT IS THE REASON FOR ANY DISPARITY?

     In virtually all of the utility transactions, the price paid by the acquiring company has been at a premium to the book value of the acquired company. As noted on the list of precedent transactions, purchase prices have ranged from 0.8 to 3.2 times the seller's book value (see Exhibit JDH-
                                                                ---
     3). Typically, buyers are willing to pay a premium to the seller's book in value order to realize cost savings and

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                          Page 6

     achieve operational efficiencies. These cost savings and business efficiencies commonly benefit customers in the form of lower rates, a rate freeze, or the avoidance of rate increases. Shareholders also benefit where they have an opportunity to recover merger-related costs through the retention of synergistic cost savings that would not be available in the absence of the merger.

     Market-to-book value multiples paid to acquire gas utilities can and do vary quite broadly for good reason. Generally speaking, an acquiror is willing to pay a price for a target company consistent with expected earnings growth or increased stock values, which are deemed acceptable by the acquiror's management and board of directors. The price paid, as a multiple of book value, reflects the buyer's expectations of the acquired company's future contribution to the combined company's short- and long-term financial performance. These expectations are driven primarily by multi-year projections of cost savings and the earnings projected to result from the rate treatment applied to those savings. The financial impact of these factors can vary broadly from case to case, which is reflected in the range of market-to-book values paid, or proposed, for gas-utility acquisitions in recent years.

Q. IN GENERAL, HOW HAVE THE ACQUISITION PRICES OF THESE MERGERS COMPARED TO THE EARNINGS OF THE ACQUIRED COMPANIES?

A. As illustrated by the transactions listed in Exhibit JDH-3, buyers of utility companies have been paying approximately 9.0 to 38.0 times the preceding

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                          Page 7

     twelve-month earnings of the acquired company, with a median price of slightly over 16.5 times the twelve-month earnings figure. As was the case with the premiums paid relative to book value, these price-to-earnings multiples are justified by the long-term benefits that customers and shareholders will receive from the merger. In addition, earnings multiples tend to vary more widely than book multiples because of company-specific events and various management decisions that directly affect net income. These variables may include decisions as to depreciation rates, debt retirements and the timing of operations and maintenance expenditures.

Q. GIVEN YOUR EXPERIENCE WITH OTHER GAS UTILITY MERGERS AND ACQUISITIONS AND YOUR SPECIALIZED KNOWLEDGE OF THE INDUSTRY, IS IT MERRILL LYNCH'S OPINION THAT THE PURCHASE PRICE PAID FOR COLONIAL IS FAIR FOR EASTERN FROM A FINANCIAL POINT OF VIEW?

A. As advisor to Eastern, Merrill Lynch carefully analyzed the price paid in the acquisition and considered it both in relation to the prices paid in similar relevant transactions and in relation to our estimates of the cost savings that would be necessary to make the transaction earnings-neutral for Eastern's shareholders. Merrill Lynch concluded that the purchase price to be paid by Eastern for Colonial is fair to Eastern from a financial point of view, and so reported to both Eastern's management and Eastern's Board of Trustees. One of the important factors leading to Merrill Lynch's opinion regarding the transaction price was the value paid by Eastern as a multiple of Colonial's earnings and book value. In that

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                          Page 8

     regard, the purchase price to be paid by Eastern represents 2.66 times Colonial's book value and 22.1 times Colonial's latest twelve-month earnings. These multiples are consistent with recent comparable gas distribution acquisitions (see Exhibit JDH-4). It should be noted that in
                                ---
     preparing our opinion, we have assumed that the necessary regulatory approvals would be obtained without any unreasonable restrictions, amendments or modifications to the Rate Plan.

III. STRUCTURE OF THE TRANSACTION AND USE OF PURCHASE ACCOUNTING

Q. PLEASE DESCRIBE THE METHODS OF ACCOUNTING FOR AN ACQUISITION AND HOW EASTERN'S ACQUISITION OF COLONIAL GAS WILL BE STRUCTURED.

A. Acquisitions are reflected in one of two ways under generally accepted accounting principles ("GAAP"): purchase accounting and pooling-of-interests accounting. Pooling-of-interests accounting is required if the transaction meets certain criteria established under GAAP, as set forth in Exhibit JDH-5. One requirement for pooling-of-interests accounting is that the acquisition must be accomplished through an exchange of the acquiring company's stock for the outstanding stock of the acquired company. Since Eastern will pay $144 million in cash consideration to acquire the gas distribution operations of Colonial, pooling-of-interests accounting cannot be used for this transaction.

     If the requirements of pooling-of-interest accounting were met, then the balance sheets of Eastern and Colonial would have been combined. Thus, for accounting

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                          Page 9

     purposes, there would be no adjustment (i.e., increase or decrease) to any
                                             ---
     of the assets or liabilities of the merged entities to account for the acquisition premium. In a purchase-accounting transaction, such as the Eastern/Colonial combination, any acquisition premium paid is recorded on the books of the acquired company and amortized over a certain time period, not to exceed 40 years, in accordance with GAAP. For regulated companies such as Colonial, the amount paid in excess of the net book value on an historical cost basis represents the acquisition premium, which is amortized over a 40-year period. Generally, gas utilities use a 40-year period because of the long lives of the underlying assets, which are primarily mains and services with useful lives well in excess of 40 years. The amortization of the acquisition premium represents an expense which, if not recovered, results in lower earnings for shareholders. As Mr. Bodanza indicates in his testimony, the $199.2 million premium that will be paid by Eastern for Colonial's gas distribution operations will be amortized over 40 years on the books of Colonial, in accordance with GAAP.

Q. HOW WILL THE PAYMENT OF THE ACQUISITION PREMIUM AFFECT THE EARNINGS OF EASTERN'S SHAREHOLDERS?

A. Eastern will be paying a premium over book value for the acquisition of Colonial. In this case, Eastern's shareholders will be paying a total purchase price of $319 million for the equity of Colonial's gas distribution business, which includes an acquisition premium of $199.2 million. Because the acquisition is being

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                         Page 10

     accounted for under the purchase method, the difference between the purchase price and the net book value is recorded as the acquisition premium. The amortization of this premium will reduce earnings. In addition, Eastern will no longer be earning interest on its balance sheet on the $144 million of cash to be invested in Colonial's gas distribution assets, which will have the effect of further reducing earnings. Thus, earnings dilution results when the incremental earnings from the acquired company, adjusted for the amortization of the acquisition premium and the loss of earnings on any cash consideration, are less on a per-share basis than the earnings on a per-share basis of the acquiror without the acquisition, adjusted for any incremental shares issued in conjunction with the transaction.

Q. WILL EASTERN'S SHAREHOLDERS EXPERIENCE EARNINGS DILUTION AS A RESULT OF THE ACQUISITION OF COLONIAL?

A. Yes. In the absence of an opportunity to retain cost savings resulting from merger-related synergies, Eastern shareholders will experience earnings dilution. Thus, in order to quantify the level of retained synergies necessary to make the transaction earnings-neutral for Eastern's shareholders, I have performed an earnings dilution analysis.

     Because the acquisition of Colonial includes both regulated and unregulated operations, I have calculated the earnings dilution to reflect only the dilution attributable to the gas distribution operations. To avoid dilution to Eastern's

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                         Page 11

     earnings, and a corresponding reduction in the value of Eastern's shares, shareholders would need to retain pre-tax earnings of $521 million over a 40-year period, which represents an average of $13.0 million per year, or $0.35 per share on average, after-tax, as set forth in Exhibit JDH-6. This dilution represents an economic loss to Eastern's shareholders of approximately 8 percent of earnings in 1999, which Eastern would otherwise have expected to earn had the acquisition not occurred (see Exhibit JDH-6).
                                                             ---

Q. PLEASE DESCRIBE THE GENERAL ASSUMPTIONS MADE IN DETERMINING THE EARNINGS DILUTION IMPACT.

A. These calculations are based on several assumptions. First, the acquisition price and the acquisition premium were adjusted to exclude Transgas, Colonial's unregulated operation. Using Eastern's 1999 estimated average earnings per share from First Call/2/ of $3.01, future earnings were projected assuming a 3 percent annual growth rate over the next 20 years. This growth rate is conservative in light of both Eastern's historical performance and its corporate objectives. Moreover, this 3 percent growth rate is conservative relative to typical gas-utility growth rates.

     It is important to note that, as growth rates assumed for the acquiror increase, the level of earnings dilution experienced as a result of an acquisition also increases.

___________________

/2/ First Call is a widely recognized and commonly used database that maintains equity research analysts' estimates of publicly traded companies' future earnings and earnings growth rates.

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                         Page 12

     In assuming a very conservative level of growth, the level of earnings dilution may be understated. The earnings of Colonial are based on Colonial's five-year stand-alone financial plan, which was provided to Eastern and other potential acquirors in due diligence prior to the announcement of the acquisition. The earnings were adjusted to exclude: (1) base-rate increases in 2000 through 2002; and (2) the effect of Transgas. Second, Colonial's earnings were adjusted to reflect the loss of earnings that Eastern will experience as a result of using $144 million in cash investments to acquire Colonial. This loss is calculated assuming cash investments have been earning a pre-tax return of 5.5 percent, with a tax rate of approximately 35 percent (the effective tax rate for Eastern). Third, Colonial's earnings must be further reduced for the amortization of the acquisition premium. Using a 40-year amortization of the premium attributable to the gas distribution business of Colonial, or $199.2 million, the annual amortization is approximately $5.0 million.

IV. MARKET'S PERSPECTIVE ON THE AMORTIZATION AND RECOVERY OF THE ACQUISITION PREMIUM.

Q. PLEASE EXPLAIN WHAT FACTORS ARE CONSIDERED BY MARKET PARTICIPANTS IN PLACING A VALUE ON EASTERN'S SHARES.

A. Gas company stock prices are affected by both company-specific events and by industry-wide events. These factors include: interest rates, projections of earnings growth, dividend policy, commodity prices and price volatility,

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                         Page 13

     significant weather changes, regulatory decisions, and M&A. With respect to the factors considered by market participants in placing a value on Eastern's shares, the primary drivers are projected earnings growth and dividend stability.

     The market views the consolidation trend in the gas distribution industry favorably, because of the opportunity for achieving cost-saving efficiencies and economies of scale. For this reason, the market responded well to Eastern's proposed transaction with Colonial. It is significant that the market views the "no net harm" standard established by the Department as a very reasonable approach that will spur investment in the future because it provides an opportunity to recover the costs necessary to effect the consolidation.

Q. HOW WILL AMORTIZATION OF THE ACQUISITION PREMIUM AFFECT THE MARKET'S PERSPECTIVE ON THE VALUE OF EASTERN'S STOCK?

A. The market recognizes that the amortization of the premium represents a charge to earnings over a 40-year period. If Eastern is unable to retain sufficient cost savings from the transaction, then the transaction will be dilutive to Eastern's per-share earnings. The market will expect Eastern to realize sufficient merger savings to make the transaction neutral to earnings within the first full calendar year of operations. If Eastern does not have the opportunity to achieve this objective, the market will adjust the share price accordingly to reflect a lower earnings stream.

                                                 Testimony of James D. Hempstead
                                                                   Exhibit JDH-1
                                                               December 24, 1998
                                                                         Page 14

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes, it does.

                                                                   Exhibit JDH-2
                                                               December 24, 1998

------------------------------------------------------------------------------------------------------------
                          MERRILL LYNCH'S GAS INDUSTRY M&A EXPERIENCE /(1)/(2)/
------------------------------------------------------------------------------------------------------------
                                                                                   TRANSACTION VALUE
            ACQUIROR                               TARGET                           ($ IN MILLIONS)
----------------------------------  ------------------------------------  ----------------------------------
Duke Power                          PANENERGY                                            $ 9,952
BROOKLYN UNION GAS                  Long Island Lighting/LIPA                              8,193
Enova Corp.                         PACIFIC ENTERPRISES                                    4,335
KN Energy                           MIDCON                                                 3,990
Houston Industries                  NORAM ENERGY                                           3,865
The Williams Companies              TRANSCO ENERGY                                         2,706
Shell Oil Company                   TEJAS GAS CORP.                                        2,650
CMS Energy                          DUKE ENERGY (PEPL & TGC)                               2,200
ONEOK Inc.                          SOUTHWEST GAS                                          1,764
TEJAS GAS CORP.                     Central & South West                                     890
TEJAS GAS CORP.                     Transok Inc.                                             890
Associated Natural Gas              PANHANDLE EASTERN                                        825
ATMOS ENERGY                        United Cities Gas                                        497
EASTERN ENTERPRISES                 Colonial Gas                                             494
PACIFIC GAS & ELECTRIC              Teco Pipeline Company                                    365
PANENERGY                           Mobil Natural Gas (Midstream JV)                         304
The Williams Companies              KERN RIVER GAS TRANSMISSION                              205
ENOVA/PACIFIC ENTERPRISES           AIG Trading Corp.                                        190
Mitchell Energy                     PANHANDLE EASTERN                                        120
TEPPCO                              DUKE ENERGY (DETTCO)                                     100
Crystal Oil                         FIRST RESERVE GAS                                         78
Norwest Corporation                 SOUTHWEST GAS                                             NA
PACIFIC GAS & ELECTRIC              Valero Energy                                             NA
                                                                          ----------------------------------
                                                                                         $44,613
                                                                          ==================================

/(1)/  Source: Merrill Lynch & Co.
/(2)/  Merrill Lynch clients are indicated in bold.
--------------------------------------------------------------------------------

                                                                   Exhibit JDH-3
                                                               December 24, 1998

------------------------------------------------------------------------------------------------------------------------------------

                                              SELECTED UTILITY ACQUISITION MULTIPLES
------------------------------------------------------------------------------------------------------------------------------------

  ANNOUNCEMENT                                       EQUITY        ENTERPRISE                   PRICE/       ACCOUNTING
      DATE     SUCCESSOR COMPANY                      VALUE           VALUE       PRICE/LTM      BOOK        TREATMENT        CASH
--------------                                    ------------    ------------               ------------   ------------   ---------

                 TARGET                                                           EARNINGS
                                                                                ------------
                 ACQUIROR
               ------------------------------
12/14/98       ONEOK
                 Southwest Gas                    $   864.0         $ 1,764.3       18.9x       1.90x         Purchase        100%
                 ONEOK                              1,049.9           2,159.4       14.0         1.75
                                                  ------------    ------------
                                                    1,913.9           3,923.7
12/14/98       National Grid Group
                 New England Electric System        3,216.5           3,877.9       14.9         2.01         Purchase        100
                 National Grid Group               12,434.5          14,873.8       19.3         8.41
                                                  ------------    ------------
                                                   15,651.1          18,751.7
12/7/98        ScottishPower
                 PacifiCorp                         7,335.9          12,225.4       29.9         1.83         Purchase          0
                 ScottishPower                     12,727.0          16,184.2       15.6         4.44
                                                  ------------    ------------
                                                   20,062.9          28,409.6
12/7/98        BEC Energy
                 Commonwealth Energy                  949.6           1,575.5       19.5         2.13         Purchase         10
                 BEC Energy                         1,981.7           2,943.6       14.2         1.85
                                                  ------------    ------------
                                                    2,931.4           4,519.0
11/23/98       AES Corporation
                 CILCORP                              894.8           1,334.8       37.8         2.51         Purchase        100
                 AES Corporation                    7,854.9          14,948.9       28.1         4.59
                                                  ------------    ------------
                                                    8,749.7          16,283.7
11/11/98       Carolina Power & Light
                 North Carolina Natural Gas           353.5             426.0       20.9         2.83         Pooling           0
                 Carolina Power & Light             7,197.7           9,966.1       17.4         2.54
                                                  ------------    ------------
                                                    7,551.2          10,392.1
10/19/98       Eastern Enterprises
                 Colonial Gas                         332.0             494.0       22.1         2.66         Purchase         45
                 Eastern Enterprises                  975.8           1,243.5       18.6         1.80
                                                  ------------    ------------
                                                    1,307.8           1,737.4
8/12/98        MidAmerican Energy
                 MidAmerican Energy                 2,554.9           4,045.6       18.2         1.95         Purchase        100
                 CalEnergy                          1,579.6           6,088.2       15.0         2.03
                                                  ------------    ------------
                                                    4,134.6          10,133.7
5/12/98        Consolidated Edison
                 Orange & Rockland                    790.8           1,319.4       18.8         2.10         Purchase        100
                 Consolidated Edison               10,567.6          15,460.3       15.2         1.78
                                                  ------------    ------------
                                                   11,358.4          16,779.8
4/30/98        Sierra Pacific Resources
                 Sierra Pacific Resources           1,077.7           1,921.0       14.5         1.70         Purchase         20
                 Nevada Power                       1,226.1           2,264.5       14.9        11.47
                                                  ------------    ------------
                                                    2,303.7           4,185.5
3/19/98        Westar Energy
                 Kansas City Power & Light          2,135.3           2,135.3       16.4         2.38         Pooling           0
                 Western Resources                  2,767.6           4,542.3       15.8         1.30
                                                  ------------    ------------
                                                    4,902.9           6,677.6
12/22/97       Eastern Enterprises
                 Essex County Gas Company              80.5              98.6       18.3         2.26         Pooling           0
                 Eastern Enterprises                  833.8           1,051.1       15.9         2.00
                                                  ------------    ------------
                                                      914.3           1,149.7
12/22/97       American Electric Power
                 Central & South West               6,438.7          12,063.7       16.8         1.77         Pooling           0
                 American Electric Power            9,587.2          15,615.1       15.3         2.06
                                                  ------------    ------------
                                                    4,902.9           6,677.6

                                                               December 24, 1998

------------------------------------------------------------------------------------------------------------------------------------

                                        SELECTED UTILITY ACQUISITION MULTIPLES (CONTINUED)
------------------------------------------------------------------------------------------------------------------------------------

  ANNOUNCEMENT                                       EQUITY        ENTERPRISE                   PRICE/       ACCOUNTING
      DATE     SUCCESSOR COMPANY                      VALUE           VALUE       PRICE/LTM      BOOK        TREATMENT        CASH
--------------                                    ------------    ------------               ------------   ------------   ---------

                 TARGET                                                           EARNINGS
                                                                                ------------
                 ACQUIROR
               ------------------------------
12/18/97       NIPSCO
                 Bay State Gas                         540.3            827.6       25.7          2.31         Purchase         50
                 NIPSCO                              2,893.5          4,897.7       15.5          2.28
                                                  ------------    ------------
                                                     3,433.7          5,725.3
5/21/97        LG&E Energy
                 KU Energy                         $ 1,578.9        $ 2,219.5       19.3x         2.65x        Pooling           0%
                 LG&E                                1,658.5          2,568.7       13.8          2.04
                                                  ------------    ------------
                                                     3,237.4          4,788.2
4/7/97         Allegheny Energy
                 DQE                                 2,588.1          3,941.9       14.5          1.86         Pooling           0
                 Allegheny Power System              3,619.1          6,350.4       13.6          1.67
                                                  ------------    ------------
                                                     6,207.2         10,292.3
12/29/96       KeySpan Corporation
                 Long Island Lighting Co.            2,951.5          8,193.1       11.3          1.17         Pooling           0
                 Brooklyn Union Gas                  1,524.8          2,201.5       15.8          1.68
                                                  ------------    ------------
                                                     4,476.3         10,394.6
11/25/96       Duke Energy
                 PanEnergy                           7,553.4          9,951.6       21.8          3.14         Pooling           0
                 Duke Power                          9,651.1         14,071.9       14.6          1.97
                                                  ------------    ------------
                                                    17,204.5         24,023.5
10/14/96       Sempra Energy
                 Pacific Enterprises                 2,826.9          4,334.9       14.7          2.15         Pooling           0
                 Enova                               2,579.0          4,070.2       11.4          1.67
                                                  ------------    ------------
                                                     5,405.9          8,405.1
9/16/96        FirstEnergy
                 Centerior                           1,602.8          6,343.2        8.6          0.83         Pooling           0
                 Ohio Edison                         3,146.7          6,632.5       10.4          1.29
                                                  ------------    ------------
                                                     4,749.6         12,975.7
8/12/96        Conectiv
                 Atlantic Energy                       915.7          3,083.7       10.7          1.13         Purchase          0
                 Delmarva Power & Light              1,291.0          2,358.4       12.0          1.39
                                                  ------------    ------------
                                                     2,206.7          5,442.2
8/12/96        Houston Industries
                 NorAm Energy                        2,241.8          3,865.3       33.5          3.20         Purchase         50
                 Houston Industries                  6,240.1         10,451.0       14.9          1.55
                                                  ------------    ------------
                                                     2,206.7          5,442.2
7/22/96        Atmos Energy
                 United Cities Gas                     332.0            496.4       22.8          2.06         Pooling           0
                 Atmos Energy                          414.9            572.3       22.6          2.29
                                                  ------------    ------------
                                                       746.9          1,068.7
7/22/96        Enron
                 Portland General                    2,140.0          3,288.5       14.7          2.30         Pooling           0
                 Enron                              10,555.5         14,566.2       23.4          3.28
                                                  ------------    ------------
                                                    12,695.5         17,854.8
5/24/96        Interstate Energy
                 WPL Holdings                          950.1          1,546.8       11.4          1.55         Pooling           0
                 IES Industries                      1,043.8          1,794.7       14.6          1.69
                 Interstate Power                      327.8            573.5       12.1          1.62
                                                  ------------    ------------
                                                     2,321.7          3,915.0
8/23/95        New Century Energies
                 Southwestern Public Service         1,219.6          1,841.1       12.2          1.76         Pooling           0
                 Public Service Co. of Colorado      1,980.0          3,610.7       11.2          1.52
                                                  ------------    ------------
                                                     3,199.7          5,451.9

                                                               December 24, 1998

------------------------------------------------------------------------------------------------------------------------------------

                                        SELECTED UTILITY ACQUISITION MULTIPLES (CONTINUED)
------------------------------------------------------------------------------------------------------------------------------------

  ANNOUNCEMENT                                       EQUITY        ENTERPRISE                   PRICE/       ACCOUNTING
      DATE     SUCCESSOR COMPANY                      VALUE           VALUE       PRICE/LTM      BOOK        TREATMENT        CASH
--------------                                    ------------    ------------               ------------   ------------   ---------

                 TARGET                                                           EARNINGS
                                                                                ------------
                 ACQUIROR
               ------------------------------
8/14/95        Ameren
                 CIPSCO                               1,258.9         1,815.7        15.8         1.97         Pooling           0
                 Union Electric                       3,663.7         5,822.6        12.8         1.63
                                                  ------------    ------------
                                                      4,922.6         7,638.3
7/27/94        MidAmerican Energy
                 Iowa-Illimois Gas & Electric           655.9         1,554.2        12.1         0.94         Pooling           0
                 Midwest Resources                      836.7         1,735.0        11.8         1.20

                                                  ------------    ------------
                                                      1,492.6         3,289.3

                                                                   Exhibit JDH-4
                                                               December 24, 1998

------------------------------------------------------------------------------------------------------------------------------------

                                        SELECTED GAS DISTRIBUTION ACQUISITION MULTIPLES
------------------------------------------------------------------------------------------------------------------------------------

  ANNOUNCEMENT                                       EQUITY        ENTERPRISE                   PRICE/       ACCOUNTING
      DATE     SUCCESSOR COMPANY                      VALUE           VALUE       PRICE/LTM      BOOK        TREATMENT        CASH
--------------                                    ------------    ------------               ------------   ------------   ---------

                 TARGET                                                           EARNINGS
                                                                                ------------
                 ACQUIROR
               ------------------------------
12/14/98       ONEOK
                 Southwest Gas                       $  864.0       $ 1,764.3        18.9x        1.90x        Purchase       100%
                 ONEOK                                1,049.9         2,159.4        14.0         1.75
                                                  ------------    ------------
                                                      1,913.9         3,923.7
11/11/98       Carolina Power & Light
                 North Carolina Natural Gas             353.5           426.0        20.9         2.83         Pooling          0
                 Carolina Power & Light               7,197.7         9,966.1        17.4         2.54
                                                  ------------    ------------
                                                      7,551.2        10,392.1
10/19/98       Eastern Enterprises
                 Colonial Gas                           332.0           494.0        22.1         2.66         Purchase        45
                 Eastern Enterprises                    975.8         1,243.5        18.6         1.80
                                                  ------------    ------------
                                                      1,307.8         1,737.4
12/22/97       Eastern Enterprises
                 Essex County Gas Company                80.5            98.6        18.3         2.26         Pooling          0
                 Eastern Enterprises                    833.8         1,051.1        15.9         2.00
                                                  ------------    ------------
                                                        914.3         1,149.7
12/18/97       NIPSCO
                 Bay State Gas                          540.3           827.6        25.7         2.31         Purchase        50
                 NIPSCO                               2,893.5         4,897.7        15.5         2.28
                                                  ------------    ------------
                                                      3,433.7         5,725.3
7/22/96        Atmos Energy
                 United Cities Gas                      332.0           496.4        22.8         2.06         Pooling          0
                 Atmos Energy                           414.9           572.3        22.6         2.29
                                                  ------------    ------------
                                                        746.9         1,068.7

________________________________________________________________________________

                                                                   Exhibit JDH-5
                                                               December 24, 1998
--------------------------------------------------------------------------------
           "POOLING-OF-INTERESTS" ACCOUNTING QUALIFICATION CRITERIA
--------------------------------------------------------------------------------

1. Each of the combining companies must be autonomous and may not have been a subsidiary or division of another corporation within two years prior to the initiation of a plan of combination (APB-16, par.
     46a)..


2. At the date of initiation and at the date of consummation of the combination plan, each combining company is independent of the other. An intercorporate investment of 10 percent or less of the total outstanding voting common stock of any combining company is acceptable and will not impair the independence test (APB-16, par. 46b)..

     In addition, the term business combination does not apply to the transfer of net assets or the exchange of shares between companies under common control (APB-16, par. 5). Therefore, the exchange by a partially owned subsidiary of its common stock for the outstanding voting common stock of its parent (a downstream merger) cannot be accounted for by the pooling-of-interests method (FTB 85-5, pars. 13 and 14). The acquisition of some or all of the stock held by minority stockholders of a subsidiary, whether acquired by the parent, the subsidiary itself, or another affiliate, should be accounted for by the purchase method (fair value) (APB-16, par. 43)..

3. After a plan is initiated, it must be completed within one year in accordance with a specific plan, or completed in a single transaction (APB-16, par. 47a)..

4. At the consummation date of the plan, the acquiring company offers and issues its majority class of stock (voting rights) for no less than 90 percent of the voting common stock interests of the combining company being acquired. The 90 percent or more of the voting common stock interests being acquired is determined at the date the plan is consummated (APB-16, par.
     47b)..

5. No changes in the equity interests of the voting common stock of any combining company may be made in contemplation of a pooling of interests. This restriction is for a period beginning two years prior to the initiation date of the plan of combination, and for the period between the initiation date and the consummation date (APB-16, par.
     47c)..

6. The reacquisition of voting common stock by any combining company is allowed except for purposes of business combinations. In addition, any reacquisition of voting common stock between the initiation and the consummation dates must be no more than a normal amount (APB-16, par.
     47d)..

7. Each common stockholder to a plan of combination must receive a voting common stock interest exactly in proportion to his or her voting common stock interest prior to the combination (APB-16, par.
     47e)..

8. The common stockholders to a plan of combination must receive the voting rights they are entitled to and must not be deprived or restricted in any way from exercising those rights (APB-16, par.
     47f)..

9. The entire plan of combination must be effected on the date of consummation (APB-16, par. 47g)..

10. The combined corporation may not agree to reacquire or retire any of the stock issued to effect the combination (APB-16, par. 48a)..

11. The combined corporation may not enter into any agreements to the benefit of the former shareholders of the combiners, such as loan guarantees secured by issuer company stock (APB-16, par. 48b)..

12. The combined corporation may not plan to dispose of substantial amounts of the assets of the combiners within two years of the date of the combination other than routine transactions in the ordinary course of business or to eliminate excess capacity (APB-16, par. 48c)..

Source:  1996 Miller GAAP Guide.
--------------------------------------------------------------------------------

                                                                                                                    Exhibit JDH-6
     ----------------------------------------------------------------------------------------------------------------------------
     PURCHASE PRICE OF EQUITY AND  GOODWILL CALCULATION                                                         December 24, 1998
     --------------------------------------------------
     Offer price per share                                                     $   37.50
     Shares outstanding                                                            8,853  /(1)/
                                                                                ---------
                                                                               $ 332,001
     Less:  Fair market value of TransGas                                        (13,000) /(2)/
                                                                                ---------
                                                                               $ 319,001
     Less:  Book value of Colonial Gas                                          (119,827) /(3)/
                                                                                ---------
                                                                               $ 199,174
     Amortization period (years)                                                      40
     Annual goodwill amortization                                              $   4,979
     ----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS OF PRO FORMA SHARES OUTSTANDING
-------------------------------------------
     Colonial Purchase Price                                                                                     $ 332,001
     Less: Cash Consideration                                                                                      150,000
                                                                                                                   --------
     Eastern Common Stock Consideration                                                                          $ 182,001
     Assumed Eastern Common Stock Price Per Share                                                                $   41.00

                                                                                  GAS       TRANSGAS          TOTAL
                                                                              ----------  -----------       --------
     Cash (includes transaction expenses)                                      144,127        5,873              $ 150,000
     Eastern Shares Issued                                                       4,265          174                  4,439
     Eastern Shares Outstanding at 9/30/98                                      22,438                              22,438
                                                                              ----------                   ---------------
     Pro Forma Shares Outstanding                                               26,703                              26,877
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS OF TAX AND INTEREST RATES
-------------------------------------
     Assumed Pre-Tax Interest Rate on Cash Balance                                                                    5.50%
     Assumed Tax Rate (Corporate)                                                                                     35.0%
     Assumed Tax Rate (Gas Company)                                                                                   39.2%
     Assumed After-Tax Interest Rate on Cash (Gas Distribution)                                                      3.575%
-----------------------------------------------------------------------------------------------------------------------------------

                          (a)        (b)          (c)           (d)           (e)         (f)                  (g)         (h)
                       Colonial   TransGas                    Interest      Adjusted     Eastern             Pro Forma   Pro Forma
                          Net        Net        Goodwill       Forgone      Colonial       Net     Eastern   Combined     Combined
     Year        Year   Income     Income     Amortization     on Cash     Net Income    Income      EPS    Net Income      EPS
---------------  ----  ---------  ---------  ---------------  ---------    -----------  ---------  -------  -----------  ---------
1                1999   $17,767    ($1,128)       ($4,979)     ($5,153)       $ 6,507   $ 67,500     $3.01    $ 74,007       $2.77
2                2000    18,568     (1,255)        (4,979)      (5,153)         7,181     69,525      3.10      76,706        2.87
3                2001    19,346     (1,395)        (4,979)      (5,153)         7,819     71,611      3.19      79,430        2.97
4                2002    20,155     (1,550)        (4,979)      (5,153)         8,473     73,759      3.29      82,232        3.08
5                2003                                                           8,727     75,972      3.39      84,699        3.17
6                2004                                                           8,989     78,251      3.49      87,240        3.27
7                2005                                                           9,259     80,599      3.59      89,857        3.37
8                2006                                                           9,537     83,016      3.70      92,553        3.47
9                2007                                                           9,823     85,507      3.81      95,330        3.57
10               2008                                                          10,117     88,072      3.93      98,190        3.68
11               2009                                                          10,421     90,714      4.04     101,135        3.79
12               2010                                                          10,733     93,436      4.16     104,169        3.90
13               2011                                                          11,055     96,239      4.29     107,294        4.02
14               2012                                                          11,387     99,126      4.42     110,513        4.14
15               2013                                                          11,729    102,100      4.55     113,829        4.26
16               2014                                                          12,081    105,163      4.69     117,243        4.39
17               2015                                                          12,443    108,318      4.83     120,761        4.52
18               2016                                                          12,816    111,567      4.97     124,384        4.66
19               2017                                                          13,201    114,914      5.12     128,115        4.80
20               2018                                                          13,597    118,362      5.28     131,959        4.94
21               2019                                                          14,005    121,913      5.43     135,917        5.09
22               2020                                                          14,425    125,570      5.60     139,995        5.24
23               2021                                                          14,858    129,337      5.76     144,195        5.40
24               2022                                                          15,303    133,217      5.94     148,520        5.56
25               2023                                                          15,762    137,214      6.12     152,976        5.73
26               2024                                                          16,235    141,330      6.30     157,565        5.90
27               2025                                                          16,722    145,570      6.49     162,292        6.08
28               2026                                                          17,224    149,937      6.68     167,161        6.26
29               2027                                                          17,741    154,435      6.88     172,176        6.45
30               2028                                                          18,273    159,068      7.09     177,341        6.64
31               2029                                                          18,821    163,840      7.30     182,661        6.84
32               2030                                                          19,386    168,755      7.52     188,141        7.05
33               2031                                                          19,967    173,818      7.75     193,786        7.26
34               2032                                                          20,566    179,033      7.98     199,599        7.47
35               2033                                                          21,183    184,404      8.22     205,587        7.70
36               2034                                                          21,819    189,936      8.46     211,755        7.93
37               2035                                                          22,474    195,634      8.72     218,107        8.17
38               2036                                                          23,148    201,503      8.98     224,651        8.41
39               2037                                                          23,842    207,548      9.25     231,390        8.67
40               2038                                                          24,557    213,774      9.53     238,332        8.93

                        Accretion/     Accretion/   Break-even
                        (Dilution)     (Dilution)     Pre-Tax
     Year        Year  ($ per share)      (%)         Savings
---------------  ----  -------------  ------------  -----------
1                1999        ($0.24)        -7.9%     ($10,405)
2                2000         (0.23)        -7.3%       (9,929)
3                2001         (0.22)        -6.8%       (9,532)
4                2002         (0.21)        -6.3%       (9,128)
5                2003         (0.21)        -6.3%       (9,401)
6                2004         (0.22)        -6.3%       (9,683)
7                2005         (0.23)        -6.3%       (9,974)
8                2006         (0.23)        -6.3%      (10,273)
9                2007         (0.24)        -6.3%      (10,581)
10               2008         (0.25)        -6.3%      (10,899)
11               2009         (0.26)        -6.3%      (11,226)
12               2010         (0.26)        -6.3%      (11,563)
13               2011         (0.27)        -6.3%      (11,909)
14               2012         (0.28)        -6.3%      (12,267)
15               2013         (0.29)        -6.3%      (12,635)
16               2014         (0.30)        -6.3%      (13,014)
17               2015         (0.31)        -6.3%      (13,404)
18               2016         (0.31)        -6.3%      (13,806)
19               2017         (0.32)        -6.3%      (14,221)
20               2018         (0.33)        -6.3%      (14,647)
21               2019         (0.34)        -6.3%      (14,647)
22               2020         (0.35)        -6.3%      (14,647)
23               2021         (0.36)        -6.3%      (14,647)
24               2022         (0.38)        -6.3%      (14,647)
25               2023         (0.39)        -6.3%      (14,647)
26               2024         (0.40)        -6.3%      (14,647)
27               2025         (0.41)        -6.3%      (14,647)
28               2026         (0.42)        -6.3%      (14,647)
29               2027         (0.43)        -6.3%      (14,647)
30               2028         (0.45)        -6.3%      (14,647)
31               2029         (0.46)        -6.3%      (14,647)
32               2030         (0.48)        -6.3%      (14,647)
33               2031         (0.49)        -6.3%      (14,647)
34               2032         (0.50)        -6.3%      (14,647)
35               2033         (0.52)        -6.3%      (14,647)
36               2034         (0.53)        -6.3%      (14,647)
37               2035         (0.55)        -6.3%      (14,647)
38               2036         (0.57)        -6.3%      (14,647)
39               2037         (0.58)        -6.3%      (14,647)
40               2038         (0.60)        -6.3%      (14,647)
                                                --------------
                                                     ($521,440)

                   EASTERN ENTERPRISES COLONIAL GAS COMPANY

                        TESTIMONY OF JOSEPH F. BODANZA

                                 D.T.E 98-____

I    INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is Joseph F. Bodanza. My business address is One Beacon Street, Boston, Massachusetts 02108.

Q.   BY WHOM ARE YOU EMPLOYED AND IN WHAT CAPACITY?

A. I am Senior Vice President and Treasurer of Boston Gas Company ("Boston Gas"). I am responsible for the financial, accounting, treasury, governmental/state regulatory and public affairs, pricing and rates, as well as the design, implementation and maintenance of information and communications systems.

Q.   HAVE YOU PREVIOUSLY TESTIFIED IN PROCEEDINGS BEFORE THE DEPARTMENT?

A. Yes, I have testified in a number of other proceedings before the Department during my tenure with Boston Gas. Most recently, I testified on behalf of Eastern Enterprises ("Eastern") in Eastern-Essex Acquisition,
                                                  -------------------------
     D.T.E. 98-27 (1998).

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. The purpose of my testimony is: (i) to discuss the Rate Plan for Colonial Gas Company ("Colonial"); (ii) to discuss the costs associated with achieving the merger and the required accounting treatment of those costs in a purchase accounting transaction; (iii) to describe and propose a process for calculating the

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                          Page 2


     cost savings and synergies achieved that are available to offset the total transaction costs following the expiration of the ten-year rate-freeze period; and (iv) to review the specific benefits associated with the proposed merger demonstrating that the merger is consistent with the public interest, pursuant to G.L. c. 164, (S) 96.

II.  DISCUSSION OF THE RATE PLAN

Q.   WHAT IS THE PURPOSE OF THE RATE PLAN?

A. The purpose of the Rate Plan is to allocate the potential savings resulting from operating synergies in an equitable manner so as to provide Colonial customers with significant and immediate benefits while allowing Eastern's shareholders an opportunity to recover the costs incurred to achieve the merger. In that regard, the Rate Plan provides a 2.2 percent reduction in the total burner-tip price of gas currently paid by Colonial's sales customers. In addition, we have proposed to freeze base rates for ten years, which will provide customers with price stability and additional savings through the avoidance of rate increases that customers would have otherwise experienced. Under our proposal, Eastern shareholders also have a reasonable opportunity to recover both the acquisition premium paid by Eastern and the related transaction costs through the retention of merger-related synergies.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                          Page 3


Q.   WHAT ARE THE BASIC ELEMENTS OF THE RATE PLAN THAT YOU ARE PROPOSING?

A. In developing the proposed Rate Plan, we have set an objective of providing immediate and long-term benefits to Colonial customers. Based on Colonial's 1997 normalized revenues of approximately $183 million, Colonial customers would receive an immediate burner-tip price reduction of approximately $1.0 million, which would increase to $4.0 million in the first full year following the merger, for an overall burner-tip price reduction of 2.2 percent. These savings, as described in the testimony of Mr. Luthern, will result from the attainment of synergies and efficiencies in the gas supply function and are estimated to total approximately $37 million over the ten-year rate-freeze period. All savings related to the gas supply function will be reflected in Colonial's Cost of Gas Adjustment Clause ("CGAC") over ten-years.

     We also propose to freeze Colonial's base rates for ten years, which will provide customers with savings of $127.6 million as demonstrated in Exhibit JFB-2. In addition, cost savings will accrue to Colonial customers as a result of the avoidance of information technology-related capital investments, totaling $12.5 million over the ten-year rate-freeze period, as demonstrated in Exhibit JFB-3. We have estimated that the combined impact of the gas supply cost savings, avoided capital costs and rate-freeze savings will provide Colonial customers with

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                          Page 4

     benefits of $177 million, or an average of $17.7 million annually, over ten years, as calculated in Exhibit JFB-4.

        --------------------------------------------------------------
                                    TABLE 1
                                    -------

              CUSTOMER BENEFITS OVER TEN-YEAR RATE-FREEZE PERIOD
              --------------------------------------------------
          Gas Supply Savings                    $37 million
          Avoided Technology Investments        $12.5 million
          Avoided Base-Rate Increases           $127.6 million
                                                --------------
          TOTAL CUSTOMER BENEFITS               $177.1 million
        --------------------------------------------------------------

     These benefits represent per customer annual savings of approximately $116, or $1164 per customer over ten years.

     We are further proposing to amortize all transaction costs incurred to complete the merger as well as all integration costs incurred to realize projected cost synergies during the ten-year period of the base-rate freeze. In addition, as required under generally accepted accounting principles ("GAAP"), we are proposing to amortize over 40 years, and recover through the earnings of Colonial, the acquisition premium incurred by Eastern to accomplish the merger. In order to offset the effect of the merger-related costs on earnings, we are proposing to retain O&M synergies during the ten-year rate-freeze period and, to the extent that achieved synergies are demonstrated to be equal to or greater than the amortized amount of merger-related cost, during the following 30 years of the Rate Plan.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                          Page 5

Q. ON WHAT BASIS HAVE YOU DETERMINED THAT GAS COST SAVINGS OF APPROXIMATELY $4 MILLION ANNUALLY WILL BE ATTAINED AS A RESULT OF SYNERGIES IN GAS SUPPLY OPERATIONS?

A. We estimate that gas cost savings will be attained as a result of the ability to coordinate the gas supply resources of Boston Gas and Colonial. Such joint coordination will create increased supply options, result in more efficient use of existing resources, and generate savings from an enhancement of Colonial's purchasing power. Mr. Luthern has reviewed Colonial's gas-resource portfolio and gas-supply operations to identify available synergies, and his testimony outlines how these savings will be achieved.

     As indicated by Mr. Luthern, a review of Colonial's supply contracts and requirements forecast has enabled him to project that gas costs for the Colonial portfolio will be reduced in the first full year following the merger by $4.0 million annually. In addition, there may be opportunities for additional savings relating to the restructuring of other capacity contracts in the future, which would flow to customers through the operation of the CGAC.

Q. HOW DID YOU CALCULATE THE CUSTOMER SAVINGS THAT ARE LIKELY TO RESULT FROM THE TEN-YEAR FREEZE IN THE BASE RATES OF COLONIAL?

A. As discussed by Mr. Stavropoulos in his testimony, we have performed a revenue-requirement analysis based on a 1997 test year, which indicates that Colonial has a revenue deficiency of $8.5 million across its two operating divisions. I estimate that, if base rates are frozen for ten years, Colonial's customers will avoid a rate

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                          Page 6

     case, which Colonial planned on filing in April 2000, along with additional base rate increases during the rate-freeze period. Rather than projecting a series of base-rate cases over that period, I have estimated annual base-rate increases based on the price-cap approach that has been approved by the Department. Using the test-year 1997 calculated revenue requirement of $92 million to establish "cast-off" rates, I have performed an analysis to quantify annual price increases that would occur over the rate-freeze period using a forecast of the inflation measure GDP-PI, less an offset of 100 basis points. Thus, as demonstrated in Exhibit JFB-2, over the proposed ten-year rate-freeze period, savings of $127.6 million would be achieved for the direct benefit of Colonial's customers.

Q.   WHY IS THE TEN-YEAR RATE FREEZE PARTICULARLY SIGNIFICANT IN THIS CASE?

A. In this case, the ten-year rate freeze proposal actually represents a base-rate decrease in real terms for Colonial's customers because of the $8.5 million revenue deficiency and the inflation offset, which is discussed in the testimony of Mr. Stavropoulos. In addition, as recognized by the Department in NIPSCO-Bay State Acquisition, the benefits of a rate freeze
                   ----------------------------
     are compounded over time. D.T.E. 98-31, at 16. Thus, the rate-freeze benefits for Colonial's customers are significant and unprecedented because of the extended time period, i.e., ten years, and because Colonial will be
                                  ----
     freezing rates that are not currently collecting sufficient revenue to recover its costs to serve customers. Although Eastern is

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                          Page 7

     assuming considerable risk in committing to a ten-year rate freeze given the existence of a significant revenue deficiency, Eastern is willing to make such a commitment given the Department's recognition that, should serious adverse circumstances arise during the rate freeze such as significant inflation, reasonable and properly supported adjustments would be considered by the Department. D.T.E. 98-31, at 18-19.

     During the ten-year period of the rate freeze, Eastern is proposing to shoulder the risk for a reasonable level of inflation in the costs Colonial incurs to provide service to its customers. If inflation rates were to rise precipitously, however, it would be impossible for Colonial to bear all cost increases for the full ten-year period, especially where Colonial has "locked in" a revenue deficiency. Accordingly, we are proposing that the Department provide an opportunity for Colonial to file for an appropriate modification in rates during the ten-year rate-freeze period where inflation, as measured by the GDP-PI, has increased by more than 5 percent in a twelve-month period.

     Therefore, consistent with previous Department findings, and unless inflation increases significantly, the proposed base-rate freeze will be subject only to cost changes resulting from exogenous factors such as changes in tax laws, accounting changes and regulatory, judicial or legislative changes. See D.T.E. 98-27, at 19; D.T.E. 98-31, at 17.
                          ---

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                          Page 8

Q. ARE THERE CURRENTLY ANY PENDING CASES BEFORE THE DEPARTMENT THAT INVOLVE POLICY DETERMINATIONS THAT COULD SIGNIFICANTLY AFFECT THE OPERATION OF THE RATE PLAN, AND THEREFORE, CONSTITUTE AN EXOGENOUS COST?

A. Yes. The Department currently has under consideration a proceeding to investigate the recovery of lost base revenues ("LBRs") associated with conservation measures installed through demand-side management ("DSM") programs, which is docketed as Colonial Gas Company, D.T.E. 97-112. Since
                                    --------------------
     a gas company's allowed revenue requirement is recovered through rates largely on a volumetric, test-year basis, DSM measures installed to reduce gas usage have the effect of decreasing the number of revenue-producing sales and billing units needed to recover a company's approved revenue requirement. The Department has recognized that a significant reduction in revenue resulting from such installations would preclude a company from recovering its revenue requirement between rate cases and, as a result, would require the filing of more frequent rate cases. See, e.g., D.P.U.
                                                            ---  ----
     86-36-F at 35 (1988); Boston Gas Company, D.P.U. 90-17/18/55, at 139
                           ------------------
     (1990). Thus, the Department has historically allowed annual adjustments to provide for the recovery of LBRs until the full impact of those lost sales can be reflected in a company's base rates during a rate-case proceeding.

     A reversal of this long-standing policy regarding the recovery of LBRs would have a significant, negative impact on the operation of the Rate Plan, as proposed herein. Colonial's most recent filing for LBR recovery was filed on September 7,

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                          Page 9

     1998, which requested recovery of $1.2 million associated with LBRs for the period of May 1997 through April 1998. This filing was docketed as Colonial
                                                                        --------
     Gas Company, D.T.E. 98-95. Because of the ten-year rate freeze, Colonial
     -----------
     will not be able to adjust for LBRs through a general rate proceeding were the Department to limit LBR recovery. Since a change in the Department's regulatory policy with regard to the recovery of LBRs would have a significant impact on the ability of Eastern and Colonial to have a reasonable opportunity to recover merger-related costs during the rate freeze period, it would be necessary to treat such a change in Department policy as an exogenous cost. Therefore, in order to implement the Rate Plan, Eastern and Colonial would need the Department's recognition that any such policy change would constitute an exogenous cost, which Colonial could recover through adjusted rates.

Q. WILL COLONIAL'S CUSTOMERS BE THE BENEFICIARIES OF ANY MERGER-RELATED COST SAVINGS IN ADDITION TO THE TEN-YEAR RATE FREEZE AND GAS COST REDUCTIONS?

A. We estimate that additional cost savings will be realized for the benefit of Colonial's customers as a result of the avoidance of certain information-technology-related capital investments and ongoing expenses associated with these investments. Over the past several years, Boston Gas has invested significantly in information technology, including software systems, hardware and infrastructure. These investments have enhanced customer service, improved productivity and advanced Boston Gas' readiness for the Year 2000. In addition,

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 10

     these investments have positioned Boston Gas to implement a comprehensive customer-choice program in 1999.

     Combining the information processing needs of Boston Gas and Colonial will enable Colonial to avoid incurring duplicate expenditures. Colonial will be able to avoid planned development and/or modifications of a variety of systems, including work management, facilities maintenance, supervisory control and data acquisition, and broker management. The investments in technology made by Boston Gas will be leveraged and integrated into the operations of Colonial. Additionally, savings will be realized from the elimination of duplicate software and hardware licenses and maintenance fees. The cost savings of avoided technology investment by Colonial are estimated to be approximately $12.5 million over the ten-year rate-freeze period, as shown in Exhibit JFB-3.

Q. HAVE YOU IDENTIFIED ANY POTENTIAL NEAR-TERM COST SAVINGS THAT COULD BE REALIZED THROUGH OPERATION AND MAINTENANCE EFFICIENCIES?

A. The Colonial acquisition is distinguishable from Eastern's acquisition of Essex in one major respect. Because of Essex's relatively small size (42,000 customers) in comparison to the Boston Gas system (520,000 customers), and the minimal level of automation employed in Essex's operations, a significant portion of the operation and maintenance ("O&M") synergies were readily apparent and attainable within a reasonable time frame. Specifically, Essex's relatively small

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 11

     size allowed Boston Gas effectively to "annex" Essex's back-office operations using the information systems of Boston Gas.

     In this case, the attainment of O&M synergies is more complicated because Colonial's operation is much larger (152,000 customers) and is divided into two non-contiguous operating divisions. In addition, Colonial has already implemented a variety of initiatives to control costs and improve productivity. In that respect, Colonial is committed to certain contractual arrangements for O&M-related services that must be fulfilled either by retaining the contract or by "buying out" the remaining commitment. In addition, because Colonial is recognized for its strong management team, we anticipate that many members of the Colonial management team will be retained after the merger, which will allow us to build on the enhanced management resources of the affiliated companies. Thus, on an overall basis, the same proportion of staff reductions are not available in this transaction as were available in the Essex merger.

     Given the relatively large scale of Colonial's operations, which is roughly four times the size of Essex, and the fact that Colonial has certain systems in place, the identification of O&M synergies in this case will require the development of a comprehensive and carefully planned integration plan. As a result, the attainment of O&M synergies will be a longer-term process than in the Essex case, since it will take time both to identify cost-saving opportunities and to implement

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 12

     measures to attain those synergies. Boston Gas and Colonial will use a collaborative approach to determine how best to combine all functional areas. The objective of this process will be to define and implement the business processes and infrastructure necessary for the companies to operate with the utmost efficiency. For that purpose, the services of Deloitte & Touche Consulting ("Deloitte & Touche") have been retained to support the enterprise-wide merger integration process. Deloitte & Touche is the most experienced consulting firm in the area of merger integration within the utility industry.

     Without having completed the process to develop a comprehensive plan to guide the merger integration process, it is our estimate that available O&M synergies over the next few years will grow to approximately $8.7 million per year. We estimate that labor savings can be achieved through the reduction of approximately 5 percent, or 100 redundant positions. We estimate that the direct wage, salary and benefit cost reductions associated with these positions is approximately $6.8 million. Moreover, we estimate that other cost savings of approximately $1.9 million could result from the consolidation of programs and expenditures relating to insurance, audit and consulting fees, shareholder services and other general corporate functions. Therefore, in total, we estimate that O&M savings of approximately $8.7 million or 25 percent of Colonial's total O&M expenses for the most recent fiscal year, are potentially attainable in the near term

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 13

     as a result of Eastern's acquisition of Colonial. These savings are set forth in Exhibit JFB-5.

Q. WHAT RISKS DO YOU PERCEIVE ARE INVOLVED IN ACHIEVING O&M SYNERGIES BOTH IN THE NEAR AND LONG TERM?

A. As noted above, O&M synergies resulting from Eastern's acquisition of Colonial will develop over time and will involve a substantial effort to identify and achieve. Accordingly, there is uncertainty surrounding the magnitude of the O&M cost savings, which means that Eastern will be assuming a considerable amount of risk in achieving sufficient O&M cost savings to offset the transaction costs that will be incurred to complete the acquisition. These uncertainties relate primarily to the potential for combining functional areas of the companies, taking into consideration such issues as where the function should be performed and whether it should be performed on a centralized or decentralized basis.

     Thus, the savings estimate of $8.7 million in the near term is a conservative estimate based on our initial review of Colonial's operations. Normal inflation alone will increase the value of these identified savings after the first few years following the merger. As stated above, we have retained the services of Deloitte & Touche to assist in the development of a comprehensive integration plan that, when implemented through a collaborative approach, will be instrumental in identifying possible additional synergies and potential cost reductions. We

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 14

     anticipate that, in the long term, significant cost-saving opportunities will result from this merger.

     In addition, as we move forward with our efforts to capture these synergies, we are committed to maintaining the high quality of service and reliability now enjoyed by Colonial customers and will not compromise employee or public safety in achieving the cost-savings. Since the Rate Plan provides Colonial customers with a 2.2 percent reduction in burner-tip prices, stabilizes rates for the next ten years and avoids significant technology-related expenditures, Eastern's shareholders are assuming all of the risk associated with achieving the O&M savings required to offset recovery of the costs incurred to complete the transaction.

Q. HOW DOES THE RATE PLAN ALLOCATE THE BENEFITS OF THE MERGER BETWEEN COLONIAL'S CUSTOMERS AND EASTERN'S SHAREHOLDERS?

A. As stated above, the estimated benefits to Colonial's customers will total approximately $177.1 million over the next ten years. This is composed of CGAC reductions of approximately $37.0 million, the $127.6 million benefit associated with the ten-year freeze in base rates and the $12.5 million in cost avoidance associated with information technology. Estimated savings from O&M synergies, approximating $8.7 million annually over the ten-year period of the Rate Plan, will be used to offset the costs incurred by Eastern to accomplish the acquisition. As discussed above, we believe that O&M cost savings will be more

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 15

     difficult to achieve than in the Essex integration. By relying upon O&M cost savings for recovery of the costs incurred to effect the merger, and instituting a freeze on base rates, Eastern's shareholders are assuming both the risk of achieving these savings and the risk of cost increases that may result from anticipated inflation levels.

III. ACCOUNTING TREATMENT TO BE ACCORDED TO THE MERGER TRANSACTION COSTS

Q.   HOW WILL THE ACQUISITION COSTS BE RECORDED FOR ACCOUNTING PURPOSES?

A. As indicated in the testimony of Mr. Hempstead, acquisitions are reflected in one of two ways under GAAP: purchase accounting and pooling-of-interests accounting. Eastern's acquisition of Colonial will be structured as a purchase-accounting transaction, which will be recorded and amortized on the books of Colonial. For regulated companies such as Colonial, the amount paid in excess of the net book value on an historical cost basis represents an acquisition premium, which is recorded on the books of the acquired company and is amortized over the useful life of the underlying assets in accordance with GAAP. Accordingly, in this transaction, the amount paid for Colonial in excess of book value, i.e., the acquisition
                                                       ----
     premium, will be recorded on the books of Colonial and amortized over a period of 40 years.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 16

Q. WHAT ARE THE COSTS ASSOCIATED WITH ACHIEVING THE MERGER BENEFITS FOR COLONIAL'S CUSTOMERS?

A. The costs incurred to achieve the acquisition fall into the following three categories: (1) transaction costs related to the completion of the merger;
     (2) merger-integration costs that will be incurred to achieve the synergies; and (3) the acquisition premium, which will be amortized over 40 years under GAAP.

Q.   PLEASE DESCRIBE EACH OF THESE COST CATEGORIES IN MORE DETAIL.

A. The first category of costs relating to the transaction involves expenses incurred in completing the merger. These non-tax-deductible costs involve investment banking fees, legal and regulatory expenses, accounting fees, filing fees and miscellaneous expenses. An itemization of these costs totaling $11.6 million is set forth in Exhibit JFB-6.

     The second category of costs are those necessary to ensure the successful and timely integration of Colonial's and Boston Gas' operations. These costs include early-retirement and severance costs incurred to reduce redundant positions, retraining costs, system and facility-consolidation costs, customer and employee-communication costs and similar costs to support the merger integration process. An itemization of these costs totaling $16.6 million is set forth in Exhibit JFB-7.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 17

     As set forth in Exhibit JFB-11, the sum of these two cost categories will be amortized over the ten-year rate-freeze period requiring annual retained synergies of approximately $2.9 million.

     The third category of merger costs relates to the acquisition premium required to make available the lower rates and cost savings that result from the merger. The precise amount of the acquisition premium cannot be determined prior to the merger closing, because the final cost is subject to some adjustments depending on several factors, such as the number of shares of Colonial common stock outstanding, the number of shares of Eastern common stock issued to accomplish the transaction and the ten-day average closing price of Eastern's stock at the time of the merger closing. The merger transaction is discussed in detail in Mr. Flaherty's testimony. Based on information available at this point in time, the acquisition premium to be recorded on the books of Colonial is estimated to be approximately $199.2 million.

Q.   HOW HAVE YOU ANALYZED AND QUANTIFIED THE ACQUISITION PREMIUM?

A. The acquisition premium is calculated by taking the difference between Colonial's book value of $14.11 per share and the purchase price of $37.50 per share, and multiplying this difference by the 8,853,349 shares of Colonial common stock issued and outstanding as of November 18, 1998 (date of the proxy filing statement with the Securities and Exchange Commission). The resulting premium

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 18

     of $207.2 million includes $8.0 million for the portion of the premium associated with Transgas, Inc., Colonial's non-utility LNG transport affiliate. The total acquisition premium attributable to the Transgas operations was calculated based on an evaluation of its historical contribution to Colonial's consolidated earnings.

     Thus, an up-front acquisition premium of $199.2 million will be paid to accomplish the acquisition of Colonial's gas distribution operations. This calculation is set forth in Exhibit JFB-8.

Q. DOES THE ACQUISITION PREMIUM REFLECT THE TOTAL LOSS IN EARNINGS THAT EASTERN SHAREHOLDERS WILL EXPERIENCE AS A RESULT OF THE MERGER?

A. An acquisition premium is a necessary cost that, ultimately, is a worthwhile investment because it results in the creation of a more efficient operation that will produce cost-saving opportunities and lower rates to customers. The payment of an acquisition premium, however, has an unavoidable impact on the earnings of the acquiring company. As explained by Mr. Hempstead, the acquisition premium must be analyzed both as a function of the price paid for the acquired company in excess of its book value and as a function of the overall impact it will have on the earnings of the post-merger entity.

     In a pooling-of-interests transaction, like Essex, the impact on earnings can be quantified through an "earnings dilution" calculation, which analyzes and compares the earnings per share of the pre-merger and post-merger business

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 19

     operations of the acquiring company. This analysis is necessary in a pooling-of-interests transaction, because the acquisition premium is not recorded on the books of the post-merger entity, which would have the effect of revealing the direct and discrete impact on the earnings of the post-merger entity.

     In a purchase-accounting transaction, the acquisition premium is recorded on the books of the acquired company and amortized as a direct charge to earnings over an extended period of time. Because the acquisition of Colonial requires the use of purchase accounting, the acquisition premium will be recorded on the books of Colonial and amortized as a $5 million charge to earnings over a 40-year amortization period. In addition, the purchase price involves the payment of $144 million in cash consideration attributable to Colonial's gas distribution operations. In order to calculate the total loss in earnings that Eastern will experience as a result of the merger, both of these considerations must be taken into account. As discussed below and in the testimony of Mr. Hempstead, such considerations must be factored into any earnings-dilution analysis, which is designed to assess the overall impact of a merger on the earnings of the acquiring company.

Q. WHAT ARE THE CONSIDERATIONS THAT MUST BE TAKEN INTO ACCOUNT IN QUANTIFYING THE TOTAL COST OF THE ACQUISITION PREMIUM TO EASTERN'S SHAREHOLDERS?

A. There are two considerations that must be taken into account in evaluating the impact of the acquisition premium on Eastern's earnings. First, as noted above, GAAP requires the $199.2 million premium to be amortized over the life of the

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 20

     underlying assets for a period no greater than 40 years. In this case, the underlying assets, primarily mains and services have a useful life well in excess of 40 years, and therefore, a 40-year amortization period is both reasonable and appropriate. Thus, for each year over the next 40 years, there will be a $5 million charge against Colonial's earnings, which is not tax deductible. As a result, it is necessary to "gross-up" this amount by a tax factor of 1.6454 to achieve after-tax earnings sufficient to cover this cost and to reimburse Eastern's shareholders for their investment. This calculation is consistent with the Department's treatment of merger-related transaction costs, such as investment banking and legal fees, which are also non-tax-deductible. See D.T.E. 98-27, at 52. On a gross-up basis, cost
                              ---
     savings and synergies of approximately $8.2 million annually over the 40-year amortization period must be realized to offset the impact of these costs on earnings, as set forth in Exhibit JFB-9.

     The second consideration is that Eastern has invested $144 million in cash in order to accomplish this particular transaction. This cash payment will have a direct effect on Eastern's earnings because Eastern has historically invested this money in short-term money markets accounts, which has produced a modest return of approximately 5.5 percent. Since shareholders expect, and are entitled to, a return on the full amount of any investment, it is necessary for Eastern to receive a return on the $144 million cash portion of the investment that at least

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                               December 24, 1998
                                                                         Page 21

     offsets the earnings loss that will be realized as a result of this cash payment. For that purpose, I have calculated that annual pre-tax earnings of approximately $4.1 million on average are necessary over the 40-year amortization period to compensate Eastern's shareholders for the loss in earnings associated with the $144 million cash investment, as demonstrated in Exhibit JFB-10.

Q. HAS AN EARNINGS-DILUTION ANALYSIS ALSO BEEN UNDERTAKEN TO DEMONSTRATE THE OVERALL IMPACT OF THIS TRANSACTION ON THE EARNINGS PER SHARE OF EASTERN?

A. Yes, as described above and in the testimony of Mr. Hempstead, the overall impact on earnings resulting from a proposed merger represents the true cost of the acquisition to the shareholders of the acquiring company.
     Since mergers and acquisitions are undertaken to enhance shareholder value, rather than to diminish it, earnings dilution must be considered by Eastern in consummating this transaction. In this case, the combination of Eastern and Colonial will result in a pre-tax earnings dilution to Eastern's shareholders of $13.0 million per year on average over the 40-year amortization of the acquisition premium. See Exhibit JDH-6. As described
                                               ---
     by Mr. Hempstead, the primary factors driving the earnings dilution analysis are the amortization of the non-tax-deductible premium of $199.2 over 40 years, which will reduce the earnings of Colonial, and the investment of $144 million in cash, which will reduce the earnings that Eastern's shareholders currently receive by the earnings stream associated with the 5.5 percent return earned on that money. These costs represent a real economic

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 22


     loss to Eastern's shareholders that they would reasonably except to recover by retaining synergies achived through the combination of the two companies

Q. WHAT ARE THE TOTAL RETAINED SYNERGIES THAT WILL BE REQUIRED TO PRESERVE THE INVESTMENT MADE BY EASTERN SHAREHOLDERS IN THIS TRANSACTION?

A. As approved by the Department in D.T.E. 98-27, Eastern is proposing to rely solely on retained synergies to maintain the requisite earnings levels, and therefore, to ensure that the value of the investment made by Eastern's shareholders is preserved. In Exhibit JFB-11, I have calculated the pre-tax earnings requirement necessary to recover the total cost of the transaction over the rate-freeze period and over the post-rate freeze period.

     As shown in Exhibit JFB-11, during the ten-year rate freeze period, annual synergies of $2.9 million will be required to recover the merger-related transaction and integration costs. Synergies of approximately $8.2 million will be necessary to offset the non-tax-deductible annual amortization charge to earnings resulting from the acquisition premium. In addition, annual synergies of $4.1 million on average will be necessary to provide recovery of the lost earnings associated with the payment of $144 million in cash attributable to Colonial's gas distribution operations. Thus, Eastern's shareholders will require retained synergies of $15.2 million annually on average for the ten-year rate-freeze period and $12.3 million annually on average over the following 30-year period to preserve their investment in this transaction, as set forth in Exhibit JFB-11.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 23


     Under this proposal, the Joint Petitioners are seeking to recover these costs through retained synergies achieved during the ten-year rate-freeze period, and to recover remaining costs during the subsequent 30-year period based on demonstrated synergies. Accordingly, customers will bear no risk in the future that they will shoulder either the economic impact or the responsibility for Eastern's recovery of any of these costs.

Q. CAN YOU FURTHER EXPLAIN YOUR RATIONALE FOR REQUESTING THAT EASTERN BE ALLOWED TO RETAIN SYNERGIES SUFFICIENT TO PROVIDE A RETURN ON THE $144 MILLION CASH PAYMENT?

A. As with any investment, the investor of capital in an enterprise hopes to realize a return on its investment that is commensurate with the risk assumed. Colonial's current rates are established in accordance with traditional ratemaking policies, which allow investors an overall return at Colonial's weighted average cost of capital on the book value of their investment, as represented in the ratemaking calculation of the Company's rate base. That return, however, is designed to compensate investors only for the book value of their investment. Eastern's shareholders are investing $199.2 million over and above that book value, upon which they reasonably expect to earn a return. I believe that Eastern should be allowed to earn a return on the full amount of the acquisition premium at a rate commensurate with the risk associated with owning a regulated natural gas local distribution company. Were such a return allowed on Eastern's investment in

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 24


     Colonial, average annual synergies of $13.3 million would need to be achieved and retained, as set forth in Exhibit JFB-12. In this case, however, Eastern is conservatively proposing to recover only the lost earnings on the $144 million in cash that has been invested in this transaction, or $4.3 million per year, as set forth in Exhibit JFB-10. At a minimum, it is necessary for Eastern's shareholders to receive sufficient earnings simply to offset the earnings lost as a result of converting the $144 million cash from a short-term money market investment to an investment in Colonial's gas distribution operations.

     Eastern and Colonial strongly believe that there are substantial synergies and cost savings that can be achieved in the long term as a result of the merger and, in fact, that assumption serves as the primary motivating factor for Eastern's substantial investment in this merger. At the same time, as discussed above and in the testimony of Messrs. Flaherty and Hempstead, the transaction and integration costs as well as the acquisition premium represent real costs required to accomplish the merger, achieve available synergies, and lower rates to customers, which must be recovered by shareholders in order to justify their investment in this transaction.

Q.   IS THIS PROPOSAL CONSISTENT WITH REGULATORY POLICIES?

A. Eastern and Colonial have attempted to structure the transaction, and the proposed Rate Plan, to be consistent with the Department's orders in Eastern
     -------

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 25


     Enterprises/Essex County Gas Company, D.T.E. 98-27 (1998) and NIPSCO/Bay
     ------------------------------------                          ----------
     State Gas Company, D.T.E. 98-31 (1998). In those orders, the Department
     -----------------
     established a regulatory policy that recognizes that such costs are a necessary component of merger transactions that will ultimately result in substantial cost savings for customers, and that shareholders will not put their capital at risk to accomplish a transaction unless such a policy is embraced. The Department further found that the recovery of merger-related costs will be allowed to the extent that such costs are demonstrated to be offset by merger-related savings. Mergers, such as the one proposed here, will provide customers with the permanent benefit of harnessed synergies and increased efficiencies, which will grow over time. These customer benefits, however, can be achieved only where there is a direct linkage between such benefits and the recovery of shareholder investment. We believe the Rate Plan as proposed in this filing appropriately achieves this balance.

IV.  POST-TEN-YEAR PLAN FOR SHARING OF MERGER-RELATED BENEFITS AND RELATED
     ISSUES

Q. AT THE CONCLUSION OF THE TEN-YEAR RATE FREEZE, HOW DOES THE COMPANY PROPOSE TO RECOVER THE REMAINING UNAMORTIZED ACQUISITION PREMIUM AND RELATED COSTS?

A. As discussed above, at the conclusion of the ten-year rate-freeze period, Eastern will need to retain annual synergies of $12.3 million to recover the cost of the merger. Of this amount, $8.2 million is required to offset the remaining 30-year

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 26


     tax-affected amortization of the acquisition premium and $4.1 million is required to compensate shareholders for the 5.5 percent return being earned on the $144 million cash, which Eastern will invest in the acquisition of Colonial. Eastern and Colonial propose to recover this amount based on a demonstration that O&M synergies for Colonial are equal to or greater than $12.3 million. To the extent that synergies in excess of $12.3 million are demonstrated at the conclusion of the ten-year rate-freeze period, rates would be established to flow savings in excess of that amount to customers. If, on the other hand, Eastern and Colonial demonstrate annual synergies of less than $12.3 million, then rates would be established that would allow Colonial to recover annually only that portion of the merger cost that can be offset by demonstrated synergies. By limiting merger cost recovery in the 30-year post-rate-freeze period to the amount of demonstrable O&M synergies, Colonial's customers will be fully insulated from any financial risk or responsibility associated with the ongoing recovery of acquisition costs.

Q. AT THE CONCLUSION OF THE TEN-YEAR RATE FREEZE, HOW DO EASTERN AND COLONIAL PROPOSE TO MEASURE THE SYNERGIES ACHIEVED AND TO COMPARE THOSE SYNERGIES TO THE COSTS THEY ARE PROPOSING TO RECOVER?

A. In order to ensure that Eastern's shareholders have a reasonable opportunity to recover merger-related costs following the expiration of the ten-year rate freeze, it is necessary to determine a process for demonstrating the level of O&M synergies attained as a result of the merger. Such a process would require that Colonial

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 27


     demonstrate what its cost of service and associated non-gas revenue requirement would have been in the absence of the merger, i.e., on a stand-
                                                               ----
     alone basis. It would also require that Colonial demonstrate its actual cost of service and associated non-gas revenue requirement at such time that the rates are reviewed following the rate freeze. The difference between Colonial's hypothetical "stand-alone," non-gas revenue requirement and Colonial's actual cost of service and non-gas revenue requirement following the expiration rate freeze represents the level of synergies attained as a result of the merger, which are therefore available to compensate for merger costs on a going-forward basis.

Q. HOW DO THE COMPANIES PROPOSE TO DEMONSTRATE, UPON THE EXPIRATION OF THE RATE FREEZE, WHAT COLONIAL'S NON-GAS REVENUE REQUIREMENT AND COST OF SERVICE WOULD HAVE BEEN IN THE ABSENCE OF A MERGER?

A. For the purpose of making this demonstration, Eastern and Colonial propose to use a tracking mechanism similar to one adopted in other jurisdictions to establish the level of synergies available as a result of a proposed merger. As a baseline, Colonial proposes to use the 1997 test-year, non-gas revenue requirement of $92 million referenced in Exhibit JFB-2. To derive the revenue requirement for Colonial, following the expiration of the rate freeze, that would have existed in the absence of a merger, Colonial proposes to apply an annual escalator to its non-gas revenue requirement of $92.0 million. The proposed escalator would be based on the actual GDP-PI experienced each year during the ten-year, rate-freeze

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 28


     period, offset by the productivity index used in the Boston Gas PBR formula in each of those years, and adjusted for growth in firm throughput. By applying these annual escalation factors to the normalized 1997 non-gas revenue requirement, and incorporating any allowed exogenous cost adjustments, a reasonable estimation of the revenue requirement for Colonial in the absence of the merger can be determined.

Q. HOW DO EASTERN AND COLONIAL PROPOSE TO DEMONSTRATE WHAT COLONIAL'S NON-GAS REVENUE REQUIREMENT ACTUALLY IS UPON THE EXPIRATION OF THE RATE FREEZE?

A. At this time, we anticipate that Colonial will operate as a corporate entity separate from both Boston Gas and Essex Gas during the ten-year, rate-freeze period. In that regard, Colonial will maintain separate books of account, on which it will record its operating revenues and expenses. It is on the basis of those actual, recorded operating results that Colonial proposes to demonstrate its actual cost of service and non-gas revenue requirement upon the expiration of the base-rate freeze.

Q. HOW OFTEN DO YOU PROPOSE TO MEASURE THE SYNERGIES ACHIEVED IN THE OPERATIONS OF COLONIAL AFTER THE EXPIRATION OF THE TEN-YEAR, RATE-FREEZE PERIOD?

A. We believe that the comparison of Colonial's actual non-gas revenue requirement to the escalated 1997 revenue requirement will need to be made only one time. After the expiration of the rate-freeze period, we anticipate that Colonial would

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 29


     make a filing reflecting a demonstration of attained synergies calculated in accordance with the proposed tracking mechanism. It is our hope that by that time, achieved annual synergies will outweigh the annual recovery of merger-related costs. Thus, where the proposed tracking mechanism demonstrates annual synergies in excess of $12.3 million, customers would receive the excess benefits and Eastern's shareholders would retain synergies sufficient to recover their remaining merger costs on an annualized basis. Where the tracking mechanism indicates achieved synergies of less than $12.3 million, the recovery of merger-related costs would be limited to the level of demonstrated synergies, until such time that Colonial could demonstrate a level of synergies equal to or greater than $12.3 million.

Q. WHAT IS THE POTENTIAL FOR CONSOLIDATION OF THE RATES OF COLONIAL AND BOSTON GAS EITHER BEFORE OR AFTER THE TEN-YEAR RATE-FREEZE PERIOD?

A. The primary objective of this merger, and of the Department's stated regulatory goals with regard to mergers and acquisitions, is the eventual consolidation of business operations in a manner that will maximize efficiencies and minimize costs. In order to achieve the objective of maximizing efficiency and minimizing cost, a strategy must be developed to guide the merger integration process, which is based on a thorough examination and understanding of the business practices and requirements of the merging companies' operations. For that reason, full consolidation of the operations of Boston Gas, Essex Gas and Colonial will take

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 30


     some period of time to accomplish. It is Eastern's hope that, at some point, it will be in a position to combine the operations of all three companies in a way that will promote additional savings and distribute the benefits of those increased efficiencies to all customers.

     At that point, it would be appropriate, and more efficient, to combine the cost accounting of the three companies and eliminate the need for complicated and time-consuming cost allocations. In conjunction with this consolidation analysis, we will also evaluate the feasibility of implementing uniform rates for all three companies and, during the ten-year rate-freeze period, we may take initial steps to institute necessary changes that would facilitate our efforts toward rate consolidation.

Q. WHAT IS THE POTENTIAL FOR RATE DESIGN CHANGES DURING THE TEN-YEAR RATE-FREEZE PERIOD?

A. Currently, the rates of Boston Gas, Essex Gas and Colonial differ both in structure and in effect. For instance, if the ultimate objective is to establish uniform rates for all customers, it would be desirable to institute rate-design changes in the interim ten-year period to minimize the level of rate impacts to customers that may result from a consolidation of rates. Thus, over the ten-year rate-freeze period, we will conduct a comprehensive review of various rate-design issues, as well as cost disparities, among the three companies. To the extent that certain rate-design changes can be accomplished in a revenue-neutral fashion, we may

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 31


     seek Department approval to modify the rates and rate design of Boston Gas, Colonial and Essex.

Q. PLEASE DISCUSS HOW COSTS WILL BE ALLOCATED BETWEEN BOSTON GAS, ESSEX GAS AND COLONIAL BOTH BEFORE AND AFTER THE TEN-YEAR RATE-FREEZE PERIOD.

A.   In Eastern-Essex Acquisition, the Department recognized Eastern's
        -------------------------
     opportunity to recoup merger costs over the period of the Essex Rate Plan through allocation of expected productivity gains to shareholders. D.T.E. 98-27-A at 4. The Department found that, for the purpose of setting the rates of Boston Gas during the term of the Essex Rate Plan, only incremental costs incurred by Boston Gas would be allocated to the Essex operations. Id. at 5. The Department further directed Eastern and Essex
                  --
     to file a cost-allocation methodology with the Department establishing a strategy for allocating costs following the ten-year period of the Essex Rate Plan. D.T.E. 98-27, at 47.

     Consistent with these determinations, Eastern is proposing to institute for Colonial an incremental-cost allocation approach during the ten-year, rate-freeze period. Because the Essex merger did not require the Department's recognition of retained synergies following the ten-year period of the Essex Rate Plan, the incremental-cost approach was necessary only for that period. Consistent with the Department's determinations that Eastern's opportunity to recoup merger costs is dependent on its ability to retain synergies, Eastern must, in this case, request that the incremental cost approach be used until such time that the operations are

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 32


     consolidated or until the merger cost-recovery amount is fixed through the previously discussed tracking mechanism. Such incremental cost treatment is required if Eastern's shareholders are to retain the opportunity to recover merger-related costs.

Q. HOW DO EASTERN AND COLONIAL PROPOSE TO TREAT THE COSTS ASSOCIATED WITH THE OPERATING AREAS THAT ARE CONSOLIDATED WITH BOSTON GAS?

A. As indicated previously in my testimony, Boston Gas and Colonial will be seeking opportunities to improve the efficiency of the operations of both companies by combining functional areas where appropriate. To the extent that certain functions are combined, whether located at Colonial, Boston Gas or Essex Gas, during the ten-year rate-freeze period, only the pro-rata share of incremental costs incurred to provide services to the other companies will be directly billed to those companies. Therefore, Colonial's books will reflect the ongoing costs incurred by Colonial to provide service to customers including any direct charges billed to Colonial by Boston Gas or Essex Gas relating to incremental costs that those companies may incur in rendering services for Colonial.

V.   THE MERGER'S CONSISTENCY WITH THE PUBLIC INTEREST

Q. WHAT FACTORS DOES THE DEPARTMENT CONSIDER IN DETERMINING WHETHER THE MERGER IS CONSISTENT WITH THE PUBLIC INTEREST?

A.   In Eastern-Essex Acquisition, D.T.E. 98-27 and NIPSCO-Bay State
        -------------------------                   ----------------
     Acquisition, D.T.E. 98-31, the Department construed the public interest
     -----------
     standard embodied in

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 33


     G.L. c. 164, (S) 96 to require, at its core, the "avoidance of harm to the public." D.T.E. 98-31, at 9. As a result, the Department confirmed that the public interest standard requires merger proponents to demonstrate that "no net harm" will result from the transaction with regard to customer interests. Id. Thus, in making a finding that a proposed merger is
                --
     consistent with the public interest, the Department will consider a variety of factors to ensure that the "no net harm" test has been met, including:

          (1)  Impact on rates;
          (2)  Impact on quality of service;
          (3)  Savings resulting from the merger;
          (4)  Impact on competition;
          (5)  Financial integrity of post-merger entity;
          (6) Fairness of the distribution of benefits resulting from the merger between stockholders and customers;
          (7)  Societal costs and benefits of the merger;
          (8)  Impact on economic development; and
          (9)  Alternatives to the merger.

     Each of these factors is assessed below.

Q.   WHAT IMPACT WILL THE MERGER HAVE ON THE RATES OF COLONIAL?

A. As described above, the Rate Plan provides that Colonial's customers will receive a 2.2 percent burner-tip price reduction by the first full year following the merger,

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 34


     would receive the benefit of avoided technology investments, and would not be subject to base-rate increases for ten years. Because the merger is necessary to achieve the economies of scale and other efficiencies that will produce the cost savings, and because a significant portion of such cost savings will be passed on to customers in the form of reduced prices, the merger is consistent with the public interest under G.L. c. 164, (S) 96.

Q. WHAT IMPACT WILL THE ACQUISITION HAVE ON THE QUALITY OF SERVICE TO CURRENT COLONIAL CUSTOMERS?

A.   Consistent with the Department's directives in Eastern-Essex Acquisition,
                                                    -------------------------
     Eastern and Colonial have proposed to track certain service-quality metrics to ensure that current service-quality levels are maintained, which is discussed in Mr. Stavropoulos' testimony. D.T.E. 98-27, at 32-33. Eastern and Colonial are committed to maintaining the high level of service quality and reliability provided by Colonial and believe that, using Boston Gas' information-systems resources and customer-service experience, will ultimately improve the quality of service to Colonial's customers.

Q.   IN GENERAL, WHAT WOULD BE THE NET SAVINGS RESULTING FROM THE PROPOSED
     MERGER?

A. As described above, Eastern's acquisition of Colonial has the potential to yield substantial cost reductions associated with gas-supply and dispatching operations, and costs associated with redundant personnel or corporate and administrative

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 35


     functions. The savings associated with O&M activities are estimated to be approximately $8.7 million annually in the near term, which we expect will increase over time. The savings associated with gas-supply operations are expected to be at least $37 million over the next ten years, as described in Mr. Luthern's testimony.

Q. WHAT IMPACT WILL THE PROPOSED MERGER HAVE ON COMPETITION WITHIN THE GAS INDUSTRY?

A. The acquisition of Colonial will facilitate greater competition in the gas industry. Boston Gas, Essex Gas and Colonial are participating in the Massachusetts Gas Unbundling Collaborative, and are operating under the assumption that natural gas distribution companies will be undergoing further unbundling in the not-too-distant future. By combining the resource portfolios of the three companies, the companies will be in a better position to minimize transition costs and to streamline and standardize systems for third-party gas marketers in Colonial's service territory. Boston Gas anticipates using its Broker Management System to facilitate communications with marketers in Colonial's service territory. The proposed merger will allow for the combination of two regulated utilities whose rates and services would continue to be subject to the Department's regulatory authority. Accordingly, the Department's continued regulation of the distribution function of both companies negates any opportunity to exploit market power as a result of the merger.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 36


Q. HOW WILL THE FINANCIAL INTEGRITY OF COLONIAL COMPARE TO THAT OF THE PRE-MERGER COLONIAL?

A. As mentioned in the testimony of Mr. Stavropoulos, Colonial faces the need for considerable investments in technology. Post-merger, Colonial will be a subsidiary of Eastern and will have access to the broader financial resources of Eastern. In addition, the greater financial and operational resources available to the combined companies should strengthen their competitive position in the increasingly deregulated and competitive energy marketplace.

Q. HOW WILL THE BENEFITS OF THE MERGER BE DISTRIBUTED BETWEEN EASTERN SHAREHOLDERS AND COLONIAL'S CUSTOMERS?

A. Colonial's customers will receive a 2.2 percent reduction in their overall burner-tip delivered gas price within the first full year following the merger. In addition, Colonial's base rates will be frozen at current levels for a period of ten years, subject only to exogenous changes and significantly higher inflation than experienced over the past several years. Thus, Colonial's rates will be both lower and more stable as a result of the merger. It is noteworthy that, absent the merger, Colonial was planning to request a base-rate increase in 2000, which would be subject to subsequent increases during the ten-year period under a PBR plan. Instead, customers will receive substantial benefits relating to the ten-year rate freeze, which commits Eastern to rates that reflect a $8.5 million revenue deficiency. At the same time, the Rate Plan provides Eastern's shareholders with

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 37


     the opportunity to retain merger-related O&M synergies over the rate-freeze period, and to the extent demonstrated, over the subsequent 30-year period of the Rate Plan, to compensate for the acquisition costs incurred to bring real and immediate benefits to Colonial's customers.

Q.   WHAT ARE THE SOCIETAL COSTS AND BENEFITS PRODUCED BY THE MERGER?

A. On balance, the overall result of the merger will be a more efficient use of combined resources and lower gas prices to consumers, which may provide the impetus for greater economic efficiency in Colonial's service territory. Societal costs resulting from the elimination of redundant positions are expected to be minimal in this case because of Eastern's commitment to maintain a presence in the community and to undertake all reasonable efforts to mitigate the effect on displaced employees. In addition, all contractual agreements in effect with the various bargaining units will be honored.

     As part of the collaborative integration process, various programs including early retirement and severance offerings, and outplacement and retraining support, will be developed to assist displaced employees. Available employment opportunities will be provided to employees whose positions have been eliminated.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 38


Q. WHAT IMPACT WILL THE MERGER HAVE ON ECONOMIC DEVELOPMENT IN COLONIAL'S SERVICE TERRITORY?

A. As stated earlier, upon consummation of the merger, delivered gas prices for all Colonial customers will be reduced and base rates will be frozen for a period of ten years. Since Colonial was planning to seek a base rate increase in 2000, the merger will result in lower and more stable prices both in the near and long term. The savings in gas bills for all customers will be of significant benefit to the local economy, and therefore, should have a positive effect on economic development within Colonial's service territory. Given the Commonwealth's location at the end of the interstate pipeline network, utility consolidation may be the only significant means of reducing energy costs and making Massachusetts industry more competitive.

Q. ARE THERE ANY OTHER REASONABLE AND COST-EFFECTIVE WAYS FOR COLONIAL TO ACHIEVE THE MERGER BENEFITS PREVIOUSLY DISCUSSED WITHOUT BEING ACQUIRED BY EASTERN?

A. Smaller companies generally do not have the ability to harness the financial resources or capture the economies of scale and/or scope that are derived from more expansive operations. Colonial's relatively small size in comparison to the joint operations of Boston Gas and Essex Gas prevents it from attaining economies of scale and from realizing the attendant savings that result from such economies. Potential elimination of redundant facilities, personnel and resources,

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JBF-1
                                                               December 24, 1998
                                                                         Page 39


     together with a gas supply plan coordinated with the operations of Boston Gas will permit Colonial to obtain the advantages of such economies for its customers.

Q. BASED ON YOUR KNOWLEDGE OF THESE COMPANIES AND THE AREA THEY SERVE, IS THE PROPOSED MERGER CONSISTENT WITH THE PUBLIC INTEREST?

A. Yes, for all of the reasons stated above, the merger is consistent with the public interest, as required by G.L. c. 164, (S) 96.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes, it does.

                                                       Exh. JFB-2 (pg. 1 of 3)

                         Cast Off Revenue Requirement
                              For PBR Ratemaking


REVENUE REQUIREMENT PER 1997 TEST YEAR
Lowell Cost of Service                                     $109,115,286
Cape Cod Cost of Service                                     82,206,223
                                                     -------------------
TOTAL REVENUE REQUIREMENT                                   191,321,509
                                                     -------------------

NORMALIZED 1997 GAS COSTS
Lowell Division                                              58,823,951
Cape Cod Division                                            40,486,652
                                                     -------------------
TOTAL NORMALIZED GAS COSTS                                   99,310,603
                                                     -------------------

CAST OFF REVENUE REQUIREMENT
FOR PBR RATEMAKING                                          $92,010,906
                                                     ===================

                                                       Exh. JFB-2 (pg. 2 of 3)

                     REVENUE DEFICIENCY PER 1997 TEST YEAR



REVENUE REQUIREMENT PER 1997 TEST YEAR
Lowell Cost of Service                                $109,115,286
Cape Cod Cost of Service                                82,206,223
                                                -------------------
TOTAL REVENUE REQUIREMENT                              191,321,509
                                                -------------------

NORMALIZED 1997 REVENUES
Lowell Division                                        106,111,345
Cape Cod Division                                       76,684,582
                                                -------------------
TOTAL NORMALIZED REVENUES                              182,795,927
                                                -------------------



REVENUE DEFICIENCY PER 1997 TEST YEAR                   $8,525,582
                                                ===================

                                                       Exh. JFB-2 (pg. 3 of 3)


                       Rate Freeze Benefits To Customers
                                   ($000's)


Cast Off Revenue Requirement
For PBR Ratemaking                                                $92,011
                                                              ============

                                     Year          Year           Year          Year          Year         Year         Year
  Beginning         Ending            1            2               3             4            5            6             7
---------------   ------------    ----------   -----------    ------------   ----------    ---------    ---------    ----------
     7/99            6/00                 0             0               0            0            0            0             0
     7/00            6/01             5,744             0               0            0            0            0             0
     7/01            6/02             8,526         1,364               0            0            0            0             0
     7/02            6/03             8,526         2,024             760            0            0            0             0
     7/03            6/04             8,526         2,024           1,128        1,090            0            0             0
     7/04            6/05             8,526         2,024           1,128        1,618        1,174            0             0
     7/05            6/06             8,526         2,024           1,128        1,618        1,742          996             0
     7/06            6/07             8,526         2,024           1,128        1,618        1,742        1,478         1,011
     7/07            6/08             8,526         2,024           1,128        1,618        1,742        1,478         1,500
     7/08            6/09             8,526         2,024           1,128        1,618        1,742        1,478         1,500
                                  ----------   -----------    ------------   ----------    ---------    ---------    ----------
                                     73,948        15,533           7,531        9,179        8,142        5,429         4,011
                                  ----------   -----------    ------------   ----------    ---------    ---------    ----------

                                      Year         Year        Year           Total
  Beginning         Ending              8            9          10            Benefit
---------------   ------------      ---------    ----------   --------      ------------
     7/99            6/00                  0             0          0
     7/00            6/01                  0             0          0
     7/01            6/02                  0             0          0
     7/02            6/03                  0             0          0
     7/03            6/04                  0             0          0
     7/04            6/05                  0             0          0
     7/05            6/06                  0             0          0
     7/06            6/07                  0             0          0
     7/07            6/08              1,094             0          0
     7/08            6/09              1,624         1,112          0
                                    ---------    ----------   --------
                                       2,718         1,112          0           127,602
                                    ---------    ----------   --------


                                                  2000           2001          2002          2003         2004         2005
                                               -----------    ------------   ----------    ---------    ---------    ----------
               GDPPI  Forecast (1)              3.20%           2.20%         2.70%         2.80%        2.50%        2.50%
               Productivity Offset              1.00%           1.00%         1.00%         1.00%        1.00%        1.00%
               PBR % Increase                   2.20%           1.20%         1.70%         1.80%        1.50%        1.50%

                                                  2006          2007        2008
                                                ---------    ----------   --------
               GDPPI  Forecast (1)               2.60%        2.60%        2.60%
               Productivity Offset               1.00%        1.00%        1.00%
               PBR % Increase                    1.60%        1.60%        1.60%

(1)  Per WEFA, Inc.

                                                       Exh. JFB-3 (pg. 1 of 3)

                     INFORMATION TECHNOLOGY COST AVOIDANCE


                                                                                                  AVOIDED
                                                                            AVOIDED               ANNUAL
                                                                           INVESTMENT             EXPENSE
                                                                        -----------------      --------------
APPLICATIONS
-------------------------------------------------
SCADA System (Year 2K Compliance)                                             $   50,000            $ 16,000

Work Management System (Year 2K Compliance)                                    2,237,000              99,000

Broker Management System (Customer Choice)                                       868,000             135,000

Payroll System Upgrades (Year 2K Compliance)                                      50,000              38,000

Legal Case Management (Year 2K Compliance)                                        30,000               8,000

Facilities Maintenance System (Implementation terminated)                      1,400,000              76,000
                                                                        -----------------      --------------


SUBTOTAL APPLICATIONS                                                         $4,635,000            $372,000
                                                                        -----------------      --------------



INFRASTRUCTURE
-------------------------------------------------------

Public Branch Exchange (PBX) Upgrade (Year 2K)                                   150,000                   0
                                                                        -----------------      --------------


SUBTOTAL INFRASTRUCTURE                                                       $  150,000            $      0
                                                                        -----------------      --------------

TOTAL INFORMATION TECHNOLOGY COST AVOIDANCE                                   $4,785,000            $372,000
                                                                        =================      ==============

                                                       Exh. JFB-3 (pg. 2 of 3)

                 INFORMATION TECHNOLOGY COST AVOIDANCE SUMMARY


     Information Technology Investment                             4,785,000
     Cost of Capital Colonial (DPU 93-78)                               9.36%

     RETURN ON RATE BASE                                             447,876

     LESS : INTEREST
     Cost of Debt Colonial (DPU 93-78)                                  4.85%
     INTEREST                                                        232,073

     NET INCOME                                                      215,804

     Factor for Taxable Income                                        1.6454

     TAXABLE INCOME                                                  355,083

     Mass Franchise Tax (6.5%)                                        23,080

     FEDERAL TAXABLE INCOME                                          332,003

     Federal Income Tax                                              117,728

     TOTAL INCOME TAXES                                              140,809


     Amortization of Avoided Investments over 10 Years               478,500
     Return on Rate Base                                             447,876
     Income Taxes                                                    140,809
                                                              ---------------

     Avoided Investment Costs                                      1,067,185
     Avoided Annual Expense                                          372,000
                                                              ---------------
     ANNUAL COST AVOIDED                                           1,439,185
                                                              ---------------

                                                       Exh. JFB-3 (pg. 3 of 3)

          INFORMATION TECHNOLOGY COST AVOIDANCE BENEFITS TO CUSTOMERS




             ANNUAL COST AVOIDED                             $1,439,185
                                                        =================

                                                             CUSTOMER
                                                             BENEFITS
                   BEGINNING            ENDING              $ MILLIONS
                 -------------      --------------      -----------------
                          7/99              6/00                  $0.0
                          7/00              6/01                   1.0
                          7/01              6/02                   1.4
                          7/02              6/03                   1.4
                          7/03              6/04                   1.4
                          7/04              6/05                   1.4
                          7/05              6/06                   1.4
                          7/06              6/07                   1.4
                          7/07              6/08                   1.4
                          7/08              6/09                   1.4
                                                        --------------
                                                                 $12.5
                                                        --------------

                                                                    Exh. JFB-4

                        TOTAL ESTIMATED MERGER BENEFITS
                                    ($000)

Benefit of Ten Year Rate Freeze                         127,602


Benefit of Gas Cost Savings Over
Rate Freeze Period                                       37,000


Benefit of Information Technology Cost
Avoidance Over Rate Freeze Period                        12,500
                                                ----------------


Total Merger Benefits to Customers                     $177,102
                                                ================

                                                       Exh. JFB-5 (pg. 1 of 2)

                       Summary of Estimated O&M Savings
                           Resulting From The Merger
                                    ($000)





100 Personnel at Average Salary of  $52,000                         $5,200


100 Personnel at Average Benefits of  $16,500                        1,650
                                                                -----------

Total Salary and Benefit Savings                                    $6,850


Estimated Non-Labor Savings                                          1,892
                                                                -----------


Total Estimated O&M Savings                                         $8,742
                                                                ===========

                                                       Exh. JFB-5 (pg. 2 of 2)

                          ESTIMATED NON-LABOR SAVINGS
                                    ($000)

                                                             Estimated
                                                             Non-Labor
                                                              Savings
                                                          -----------------
SALES/MARKETING
Advertising                                                            300
Contract Services                                                       40
                                                          -----------------
TOTAL SALES/MARKETING                                                  340
                                                          -----------------

INFORMATION TECHNOLOGY
License/Maintenance Fees                                               100
                                                          -----------------
TOTAL INFORMATION TECHNOLOGY                                           100
                                                          -----------------

PERSONNEL
Outside Services (Actuary and Comp)                                     61
Drug Testing                                                            10
                                                          -----------------
TOTAL PERSONNEL                                                         71
                                                          -----------------

OTHER
Insurance                                                              100

Investor Relations                                                     172

Annual Report, SEC Filings, Investor Communications                    200

Internal Audit                                                          65

Audit Fees                                                              30

Directors' Fees                                                        114

Membership Dues                                                        100

Office Supplies Expenses                                               410

Miscellaneous Expenses                                                 190
                                                          -----------------
TOTAL OTHER                                                          1,381
                                                          -----------------

TOTAL ESTIMATED NON LABOR SAVINGS                                    1,892
                                                          =================

                                                                    Exh. JFB-6

                   SUMMARY OF TRANSACTION COSTS TO COMPLETE
                                  THE MERGER
                                    ($000)

             Investment Banking Fees                          $5,330

             Legal and Regulatory                              1,350

             Accounting Fees                                     200

             Filing Fees                                         308

             Other                                               175
                                                         ------------

             Subtotal                                          7,363

             Less: Transaction costs allocated to
             Transgas, Inc. (1)                                  284
                                                         ------------

             Transaction Costs - Colonial                      7,079

             Gross Up Factor for Taxes (2)                    1.6454

             Total                                           $11,647
                                                         ============



(1) Per Exhibit JFB-8, $8 million or 3.86 percent of the premium is allocable to Transgas.

(2) The transaction costs to complete the merger are non-tax-deductible.

                                                                    Exh. JFB-7

                     Estimated Costs to Achieve Synergies
                                    ($000)

FAS 88 "Employers' Accounting for Settlements
and Curtailments of Defined Benefit Pension
Plans and Termination Benefits" Charge                                               $ 5,435


FAS-106 "Employers' Accounting for Post-Retirement
Benefits Other Than Pensions" Charge                                                      89


Estimated Severance Costs                                                              2,250


Estimated Outplacement/Retraining Costs                                                  228


Change in Control Agreements                                                           2,270


Executive Retention Agreements                                                         1,400


Systems Consolidation Costs                                                              760


Deloitte & Touche Integration Consulting                                                 300


FAS 106 Transition Obligation Write Off per FAS 71                                     3,597

Communication Expense                                                                    300
                                                                               --------------

Total Estimated Costs to Achieve
Synergies                                                                            $16,629
                                                                               ==============

                                                                    Exh. JFB-8

                                              Acquisition Premium Costs
                                                        ($000)


Offering Price Per Share                                           $37.50

Shares Issued & Outstanding @ 11/18/98                          8,853,349
                                                         -----------------

Total Purchase Price                                             $332,001

Estimated Fair Market Value - Transgas                            (13,000)
                                                         -----------------

Adjusted Purchase Price - Colonial Gas Operations                                    $319,001



Total Book Value                                                 $124,795

Book Value - Transgas                                             ($4,968)
                                                         -----------------

Adjusted Book Value - Colonial Gas Operations                                        $119,827
                                                                                --------------


Acquisition Premium - Colonial Gas Operations                                        $199,174


Acquisition Premium Amortization Period per "GAAP"                                   40 Years


Annual Acquisition Premium Amortization                                                $4,979

Gross Up Factor For Taxes (1)                                                          1.6454

Total Costs of Acquisition Premium                                                     $8,193
                                                                                ==============


(1) The acquisition premium is non tax deductible.

                                                       Exh. JFB-9 (pg. 1 of 4)

        PRE-TAX REVENUE REQUIREMENT FOR RECOVERY OF ACQUISITION PREMIUM

                            Year 1     Year 2     Year 3     Year 4     Year 5     Year 6     Year 7     Year 8     Year 9   Year 10
                            ------     ------     ------     ------     ------     ------     ------     ------     ------   -------
Premium     199,174,000  4,979,350  4,979,350  4,979,350  4,979,350  4,979,350  4,979,350  4,979,350  4,979,350  4,979,350 4,979,350

Tax factor       1.6454     1.6454     1.6454     1.6454     1.6454     1.6454     1.6454     1.6454     1.6454     1.6454    1.6454

Pretax      327,720,900  8,193,022  8,193,022  8,193,022  8,193,022  8,193,022  8,193,022  8,193,022  8,193,022  8,193,022 8,193,022

                         -----------------------------------------

                         Premium                      $199,174,000

                         Amortization Period              40 Years

                         Tax Gross-Up Factor                1.6454

                         -----------------------------------------

                                                       Exh. JFB-9 (pg. 2 of 4)

                Year 11      Year 12     Year 13      Year 14     Year 15     Year 16     Year 17     Year 18     Year 19   Year 20
                -------      -------     -------      -------     -------     -------     -------     -------     -------   -------
Premium      4,979,350     4,979,350   4,979,350    4,979,350   4,979,350   4,979,350   4,979,350   4,979,350   4,979,350  4,979,350

Tax factor      1.6454        1.6454      1.6454       1.6454      1.6454      1.6454      1.6454      1.6454      1.6454     1.6454

Pretax       8,193,022     8,193,022   8,193,022    8,193,022   8,193,022   8,193,022   8,193,022   8,193,022   8,193,022  8,193,022

                                                       Exh. JFB-9 (pg. 3 of 4)

                  Year 21       Year 22        Year 23        Year 24       Year 25       Year 26        Year 27
                 ---------     ---------      ---------      ---------     ---------     ---------      ---------
Premium          4,979,350     4,979,350      4,979,350      4,979,350     4,979,350     4,979,350      4,979,350

Tax factor          1.6454        1.6454         1.6454         1.6454        1.6454        1.6454         1.6454

Pretax           8,193,022     8,193,022      8,193,022      8,193,022     8,193,022     8,193,022      8,193,022


                Year 28          Year 29         Year 30
               ---------        ---------       ---------
Premium        4,979,350        4,979,350       4,979,350

Tax factor        1.6454           1.6454          1.6454

Pretax         8,193,022        8,193,022       8,193,022

                                                       Exh. JFB-9 (pg. 4 of 4)

                Year 31      Year 32     Year 33      Year 34     Year 35     Year 36     Year 37     Year 38     Year 39   Year 40
                -------      -------     -------      -------     -------     -------     -------     -------     -------   -------
Premium      4,979,350     4,979,350   4,979,350    4,979,350   4,979,350   4,979,350   4,979,350   4,979,350   4,979,350  4,979,350

Tax factor      1.6454        1.6454      1.6454       1.6454      1.6454      1.6454      1.6454      1.6454      1.6454     1.6454

Pretax       8,193,022     8,193,022   8,193,022    8,193,022   8,193,022   8,193,022   8,193,022   8,193,022   8,193,022  8,193,022

                                                      Exh. JFB-10 (pg. 1 of 4)

                     COST OF $144 MILLION CASH INVESTMENT

                                 Year 1          Year 2          Year 3           Year 4          Year 5          Year 6
                              ------------    ------------    ------------     ------------    ------------    ------------
Amortization of Investment      3,603,175       3,603,175       3,603,175        3,603,175       3,603,175       3,603,175

Cash Investment               144,127,000     140,523,825     136,920,650      133,317,475     129,714,300     126,111,125
Historic Earnings Rate               5.50%           5.50%           5.50%            5.50%           5.50%           5.50%
Cost of Cash Investment         7,926,985       7,728,810       7,530,636        7,332,461       7,134,287       6,737,937


                                 Year 7          Year 8          Year 9          Year 10
                              ------------    ------------    ------------    -------------
Amortization of Investment      3,603,175       3,603,175        3,603,175      3,603,175

Cash Investment               122,507,950     118,904,775      115,301,600    111,698,425
Historic Earnings Rate               5.50%           5.50%            5.50%          5.50%
Cost of Cash Investment         6,936,112       6,539,763        6,341,588      6,143,413

         -------------------------------------------------------------

          Historic Earnings Rate                           5.5%

          Amortization Period                         40 Years

          Rate Case Assumption                          Annual

          Average Annual Retained Synergies       $4.1 Million

         -------------------------------------------------------------

                                                      Exh. JFB-10 (pg. 2 of 4)

                                               COST OF $144 MILLION CASH INVESTMENT



                                     Year 11          Year 12           Year 13           Year 14            Year 15
                                ---------------   ---------------   ---------------    ---------------   ---------------
Amortization of Investment          3,603,175          3,603,175         3,603,175         3,603,175         3,603,175


Cash Investment                   108,095,250        104,492,075       100,888,900        97,285,725        93,682,550
Historic Earnings Rate                   5.50%              5.50%             5.50%             5.50%             5.50%
Cost of Cash Investment             5,945,239          5,747,064         5,548,890         5,350,715         5,152,540


                                     Year 16          Year 17           Year 18            Year 19           Year 20
                                ---------------   ---------------   ---------------    ---------------   ---------------
Amortization of Investment          3,603,175          3,603,175         3,603,175         3,603,175         3,603,175


Cash Investment                    90,079,375         86,476,200        82,873,025        79,269,850        75,666,675
Historic Earnings Rate                   5.50%              5.50%             5.50%             5.50%             5.50%
Cost of Cash Investment             4,954,366          4,756,191         4,558,016         4,359,842         4,161,667

              ------------------------------------------------------------------

                        Return on Equity Investment             5.5%

                        Amortization Period                     40 Years

                        Rate Case Assumption                    Annual

                        Average Annual Return                   $4.1 Million


              ------------------------------------------------------------------

                                                      Exh. JFB-10 (pg. 3 of 4)

                     Cost of $144 Million Cash Investment


                                       Year 21          Year 22         Year 23         Year 24          Year 25          Year 26
                                  ---------------   --------------  --------------   --------------  ---------------  -------------
Amortization of Investment          3,603,175        3,603,175       3,603,175        3,603,175        3,603,175       3,603,175



Cash Investment                    72,063,500       68,460,325      64,857,150       61,253,975       57,650,800      54,047,625
Historic Earnings Rate                   5.50%            5.50%           5.50%            5.50%            5.50%           5.50%
Cost of Cash Investment             3,963,493        3,765,318       3,567,143        3,368,969        3,170,794       2,972,619


                                        Year 27         Year 28         Year 29        Year 30
                                   ---------------  --------------  ---------------  ------------
Amortization of Investment            3,603,175       3,603,175        3,603,175       3,603,175


Cash Investment                      50,444,450      46,841,275       43,238,100      39,634,925
Historic Earnings Rate                     5.50%           5.50%            5.50%           5.50%
Cost of Cash Investment               2,774,445       2,576,270        2,378,096       2,179,921

               ----------------------------------------------------------------

                     Return on Equity Investment            5.5%

                     Amortization Period                    40 Years

                     Rate Case Assumption                   Annual

                     Average Annual Return                  $4.1 Million


               ----------------------------------------------------------------

                                                      Exh. JFB-10 (pg. 4 of 4)

                     Cost of $144 Million Cash Investment


                                   Year 31           Year 32         Year 33          Year 34         Year 35          Year 36
                               ---------------   --------------  --------------   --------------  ---------------  --------------
Amortization of Investment         3,603,175        3,603,175       3,603,175        3,603,175        3,603,175       3,603,175



Cash Investment                   36,031,750       32,428,575      28,825,400       25,222,225       21,619,050      18,015,875
Historic Earnings Rate                  5.50%            5.50%           5.50%            5.50%            5.50%           5.50%
Cost of Cash Investment            1,981,746        1,783,572       1,585,397        1,387,222        1,189,048         990,873


                                    Year 37          Year 38        Year 39         Year 40          Total
                                 ------------      -----------    ----------     ------------    ------------
Amortization of Investment          3,603,175       3,603,175      3,603,175       3,603,175



Cash Investment                    14,412,700      10,809,525      7,206,350       3,603,175
Historic Earnings Rate                   5.50%           5.50%          5.50%           5.50%
Cost of Cash Investment               792,699         594,524        396,349         198,175      162,503,193

              ----------------------------------------------------------------

                      Return on Equity Investment           5.5%

                      Amortization Period                   40 Years

                      Rate Case Assumption                  Annual

                      Average Annual Return                 $4.1 Million

              ----------------------------------------------------------------

                                                                   Exh. JFB-11

                      ANNUAL PRETAX EARNINGS REQUIREMENTS
                      TO RECOVER THE COSTS OF THE MERGER
                                  ($MILLIONS)


                                                                                 Post
                                                  Rate Freeze                 Rate Freeze
                                                     Period                     Period
                                                  Years 1-10                 Years 11- 40
                                               -------------------        --------------------
Annual Amortization of Costs
Necessary to Achieve Synergies                        $1.7                        $0.0

Annual Amortization of Transaction
Costs to Complete the Merger                          $1.2                        $0.0

Annual Amortization of the
Acquisition Premium                                   $8.2                        $8.2

Average Annual Cost of
$144 Million Cash Investment                          $4.1                        $4.1
                                              ------------------        --------------------

Annual Pre-Tax Earnings
Requirement to Recover the Costs
of the Merger                                        $15.2                       $12.3
                                              ==================        ====================

                                                    EXHIBIT JFB-12 (page 1 of 4)
               Revenue Requirement

                                   Amortization
                                                 40 Yrs.              Year 2               Year 3            Year 4          Year 5
                                                 ------               ------               ------            ------          ------
                       199,174,000            4,979,350            4,979,350            4,979,350         4,979,350       4,979,350


Rate Base                                   199,174,000          194,194,650          189,215,300       184,235,950     179,256,600
Cost of Capital                                    9.38%                9.38%                9.38%             9.38%           9.38%
                                                   -----                -----                -----             -----           -----

Return on Rate Base                          18,682,521           18,215,458           17,748,395        17,281,332      16,814,269

Less : Interest
Cost of Debt                                       3.75%                3.75%                3.75%             3.75%           3.75%
                                                   -----                -----                -----             -----           -----
Interest                                      7,469,025            7,282,299            7,095,574         6,908,848       6,722,123

Net Income                                   11,213,496           10,933,159           10,652,821        10,372,484      10,092,147

Factor for Taxable Income                        1.6454               1.6454               1.6454            1.6454          1.6454

Taxable Income                               18,450,687           17,989,419           17,528,152        17,066,885      16,605,618

Mass Franchise Tax                            1,199,295            1,169,312            1,139,330         1,109,348       1,079,365

Federal Taxable Income                       17,251,392           16,820,107           16,388,822        15,957,538      15,526,253

Federal Income Tax                            6,037,987            5,887,038            5,736,088         5,585,138       5,434,188

Total Income Taxes                            7,237,282            7,056,350            6,875,418         6,694,486       6,513,554

                                                 Year 6               Year 7               Year 8            Year 9         Year 10
                                                 ------               ------               ------            ------         -------
                                                 79,350            4,979,350            4,979,350         4,979,350       4,979,350


Rate Base                                        77,250          169,297,900          164,318,550       159,339,200     154,359,850
Cost of Capital                                    9.38%                9.38%                9.38%             9.38%           9.38%
                                                   ----                 ----                 ----              ----            ----

Return on Rate Base                              47,206           15,880,143           15,413,080        14,946,017      14,478,954

Less : Interest
Cost of Debt                                       3.75%                3.75%                3.75%             3.75%           3.75%
                                                   ----                 ----                 ----              ----            ----
Interest                                         35,397            6,348,671            6,161,946         5,975,220       5,788,494

Net Income                                       11,809            9,531,472            9,251,134         8,970,797       8,690,460

Factor for Taxable Income                        1.6454               1.6454               1.6454            1.6454          1.6454

Taxable Income                                   44,351           15,683,084           15,221,816        14,760,549      14,299,282

Mass Franchise Tax                               49,383            1,019,400              989,418           959,436         929,453

Federal Taxable Income                           94,968           14,663,683           14,232,398        13,801,114      13,369,829

Federal Income Tax                               83,239            5,132,289            4,981,339         4,830,390       4,679,440

Total Income Taxes                               32,622            6,151,690            5,970,758         5,789,825       5,608,893


                                                 Year 1               Year 2               Year 3           Year 4          Year 5
                                                 ------               ------               ------           ------          ------
Amortization                                  4,979,350            4,979,350            4,979,350        4,979,350       4,979,350
Return on Rate Base                          18,682,521           18,215,458           17,748,395       17,281,332      16,814,269
Income Taxes                                  7,237,282            7,056,350            6,875,418        6,694,486       6,513,554
                                              ---------            ---------            ---------        ---------       ---------

Revenue Requirement                          30,899,153           30,251,158           29,603,163       28,955,168      28,307,173

                                                 Year 6               Year 7               Year 8           Year 9         Year 10
                                                 ------              -------               ------           ------         -------
Amortization                                  4,979,350            4,979,350            4,979,350        4,979,350       4,979,350
Return on Rate Base                          16,347,206           15,880,143           15,413,080       14,946,017      14,478,954
Income Taxes                                  6,332,622            6,151,690            5,970,758        5,789,825       5,608,893
                                              ---------            ---------            ---------        ---------       ---------

Revenue Requirement                          27,659,178           27,011,183           26,363,188       25,715,192      25,067,197

                               ------------------------------------------------------------------------------------
                               Note:

                               Purchase Price/share                                                         $37.50
                               Shares  Outstanding as of 11/18/98                                        8,853,349
                                                                                                      ------------
                                                                                                      $332,000,588
                               Transgas Consideration                                                 ($13,000,000)
                                                                                                      ------------
                                                                                                      $319,000,588
                               Book Value ( Excludes $5.0M Transgas)                                  $119,827,000
                                                                                                      ------------
                               Premium associated with LDC                                            $199,173,588

                               ------------------------------------------------------------------------------------

                                                                                           EXHIBIT JFB-12 (PAGE 2 OF 4)

                                         Year 11              Year 12              Year 13              Year 14           Year 15
                                         -------              -------              -------              -------           -------
      199,174,000                      4,979,350            4,979,350            4,979,350            4,979,350         4,979,350

Rate Base                            149,380,500          144,401,150          139,421,800          134,442,450       129,463,100
Cost of Capital                             9.38%                9.38%                9.38%                9.38%             9.38%
                                            ----                 ----                 ----                 ----              ----

Return on Rate Base                   14,011,891           13,544,828           13,077,765           12,610,702        12,143,639

Less : Interest
Cost of Debt                                3.75%                3.75%                3.75%                3.75%             3.75%
                                            ----                 ----                 ----                 ----              ----
Interest                               5,601,769            5,415,043            5,228,318            5,041,592         4,854,866

Net Income                             8,410,122            8,129,785            7,849,447            7,569,110         7,288,773

Factor for Taxable Income                 1.6454               1.6454               1.6454               1.6454            1.6454

Taxable Income                        13,838,015           13,376,748           12,915,481           12,454,213        11,992,946

Mass Franchise Tax                       899,471              869,489              839,506              809,524           779,542

Federal Taxable Income                12,938,544           12,507,259           12,075,974           11,644,690        11,213,405

Federal Income Tax                     4,528,490            4,377,541            4,226,591            4,075,641         3,924,692

Total Income Taxes                     5,427,961            5,247,029            5,066,097            4,885,165         4,704,233

                                         Year 16              Year 17              Year 18              Year 19           Year 20
                                         -------              -------              -------              -------           -------
      199,174,000                      4,979,350            4,979,350            4,979,350            4,979,350         4,979,350

Rate Base                            124,483,750          119,504,400          114,525,050          109,545,700       104,566,350
Cost of Capital                             9.38%                9.38%                9.38%                9.38%             9.38%
                                            ----                 ----                 ----                 ----              ----

Return on Rate Base                   11,676,576           11,209,513           10,742,450           10,275,387         9,808,324

Less : Interest
Cost of Debt                                3.75%                3.75%                3.75%                3.75%             3.75%
                                            ----                 ----                 ----                 ----              ----
Interest                               4,668,141            4,481,415            4,294,689            4,107,964         3,921,238

Net Income                             7,008,435            6,728,098            6,447,760            6,167,423         5,887,086

Factor for Taxable Income                 1.6454               1.6454               1.6454               1.6454            1.6454

Taxable Income                        11,531,679           11,070,412           10,609,145           10,147,878         9,686,610

Mass Franchise Tax                       749,559              719,577              689,594              659,612           629,630

Federal Taxable Income                10,782,120           10,350,835            9,919,550            9,488,266         9,056,981

Federal Income Tax                     3,773,742            3,622,792            3,471,843            3,320,893         3,169,943

Total Income Taxes                     4,523,301            4,342,369            4,161,437            3,980,505         3,799,573

                                         Year 11              Year 12              Year 13              Year 14           Year 15
                                         -------              -------              -------              -------           -------
Amortization                           4,979,350            4,979,350            4,979,350            4,979,350         4,979,350
Return on Rate Base                   14,011,891           13,544,828           13,077,765           12,610,702        12,143,639
Income Taxes                           5,427,961            5,247,029            5,066,097            4,885,165         4,704,233
                                       ---------            ---------            ---------            ---------         ---------

Revenue Requirement                   24,419,202           23,771,207           23,123,212           22,475,217        21,827,222

                                         Year 16              Year 17              Year 18              Year 19           Year 20
                                         -------              -------              -------              -------           -------
Amortization                           4,979,350            4,979,350            4,979,350            4,979,350         4,979,350
Return on Rate Base                   11,676,576           11,209,513           10,742,450           10,275,387         9,808,324
Income Taxes                           4,523,301            4,342,369            4,161,437            3,980,505         3,799,573
                                       ---------            ---------            ---------            ---------         ---------

Revenue Requirement                   21,179,227           20,531,232           19,883,237           19,235,242        18,587,247

                                                    Exhibit JFB-12 (page 3 of 4)

                                     Year 21              Year 22              Year 23              Year 24              Year 25
                                     -------              -------              -------              -------              -------
               199,174,000         4,979,350            4,979,350            4,979,350            4,979,350            4,979,350



Rate Base                         99,587,000           94,607,650           89,628,300           84,648,950           79,669,600
Cost of Capital                         9.38%                9.38%                9.38%                9.38%                9.38%
                                        -----                -----                -----                -----                -----
Return on Rate Base                9,341,261            8,874,198            8,407,135            7,940,072            7,473,008

Less : Interest
Cost of Debt                            3.75%                3.75%                3.75%                3.75%                3.75%
                                        -----                -----                -----                -----                -----
Interest                           3,734,513            3,547,787            3,361,061            3,174,336            2,987,610

Net Income                         5,606,748            5,326,411            5,046,073            4,765,736            4,485,398

Factor for Taxable Income             1.6454               1.6454               1.6454               1.6454               1.6454

Taxable Income                     9,225,343            8,764,076            8,302,809            7,841,542            7,380,275

Mass Franchise Tax                   599,647              569,665              539,683              509,700              479,718

Federal Taxable Income             8,625,696            8,194,411            7,763,126            7,331,842            6,900,557

Federal Income Tax                 3,018,994            2,868,044            2,717,094            2,566,145            2,415,195

Total Income Taxes                 3,618,641            3,437,709            3,256,777            3,075,845            2,894,913

                                     Year 26              Year 27              Year 28              Year 29              Year 30
                                     -------              -------              -------              -------              -------
                                   4,979,350            4,979,350            4,979,350            4,979,350            4,979,350



Rate Base                         74,690,250           69,710,900           64,731,550           59,752,200           54,772,850
Cost of Capital                         9.38%                9.38%                9.38%                9.38%                9.38%
                                        -----                -----                -----                -----               -----
Return on Rate Base                7,005,945            6,538,882            6,071,819            5,604,756            5,137,693

Less : Interest
Cost of Debt                            3.75%                3.75%                3.75%                3.75%                3.75%
                                        -----                -----                -----                -----               -----
Interest                           2,800,884            2,614,159            2,427,433            2,240,708            2,053,982

Net Income                         4,205,061            3,924,724            3,644,386            3,364,049            3,083,711

Factor for Taxable Income             1.6454               1.6454               1.6454               1.6454               1.6454

Taxable Income                     6,919,007            6,457,740            5,996,473            5,535,206            5,073,939

Mass Franchise Tax                   449,735              419,753              389,771              359,788              329,806

Federal Taxable Income             6,469,272            6,037,987            5,606,702            5,175,418            4,744,133

Federal Income Tax                 2,264,245            2,113,296            1,962,346            1,811,396            1,660,446

Total Income Taxes                 2,713,981            2,533,049            2,352,117            2,171,185            1,990,253

                                     Year 21              Year 22              Year 23              Year 24              Year 25
                                     -------              -------              -------              -------              -------
Amortization                       4,979,350            4,979,350            4,979,350            4,979,350            4,979,350
Return on Rate Base                9,341,261            8,874,198            8,407,135            7,940,072            7,473,008
Income Taxes                       3,618,641            3,437,709            3,256,777            3,075,845            2,894,913
                                   ---------            ---------            ---------            ---------            ---------
Revenue Requirement               17,939,252           17,291,256           16,643,261           15,995,266           15,347,271

                                     Year 26              Year 27              Year 28              Year 29              Year 30
                                     -------              -------              -------              -------              -------
Amortization                       4,979,350            4,979,350            4,979,350            4,979,350            4,979,350
Return on Rate Base                7,005,945            6,538,882            6,071,819            5,604,756            5,137,693
Income Taxes                       2,713,981            2,533,049            2,352,117            2,171,185            1,990,253
                                   ---------            ---------            ---------            ---------            ---------
Revenue Requirement               14,699,276           14,051,281           13,403,286           12,755,291           12,107,296

                                                  Exhibit JFB-12 (page 4 of 4)

                                     Year 31         Year 32        Year 33        Year 34        Year 35        Year 36
                                     -------         -------        -------        -------        -------        -------
              199,174,000           4,979,350      4,979,350      4,979,350      4,979,350      4,979,350      4,979,350

Rate Base                          49,793,500     44,814,150     39,834,800     34,855,450     29,876,100     24,896,750
Cost of Capital                          9.38%          9.38%          9.38%          9.38%          9.38%          9.38%
                                         ----           ----           ----           ----           ----           ----

Return on Rate Base                 4,670,630      4,203,567      3,736,504      3,269,441      2,802,378      2,335,315

Less : Interest
Cost of Debt                             3.75%          3.75%          3.75%          3.75%          3.75%          3.75%
                                         ----           ----           ----           ----           ----           ----
Interest                            1,867,256      1,680,531      1,493,805      1,307,079      1,120,354        933,628

Net Income                          2,803,374      2,523,037      2,242,699      1,962,362      1,682,024      1,401,687

Factor for Taxable Income              1.6454         1.6454         1.6454         1.6454         1.6454         1.6454

Taxable Income                      4,612,672      4,151,404      3,690,137      3,228,870      2,767,603      2,306,336

Mass Franchise Tax                    299,824        269,841        239,859        209,877        179,894        149,912

Federal Taxable Income              4,312,848      3,881,563      3,450,278      3,018,994      2,587,709      2,156,424

Federal Income Tax                  1,509,497      1,358,547      1,207,597      1,056,648        905,698        754,748

Total Income Taxes                  1,809,320      1,628,388      1,447,456      1,266,524      1,085,592        904,660

                                     Year 37        Year 38        Year 39        Year 40
                                     -------        -------        -------        -------
              199,174,000          4,979,350      4,979,350      4,979,350      4,979,350

Rate Base                         19,917,400     14,938,050      9,958,700      4,979,350
Cost of Capital                         9.38%          9.38%          9.38%          9.38%
                                        ----           ----           ----           ----

Return on Rate Base                1,868,252      1,401,189        934,126        467,063

Less : Interest
Cost of Debt                            3.75%          3.75%          3.75%          3.75%
                                        ----           ----           ----           ----
Interest                             746,903        560,177        373,451        186,726

Net Income                         1,121,350        841,012        560,675        280,337

Factor for Taxable Income             1.6454         1.6454         1.6454         1.6454

Taxable Income                     1,845,069      1,383,801        922,534        461,267

Mass Franchise Tax                   119,929         89,947         59,965         29,982

Federal Taxable Income             1,725,139      1,293,854        862,570        431,285

Federal Income Tax                   603,799        452,849        301,899        150,950

Total Income Taxes                   723,728        542,796        361,864        180,932

                                      Year 31        Year 32        Year 33        Year 34        Year 35        Year 36
                                      -------        -------        -------        --------       -------        -------
Amortization                        4,979,350      4,979,350      4,979,350      4,979,350      4,979,350      4,979,350
Return on Rate Base                 4,670,630      4,203,567      3,736,504      3,269,441      2,802,378      2,335,315
Income Taxes                        1,809,320      1,628,388      1,447,456      1,266,524      1,085,592        904,660
                                   ----------     ----------     ----------      ---------      ---------      ---------

Revenue Requirement                11,459,301     10,811,306     10,163,311      9,515,316      8,867,320      8,219,325

                                     Year 37        Year 38        Year 39        Year 40                Total
                                     -------        -------        -------        -------                -----
Amortization                       4,979,350      4,979,350      4,979,350      4,979,350          199,174,000
Return on Rate Base                1,868,252      1,401,189        934,126        467,063          382,991,685
Income Taxes                         723,728        542,796        361,864        180,932          148,364,278
                                   ---------      ---------      ---------      ---------          -----------

Revenue Requirement                7,571,330      6,923,335      6,275,340      5,627,345          730,529,962

                   EASTERN ENTERPRISES/COLONIAL GAS COMPANY

                        TESTIMONY OF WILLIAM R. LUTHERN

                               D.T.E. 98-_______


I.   INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is William R. Luthern. My business address is One Beacon Street, Boston, Massachusetts 02108.

Q.   BY WHOM ARE YOU EMPLOYED AND IN WHAT CAPACITY?

A. I am Vice President of Gas Resources for Boston Gas Company ("Boston Gas"). In my current position, I am responsible for the planning, acquisition and marketing of Boston Gas' gas supply resources. In addition, I am responsible for all state and federal regulatory matters relating to gas supply, planning and acquisition.

Q.   HAVE YOU PREVIOUSLY TESTIFIED IN PROCEEDINGS BEFORE THE DEPARTMENT?

A. Yes, I have testified in a number of other proceedings before the Department, as well as proceedings before the Federal Energy Regulatory Commission (the "FERC") and the Canadian National Energy Board. I recently testified on gas supply synergies in Eastern-Essex Acquisition, D.T.E. 98-
                                          -------------------------
     27 (1998).

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. The purpose of my testimony is to describe the benefits of the gas supply synergies resulting from the acquisition of Colonial Gas Company ("Colonial") by Eastern Enterprises ("Eastern"), the parent company of Boston Gas and Essex

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                               December 24, 1998
                                                                          Page 2

     Gas Company ("Essex"), and to explain how these efficiencies will be attained so as to reduce future gas supply costs for Colonial customers.

II. EFFECT OF MERGER ON GAS SUPPLY PLANNING AND THE POTENTIAL FOR REDUCED GAS COSTS

Q. WILL THE PROPOSED ACQUISITION CREATE THE OPPORTUNITY FOR SYNERGIES ASSOCIATED WITH GAS SUPPLY PLANNING AND PROCUREMENT FOR COLONIAL'S CUSTOMERS?

A. Yes, the acquisition will facilitate the development of more efficient gas supply resources for Colonial. Re-optimization of Colonial's portfolio will be possible as a result of the coordination of the gas supply planning and acquisition efforts of Boston Gas, Essex and Colonial. Such coordination will create the opportunity to use more efficiently the resources of these three companies and allow Colonial's customers to benefit from the economies of scale gained through the aggregation of supply resources. The opportunity to capture such synergies will be enhanced because the service territories of Boston Gas, Essex and portions of Colonial's system are geographically contiguous, and connected through the Tennessee Gas Pipeline Company ("Tennessee") and Algonquin Gas Transmission Company ("Algonquin"). Moreover, the Boston Gas and Colonial systems are physically connected in Littleton, Massachusetts.

Q. PLEASE PROVIDE A BRIEF DESCRIPTION OF COLONIAL GAS COMPANY'S CURRENT SUPPLY PORTFOLIO.

A.   Colonial has two operating divisions, i.e., the Lowell Division and the
                                           ----
     Cape Cod Division. A summary of the portfolio resources held by Colonial to serve these

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                               December 24, 1998
                                                                          Page 3

     divisions is set forth in Exhibit WRL-2. With regard to the Lowell Division, Colonial currently has long-haul transportation contracts with Tennessee for 42,496 MMBtu per day. Colonial also has a contract with Iroquois Gas Transmission System ("Iroquois") for 6,000 MMBtu per day to transport Alberta-Northeast ("ANE") Canadian gas supplies to the Tennessee pipeline for use by either the Lowell or Cape Cod Divisions. To serve its Cape Cod Division, Colonial currently has a long-haul transportation contract with Algonquin for 28,235 MMBtu per day.

     With regard to gas commodity resources to serve the Lowell Division, Colonial has contracts with Sonat Marketing Company and Union Pacific Fuels, Inc., for delivery of firm gas supplies totaling 23,830 MMBtu per day, which are transported to the Lowell Division city gates on the Tennessee pipeline. Colonial also has bundled supply contracts with ANE for baseload gas supplies delivered from the Canadian border under domestic transportation arrangements with Tennessee and Iroquois, totaling approximately 6,000 MMBtu per day, which can be delivered, in whole or in part, to either the Lowell Division or the Cape Cod Division. To serve its Cape Cod Division, Colonial has gas supply commodity contracts with CNG Energy Services for delivery of firm gas supplies totaling 6,108 MMBtu per day, which are transported to the city gates of the Cape Cod Division on the Algonquin pipeline.

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                               December 24, 1998
                                                                          Page 4

     Colonial has several contracts for upstream underground storage and transportation, including a total of 4.70 Bcf of storage capacity and 36,882 MMBtu of peak-day deliverability. Colonial also maintains a 1 Bcf liquefied natural gas ("LNG") storage and vaporization facility in Tewksbury, Massachusetts, for use by the Lowell Division, and a 151,000 Mcf LNG facility in South Yarmouth, Massachusetts, to service the Cape Cod Division. Colonial has two contracts with Distrigas of Massachusetts Corporation ("DOMAC") for the purchase of LNG with combined peak season maximum daily quantities of 13,000 MMBtu in the 1998-99 split year and 15,000 MMBtu in the 1999-2000 split year. These volumes may be taken in either vaporized gas or liquid form, as needed by Colonial. This LNG can be trucked to either of Colonial's LNG facilities, as well as smaller satellite facilities located in Westford and Wareham, Massachusetts. In addition, Colonial has propane facilities in Lowell and Tewksbury (for the Lowell Division), and in Bourne, Chatham and Yarmouth (for the Cape Cod Division) to meet its customers' peaking requirements.

Q. ARE YOU FAMILIAR WITH THE MANNER IN WHICH COLONIAL'S UPSTREAM PIPELINE AND STORAGE VOLUMES ARE DELIVERED TO THE COLONIAL CITY GATES?

A. Yes. Boston Gas subscribes to similar services on the Tennessee and Algonquin pipelines as Colonial, and therefore, transports its long-haul domestic supplies, short-haul storage supplies and its Canadian supplies under the same tariffs.

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                               December 24, 1998
                                                                          Page 5

Q. PLEASE PROVIDE A BRIEF DESCRIPTION OF BOSTON GAS COMPANY'S CURRENT SUPPLY PORTFOLIO.

A. Boston Gas has capacity entitlements on multiple upstream pipelines that provide firm access to domestic and Canadian supply resources. Of these upstream pipelines, only Algonquin and Tennessee provide direct service to Boston Gas' city gates.

     The interstate pipeline capacity available to meet system requirements and to fill underground storage can be separated logically into two components. First, Boston Gas holds long-haul capacity to transport supply from the producing regions of the lower 48 states. In total, this capacity allows for transportation of approximately 242,000 MMBtu per day to Boston Gas' service territory. Boston Gas also holds short-haul capacity that is used to transport approximately 167,000 MMBtu per day, from upstream underground storage fields to the city gates of Boston Gas. Also, a component of Boston Gas' pipeline supply originates in Canada, supplying 54,000 MMBtu per day to its city gate.

     In addition, the Boston Gas has contracted with pipeline companies and others for the storage of natural gas in underground storage fields located in Pennsylvania, New York, Maryland and West Virginia. These contracts provide for storage capacity of 17.3 Bcf and peak-day deliverability of 195,000 MMBtu per day.

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                               December 24, 1998
                                                                          Page 6

     Boston Gas also utilizes supplemental facilities, i.e., local production
                                                       ----
     plants, to store and vaporize LNG and liquid propane supplies. Boston Gas has LNG storage capacity of 3.14 Bcf and can deliver maximum daily quantities of 291,400 MMBtu per day from these facilities. The Boston Gas also has propane storage capacity of 0.158 Bcf and can deliver up to 70,000 MMBtu per day from those facilities.

Q. ON WHAT BASIS DID YOU DETERMINE THAT IT WAS POSSIBLE TO CAPTURE GAS SUPPLY SYNERGIES FOR THE TWO SYSTEMS?

A. As a first step, I reviewed the gas supply portfolio of Colonial to determine the maximum daily quantity, annual delivery limitations, and termination dates of each contract. I also reviewed Colonial's gas sendout requirements and each of its contracts to determine which contracts, if any, could be reduced or displaced as a result of the ability to coordinate Colonial's gas supply portfolio with that of Boston Gas and Essex. In order to determine which resources could be reduced or eliminated through the coordination of the Colonial resource portfolio with that of Boston Gas and Essex, we analyzed the use of Boston Gas and Essex resources, with and without Colonial's operations. Specifically, we performed a dispatch analysis using Boston Gas and Essex resources to meet their system requirements, in isolation, and a dispatch analysis of Colonial's resources to meet Colonial system requirements. Finally, we performed a dispatch analysis using all resources to meet the combined system's aggregate load. This analysis allowed

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                               December 24, 1998
                                                                          Page 7

     us to determine the most efficient resource mix. This analysis also allowed us to identify whether incremental levels of Boston Gas/Essex resources could or would be utilized to substitute for certain resources in the Colonial portfolio, and whether Colonial's resources could displace certain elements in Boston's portfolio with the savings credited back to Colonial's customers.

Q. HAVE YOU BEEN ABLE TO IDENTIFY AND QUANTIFY POTENTIAL GAS COST SAVINGS AS A RESULT OF THAT ANALYSIS?

A. Yes. Based on my review of Colonial's resource portfolio and gas requirements, several cost-saving measures may be available, which are summarized in Exhibit WRL-3. It is important to note that, unlike the integration of Essex's gas supply portfolio, where the vast majority of gas cost savings could be achieved through a single release of capacity, the attainment of gas supply synergies in this integration process will occur through a series of cost-saving measures.

     For instance, pursuant to its restructured agreement with Imperial Oil Resources, Inc., Boston Gas is entitled to Sable Island ("Sable") volumes of 42,666 MMBtu/day beginning in 2000/01, which were to be transported from the Maritimes & Northeast Pipeline ("M&NE") to Boston Gas' city gate using Tennessee backhaul service. In evaluating gas supply synergies resulting from the merger with Colonial, it became apparent that approximately 65 percent of the Sable volumes could be delivered by M&NE directly to Colonial's service territory in Dracut, Massachusetts, and using displacement, equal volumes of

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                               December 24, 1998
                                                                          Page 8

     Colonial's gas supply would be delivered to Boston Gas. The opportunity to use displacement to deliver 65 percent of the volumes rather than Tennessee backhaul services would allow Boston to avoid approximately $1.7 million annually in transportation costs. As discussed below, these savings would be allocated to Colonial through the Cost of Gas Adjustment Clause ("CGAC").

     In addition, Colonial currently has a contract with DOMAC that provides for the delivery of vaporized LNG volumes to the Cape Division via the Algonquin pipeline. These charges, approximately $854,000 annually, can be eliminated when the contract expires in October 2000, since Boston Gas can take the DOMAC volumes in Everett and deliver an equivalent amount of gas out of its own supplies to the Cape Division. Similarly, based on combined dispatch, we estimate that approximately $558,000 in annual savings could be achieved as a result of restructuring the DOMAC contract. These savings would result from reduced use of LNG (approximately 0.65 Bcf) starting in the 1999/00 heating season and a reduction in required vaporization capability commencing in 2000/01 of 1,500 MMBtu.

     As indicated in Exhibit WRL-3, we estimate that other savings will be available as a result of the release or elimination of redundant upstream capacity and that those savings are likely to total approximately $869,000 annually.

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                               December 24, 1998
                                                                          Page 9

Q. HAVE YOU BEEN ABLE TO IDENTIFY ANY OTHER POSSIBLE COST SAVINGS THAT COULD BE ATTAINED AS A RESULT OF THE COORDINATION OF THE RESOURCE PORTFOLIOS?

A. We have not identified any contracts other than those set forth in Exhibit WRL-3 that could be reduced or eliminated at this time without jeopardizing the ability to meet Colonial's system requirements. Additional cost savings are difficult to estimate because the attainment of those savings is dependent upon the ability of Colonial and Boston Gas to renegotiate existing capacity commitments. For example, we believe that additional cost savings may be achievable as a result of consolidation of the Tennessee and Algonquin contracts as those contracts come up for renewal. However, such cost savings depend, to some degree, upon the Department's determinations in its generic gas unbundling proceeding.

Q. WHAT ARE THE TOTAL GAS SUPPLY SAVINGS THAT YOU ESTIMATE WOULD BE ATTAINABLE AND HOW DO THOSE SAVINGS COMPARE TO COLONIAL'S BURNER-TIP PRICES?

     I estimate that gas cost savings of $1.0 million annually will be achieved by the 1999/00 heating season, which will escalate to $4.0 million annually by the 2000/01 heating season. As calculated in the testimony of Mr. Bodanza, the $4.0 million in annual savings represents a 2.2 percent reduction in the burner-tip prices of Colonial's customers.

Q. WILL THE ATTAINMENT OF EFFICIENCIES THROUGH THE COMBINED MANAGEMENT OF THE BOSTON GAS AND COLONIAL RESOURCES AFFECT BOSTON GAS CUSTOMERS?

A. In the Essex merger, Essex's relatively small size in relation to the Boston Gas system and its particular resource mix provided a unique opportunity to release

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                               December 24, 1998
                                                                         Page 10

     Essex's long-haul transportation capacity and to utilize capacity at a higher load factor on the Boston Gas system. In this case, however, the gas-supply synergies will not be attained as a result of a single discrete transaction, but rather, will be attained through a series of cost savings measures that will not depend upon the utilization of Boston Gas capacity.

     Because gas supply synergies will be gained through the combined use of portfolio resources, cost allocations will be necessary to ensure that Boston Gas and Essex customers are held harmless and that Colonial customers are assured benefits relating to the use or elimination of Colonial resources to achieve such synergies. To the extent that such synergies are gained by replacing gas-supply resources of Colonial with less expensive supplies available to Boston Gas, a cost allocation will be made to compensate Boston Gas customers. In this way, Colonial's customers will receive the cost-saving benefits that they are entitled to and Boston Gas customers will be held harmless. To the extent that additional capacity savings in the future result from the higher utilization of Boston Gas capacity, which would reduce capacity-release opportunities for Boston Gas customers, Boston Gas customers would be kept whole for the transaction using the same methodology employed by Boston Gas in the Essex transaction.

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                               December 24, 1998
                                                                         Page 11

Q. WILL COORDINATION OF COLONIAL'S RESOURCE PORTFOLIO WITH THAT OF BOSTON GAS AND ESSEX HAVE ANY EFFECT ON COMPETITION?

A. We believe that the consolidation of the gas supply and dispatch operations will actually facilitate the move to an unbundled environment because of two factors. First, the coordination of the Boston, Essex and Colonial resource portfolios provides a unique opportunity to consolidate and reoptimize the portfolios, which will create a more flexible and less costly mix of resources for assignment to migrating customers. Second, as discussed by Mr. Bodanza, Colonial had not yet developed its information-systems technology to accommodate system-wide service by third-party competitive suppliers. As a result of the merger, Colonial will be able to avoid this costly undertaking and take advantage of the Broker Management System developed by Boston Gas. More importantly, competitive suppliers will be able to transact business on a standardized basis across all three service territories, which is a primary objective of the statewide implementation effort. In that regard, the merger will facilitate Colonial's transition to an unbundled environment for the benefit of customers and competitive suppliers that may be interested in serving customers on Colonial's system.

Q.   DOES THIS COMPLETE YOUR TESTIMONY?

A.   Yes, it does.

                                                                    Exh. WRL-2

                  SUMMARY OF CURRENT PEAK DAY DELIVERABILITY
                                  (IN MMBTU)

                                           LOWELL           CAPE COD          EITHER           COLONIAL
                                          DIVISION          DIVISION         DIVISION            TOTAL
                                          --------          --------         --------            -----
Pipeline - Tennessee                         42,496                                               42,496
Pipeline - Algonquin                                          20,908                              20,908
Pipeline - Iroquois                           2,000                             4,000              6,000
Storage - National Fuel                      16,083                                               16,083
Storage - Tennessee                           7,504                                                7,504
Storage - Texas Eastern                       6,969                             6,969
Storage - CNGT                                6,326                             6,326
Distrigas Vapor                               5,000            7,000           12,000
LNG                                          69,600           27,000                              96,600
Propane                                       7,000                                                7,000
                                          ----------------------------------------------------------------
TOTAL                                       144,683           66,203           11,000            221,886


                  SUMMARY OF CURRENT ANNUAL SUPPLY CAPABILITY
                                  (IN MMBTU)


                                           LOWELL           CAPE COD          EITHER           COLONIAL
                                          DIVISION          DIVISION         DIVISION            TOTAL
                                          --------          --------         --------            -----
Pipeline - Tennessee                      15,511,040                                           15,511,040
Pipeline - Algonquin                                        7,830,585                           7,830,585
Pipeline - Iroquois                          730,000                         1,460,000          2,190,000
Storage - National Fuel                    2,056,000                                            2,056,000
Storage - Tennessee                        1,095,830                                            1,095,830
Storage - Texas Eastern                      493,486                           493,486
Storage - CNGT                             1,056,129                         1,056,129
Distrigas Vapor                                                              2,668,000          2,668,000
LNG                                        1,145,000          222,000                           1,367,000
Propane                                      158,000                                              158,000
                                        -------------------------------------------------------------------
TOTAL                                     20,695,870        9,602,200        4,128,000         34,426,070

                                                                    Exh. WRL-3

SUMMARY OF COST SAVINGS                           1999/2000   2000/2001
-----------------------                           ---------   ---------

Elimination of TGP Backhaul For M&NE Volumes              -   1,721,000


Elimination of DOMAC Backhaul To Cape                     -     854,000


Restructuring DOMAC Contract                         78,000     558,000


Upstream Optimization                               869,000     869,000
                                                  ---------  ----------

                                                   $947,000  $4,002,000